     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1996

                                                     REGISTRATION NO. 333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                            F&M BANCORPORATION, INC.
             (Exact name of registrant as specified in its charter)


                                                                                  3
            WISCONSIN                                 6022                          39-1365327
  (State or other jurisdiction            (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)         Classification Code Number)          Identification Number)


                                ONE BANK AVENUE
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-1717
              (Address, including Zip Code, and telephone number,
       including area code, of registrant's principal executive offices)

                             RANDALL A. HAAK, ESQ.
                    MCCARTY, CURRY, WYDEVEN, PEETERS & HAAK
                               120 E. 4TH STREET
                           KAUKAUNA, WISCONSIN 54130
                                 (414) 766-4693
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
 KENNETH V. HALLETT, ESQ.                        JAMES A. SHERIFF, ESQ.
      QUARLES & BRADY                             GODFREY & KAHN, S.C.
 411 EAST WISCONSIN AVENUE                       780 NORTH WATER STREET
MILWAUKEE, WISCONSIN 53202                         MILWAUKEE, WI 53202
      (414) 277-5000                                 (414) 273-3500
                               ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is
compliance with General Instruction G, check the following box. [    ]

                        CALCULATION OF REGISTRATION FEE


                                                            PROPOSED             PROPOSED
                                             AMOUNT         MAXIMUM              MAXIMUM              AMOUNT OF
            TITLE OF EACH CLASS OF            TO BE         OFFERING            AGGREGATE          REGISTRATION
         SECURITIES TO BE REGISTERED      REGISTERED(1)   PRICE PER UNIT(2)   OFFERING PRICE(2)         FEE
 Common Stock, $1.00 par value......           (3)            (3)            $8,175,380               $2,819.10

(1) Estimated maximum amount. The actual maximum number of shares to be issued in the Merger, as described herein, will be the number of outstanding shares of Common Stock, $10.00 par value, of Community State Bank (the "Bank") outstanding at the time of the Merger (expected to be 46,000) multiplied by the conversion ratio under the related merger agreement. The actual number of shares issued would depend upon the final conversion ratio.
(2) Estimated pursuant to Rules 457(f)(2) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the $8,175,380 aggregate book value of shares of Bank Common Stock, in the absence of a market for such shares, at December 31, 1995 (the latest practicable date for which such information is available).
(3) Omitted pursuant to Rule 457(o). It is estimated that approximately 462,760 shares of F&M Common would have been issued based upon the conversion ratio which would have been in effect at March 31, 1996; the actual conversion ratio (and number of shares issued) may be higher or lower.
         ________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                            F&M BANCORPORATION, INC.

                             CROSS REFERENCE SHEET
                            PURSUANT TO ITEM 501(B)
                               OF REGULATION S-K

         FORM S-4                                                      LOCATION OR CAPTION IN
ITEM NUMBER AND CAPTION                                              PROXY STATEMENT/PROSPECTUS
A.   Information about the Transaction.

      1.   Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus/Proxy Statement   . . . . . . .       Outside Front Cover Page


      2.   Inside Front and Outside Back Cover
           Pages of Prospectus/Proxy Statement  . . .       Available Information; Incorporation of Certain
                                                            Documents by Reference; Table of Contents

      3.   Risk Factors, Ratio of Earnings to
           Fixed Charges and Other Information  . . .       Summary; Risk Factors


      4.   Terms of the Transaction   . . . . . . . .       Summary; The Merger; Description of Securities


      5.   Pro Forma Financial Information  . . . . .       Summary; Index to Financial Statements


      6.   Material Contacts with the Company
           Being Acquired   . . . . . . . . . . . . .       Summary; The Merger; Community State Bank


      7.   Additional Information Required for
           Reoffering by Persons and Parties
           Deemed to be Underwriters  . . . . . . . .       *


      8.   Interests of Named Experts and Counsel . .       Legal Opinions; Experts


      9.   Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities  . . . . . . . . . . . . . . .       *


                      Form S-4                                      Location or Caption in
               Item Number and Caption                            Proxy Statement/Prospectus
               -----------------------                            --------------------------
B.   INFORMATION ABOUT THE REGISTRANT.

     10.  Information with Respect to S-3
          Registrants . . . . . . . . . . . . . . . .      *

     11.  Incorporation of Certain Information by
          Reference   . . . . . . . . . . . . . . . .      *

     12.  Information with Respect to S-2 or S-3
          Registrants   . . . . . . . . . . . . . . .      Summary; F&M Selected Financial Data; F&M Management's
                                                           Discussion and Analysis of Results of Operations and
                                                           Financial Condition; F&M Bancorporation, Inc.; Market
                                                           Information and Dividends; Index to Financial
                                                           Statements

     13. Incorporation of Certain Information by
         Reference  . . . . . . . . . . . . . . . . .      Incorporation of Certain Documents by Reference

     14. Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants. . . . . .      *

C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

     15. Information with Respect to S-3
         Companies  . . . . . . . . . . . . . . . . .      *

     16. Information with Respect to S-2 or S-3
         Companies. . . . . . . . . . . . . . . . . .      *

     17. Information with Respect to Companies
         Other Than S-3 or S-2 Companies  . . . . . .      Summary; Bank Selected Financial Data; Bank
                                                           Management's Discussion and Analysis of Results of
                                                           Operations and Financial Condition; Community State
                                                           Bank; Market Information and Dividends; Index to
                                                           Financial Statements

D.   VOTING AND MANAGEMENT INFORMATION.

     18.  Information if Proxies, Consents
          or Authorizations are to be Solicited . . .      General Information; The Special Meeting; Summary;
                                                           The Merger; Community State Bank
     19.  Information if Proxies, Consents or
          Authorizations are not to be Solicited
          or in an Exchange Offer   . . . . . . . . .      *

_________________

*  Not applicable.

                               [Bank Letterhead]




                                                                  April __, 1996

Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of Community State Bank (the "Bank") to be held on _______, May __, 1996 at the offices of the Bank, 208 Steele Street, Algoma, Wisconsin (the "Special Meeting"). The Special Meeting will begin at _____, p.m., Central Time. At the Special Meeting, you will be asked to approve a Plan and Agreement of Merger and Reorganization dated as of February 22, 1996 (the "Agreement"), which provides for the merger (the "Merger") of the Bank and a wholly-owned subsidiary of F&M Bancorporation, Inc. ("F&M"). The Agreement provides that, upon consummation of the Merger, each holder of Bank Common Stock will be entitled to receive, for each share of Bank Common Stock held at the time of the Merger, shares of F&M Common Stock valued at $271.74, as provided in the Agreement and subject to the conditions and potential adjustments discussed in the Agreement.

         THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT.

         The attached Prospectus/Proxy Statement will provide you with a detailed description of the Agreement and the transactions contemplated thereby. The Agreement itself is attached as Appendix C to the Prospectus/Proxy Statement. Extensive information concerning F&M and the Bank is also provided in the Prospectus/Proxy Statement. Please give this information your attention.

         The affirmative vote of the holders of at least 75% of the shares of Bank Common Stock entitled to vote at the Special Meeting is required to approve the Agreement and the Merger. The failure to execute and return the accompanying proxy card and or to vote in person at the Special Meeting will have the effect of a vote cast against the Agreement. Furthermore, abstentions will have the same effect as votes cast against approval of the Agreement. To assure that your shares are represented in voting on this very important matter, please complete and return the accompanying proxy card promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the Special Meeting.

         If you require assistance, please contact Sylven Konkel at the Bank at 414/487-5261.



                                                         Very truly yours,



                                                         John Meyer,
                                                         President

                              COMMUNITY STATE BANK
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY __, 1996


To the Shareholders of Community State Bank:

         NOTICE is hereby given that a special meeting of the shareholders of Community State Bank, a Wisconsin state bank (the "Bank"), will be held at the offices of the Bank, 208 Steele Street, Algoma, Wisconsin on May __, 1996, at ____ p.m. local time, for the purpose of considering and voting upon the following matters:

         1. Approval of the transactions contemplated in an Agreement and Plan of Reorganization and Merger (the "Agreement") among F&M Bancorporation, Inc. ("F&M"), F&M Interim Bank ("Interim Bank") and the Bank, including approval for F&M to acquire and hold up to all of the outstanding shares of the Bank (the "Acquisition") and approval of the merger transaction contemplated by the Agreement (the "Merger") in which shares of Bank Common Stock will be converted into shares of F&M Common Stock; and

         2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof;

all as set forth in the accompanying Prospectus/Proxy Statement.

         The Board of Directors has fixed the close of business on April __, 1996 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

         The affirmative vote of the holders of not less than 75% of the outstanding shares of Bank Common entitled to be cast is required for approval of the Acquisition and the Merger. Dissenting Bank shareholders have certain rights of appraisal in this matter; see "Rights of Dissenting Bank Shareholders" in the Prospectus/Proxy Statement and the statutory provisions of Wisconsin law set forth on Exhibit B thereto.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO THE BANK PROMPTLY IN THE ACCOMPANYING POST-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.


                                       By order of the Board of Directors,



                                       Sylven A. Konkel
                                       Cashier

April __, 1996
Algoma, Wisconsin

           PROXY STATEMENT                                PROSPECTUS
                FOR                                           OF
        SPECIAL MEETING OF SHAREHOLDERS            F&M BANCORPORATION, INC.
                 OF
         COMMUNITY STATE BANK

         This Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") relates to the proposed acquisition of Community State Bank, a Wisconsin state bank (the "Bank"), by F&M Bancorporation, Inc., a Wisconsin corporation ("F&M"), as described herein.

         The acquisition of the Bank by F&M will be made by means of a merger transaction (the "Merger") in which F&M Interim Bank, a wholly owned subsidiary of F&M ("Interim Bank") will be merged into the Bank, and each outstanding share of common stock, $10.00 par value, of the Bank ("Bank Common") will be converted into shares of Common Stock, $1.00 par value, of F&M ("F&M Common") in a ratio provided in the Stock Plan and Agreement of Merger and Reorganization among F&M, Interim Bank and the Bank dated as of February 22, 1996 (the "Agreement"). This Proxy Statement/Prospectus also relates to the proposed Special Meeting of shareholders of the Bank called to obtain approval for F&M to acquire and hold shares of Bank Common (the "Acquisition") and the Merger, which will occur pursuant to the Agreement.

         In the Merger, Bank shareholders will receive shares of F&M Common valued at $271.74 (subject to adjustment in certain specified cases). The value of F&M Common will be based upon its average trading prices in the period preceding the determination date, with a minimum value per share of F&M Common of $21.50, and a maximum of $32.50. Assuming a $27.00 F&M market value (which would have been the approximate value at March 31, 1996), Bank shareholders would have received approximately 10.06 shares of F&M Common for each share of Bank Common. Assuming a $32.50 F&M market value, Bank shareholders would have received 8.36 shares of F&M Common for each share of Bank Common. Assuming a $21.50 F&M stock value, Bank shareholders would have received 12.64 shares of F&M Common for each share of Bank Common. For further information, see "The Merger--Conversion Ratio."

         The date of this Prospectus/Proxy Statement is April __, 1996, and this Prospectus/Proxy Statement is first being mailed to the Bank shareholders on or about that date.

         The information contained in this Prospectus/Proxy Statement concerning the Bank and F&M has been supplied by each of them, respectively. No person has been authorized in connection with this offering to give any information or to make any representations other than contained, or incorporated by reference, in this Prospectus/Proxy Statement.

                                 _____________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
              STATEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY F&M, THE BANK, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF F&M OR THE BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

F&M is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by F&M with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by F&M can be inspected at the offices of National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

F&M has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to or as contemplated by the Agreement. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete (although all required material disclosures are included herein), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by F&M pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:
F&M's Annual Report on Form 10-K for the year ended December 31, 1995; and F&M's Current Report on Form 8-K dated February 5, 1996. In lieu of incorporation by reference of a description of F&M's Common Stock, a description is included herein under the caption "Description of Securities--F&M Common."

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, WITHOUT CHARGE, ON WRITTEN OR ORAL REQUEST TO F&M BANCORPORATION, INC., ONE BANK AVENUE, KAUKAUNA, WISCONSIN 54130 (TELEPHONE 414/766-1717), ATTN: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUESTS SHOULD BE MADE BY ___________, 1996.

                               TABLE OF CONTENTS

                                                                                                                        Page No.
GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

RIGHTS OF DISSENTING BANK SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

MARKET INFORMATION AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

F&M SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

F&M MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

F&M BANCORPORATION, INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

BANK SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

BANK MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

COMMUNITY STATE BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

INFORMATION AS TO SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62


EXHIBIT A:  Fairness Opinion of Robert W. Baird & Co. Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1

EXHIBIT B:  Wis. Stats. Section 221.25(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-1

EXHIBIT C:  Text of the Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1

ENCLOSURES:
     Proxy Form, with return envelope

                              GENERAL INFORMATION

         This Proxy Statement/Prospectus is being furnished to the shareholders of the Bank in connection with the proposed Merger, in which shares of Bank Common would be converted into shares of F&M Common, and the solicitation of proxies on behalf of the Bank's Board of Directors to be voted at the special meeting of shareholders of the Bank to be held on May __, 1996 and at any adjournment thereof (the "Special Meeting"). The purpose of the Special Meeting and of this solicitation is to obtain shareholder action with regard to the approval of the Merger and the acquisition of shares of the Bank by F&M pursuant to the Agreement.

         The Agreement provides for the acquisition of the Bank by F&M through the merger of Interim Bank, a Wisconsin state bank chartered by F&M specifically for this transaction, into the Bank. In the Merger, shares of Bank Common will be converted into shares of F&M Common valued (based upon then current market prices at $271.74). See "The Merger--Conversion Ratio." Under current Wisconsin law and the Agreement, in addition to approval of the Merger, approval of shareholders of the Bank of the acquisition and holding by F&M of up to all of the outstanding shares of the Bank (the "Acquisition") is required for F&M to effect the Merger. See "The Special Meeting" and "The Merger."

         Consummation of the Merger is subject to the satisfaction of several conditions, including approval by the shareholders of the Bank at the Special Meeting, qualifying for pooling of interests accounting, and approval by the Board of Governors of the Federal Reserve System, the Wisconsin Commissioner of Banking and the Federal Deposit Insurance Corporation. See "The Merger--Conditions to the Merger." Applications seeking approval of the transaction of the Board of Governors of the Federal Reserve System (the "FRB") and the Wisconsin Commissioner of Banking (the "Wisconsin Commissioner") were filed in March 1996. Those applications are now pending. An application for approval of the Federal Deposit Insurance Corporation ("FDIC") will be filed in April 1996. It is expected that the Merger will be consummated in summer 1996, provided all conditions precedent have been met or waived by that time.

         The cost of solicitation of proxies will be borne by the Bank. However, because this Proxy Statement/Prospectus also constitutes a disclosure document with respect to F&M Common, F&M paid the costs and expenses of the preparation hereof. In addition to solicitation by mail, directors, officers and employees of the Bank may solicit proxies by telephone or personal contact, but will receive no additional compensation for such services.

         The information contained in this Proxy Statement/Prospectus concerning the Bank and F&M has been supplied by each of them, respectively. This Proxy Statement/Prospectus is being mailed to Bank shareholders on or about April __, 1996.

                              THE SPECIAL MEETING

         In order to approve the transactions contemplated by the Agreement, under current law the affirmative vote of holders of not less than 75% of outstanding shares of Bank Common entitled to be cast must be received at the Special Meeting. Obtaining this vote is a requirement of Wisconsin law, and is therefore required by the Agreement and may not be waived. Bank shareholders have certain dissenters' rights of appraisal under Wisconsin law with respect to the matters to be considered at the Special Meeting, but it is a condition to consummation of the Merger that the holders of not more than 10% of the outstanding shares of Bank Common exercise such dissenters' rights. See "Rights of Dissenting Shareholders" and Exhibit B hereto.

         Each shareholder of record of Bank Common at the close of business on April __, 1996, will be entitled to one vote for each share of Bank Common registered in such shareholder's name. At that date, there were 46,000 shares of Bank Common issued and outstanding, all of which are entitled to vote. Directors and executive officers of the Bank, all of whom intend to vote FOR the Merger and the Acquisition, together own 8,987 shares of Bank Common, or 19.5% of the issued and outstanding shares. See "Community State Bank--Share Ownership."

         Shares represented at the Special Meeting by a properly executed proxy will be voted in accordance with the specification made on the proxy; if no specification is made, such shares will be voted FOR approval of the Acquisition and the Merger. Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted by giving written notice to the Cashier of the Bank, by giving oral notice to the presiding officer during the Special Meeting that the shareholder intends to vote in person, or by submitting a subsequently dated proxy. Attendance by a shareholder at the Special Meeting will not in and of itself constitute revocation of a proxy. PLEASE RETURN THE SIGNED PROXIES TO THE BANK IN THE POST-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE ACQUISITION AND THE MERGER, AS IT BELIEVES THEM TO BE IN THE BEST INTERESTS OF THE BANK AND ITS SHAREHOLDERS.

         Proxies are being solicited on behalf of the Bank's Board of Directors. The Bank's Board of Directors does not intend to present any other matter before the Special Meeting. By law, the only business that may be conducted at a special meeting of shareholders is the business described in the notice of meeting.

                                    SUMMARY

         The following is a brief summary of certain information contained in this Prospectus/Proxy Statement, including summaries of information believed by the parties to be material. This summary is intended merely to supply pertinent facts and highlights of the material contained in or accompanying this Prospectus/Proxy Statement. The information contained in this summary is qualified by reference to more detailed information contained elsewhere, or incorporated by reference, in this Prospectus/Proxy Statement.

         Unless otherwise indicated, all F&M financial and other data in this Prospectus/Proxy Statement have been restated to give retroactive effect to F&M's acquisitions of Park Ridge Bancshares, Inc., First National Financial Corporation, Pulaski Bancshares, Inc. and Union State Bank using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated Financial Statements. However, unless otherwise indicated, they do not give effect to F&M's acquisition on February 5, 1996 of Monycor Bankshares, Inc. ("Monycor"); although that acquisition is being accounted for using the pooling of interests method of accounting, its effect on F&M is not material due to the relatively small size of Monycor as compared to F&M.

The Merger

         The Agreement provides for the acquisition of the Bank by F&M through the merger of Interim Bank into the Bank (the "Merger"). In the Merger, shares of Bank Common will be automatically converted into shares of F&M Common. See "The Merger" and the text of the Agreement at Exhibit C hereto.

Purpose of the Special Meeting

         Shareholders of the Bank are being asked to approve the Merger and the acquisition and holding by F&M of shares of Bank Common (the "Acquisition"). Such approval is required for F&M to complete the Merger.

Parties

         The Bank, which has its principal executive offices at 208 Steele Street, Algoma, Wisconsin 54201 (telephone: 414/487-5261), had total assets of $53 million at December 31, 1995. The Bank has its main office in Algoma, in Kewaunee County, and an office in Forestville in Door County, both in northeastern Wisconsin. The Bank is a Wisconsin state bank subject to the supervision of the Wisconsin Commissioner and the FDIC.

         F&M, which has its principal executive offices at One Bank Avenue, Kaukauna, Wisconsin 54130 (telephone: 414/766-1717), had total consolidated assets of $973 million (giving effect to the Monycor transaction) at December 31, 1995. F&M has 14 Wisconsin state bank subsidiaries, all of which are Federal Reserve System and FDIC members and are subject to Wisconsin Commissioner supervision, with 42 offices, all in Wisconsin. F&M, a Wisconsin corporation, is a registered bank holding company subject to supervision and regulation by the Federal Reserve Board ("FRB") under the Federal Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Interim Bank is a wholly-owned subsidiary of F&M formed to effect the Merger.

         See "F&M Bancorporation, Inc." and "Community State Bank."

Conversion Ratio

         In the Merger, shares of Bank Common will be converted into shares of F&M Common, in accordance with the conversion ratio set forth in the Agreement. Only full shares will be issued; fractional share interests will be converted into cash at per share price keyed to the value of F&M Common used to determine the conversion ratio.

         The conversion ratio specified in the Agreement provides that each share of Bank Common will be valued at $271.74 (subject to adjustment in certain specified cases). Each such share will be converted into that number of shares of F&M Common determined by dividing $271.74 by the market value of the F&M Common over a specified period preceding the Merger. The Agreement provides for a maximum value of F&M Common of $32.50, and a minimum of $21.50.

         For example, assuming a $27.00 market value for the F&M Common (which would have been the approximate value at March 31, 1996), Bank shareholders would receive 10.06 shares of F&M Common for each share of Bank Common. Assuming a $32.50 market value for the F&M Common, the conversion ratio would be 8.36 shares of F&M Common for each share of Bank Common. Assuming a $21.50 market value for the F&M Common, the conversion ratio would be 12.64 shares of F&M Common for each share of Bank Common.

         The Agreement provides that the $271.74 value of Bank Common may be adjusted in the event that: the number of the shares of Bank Stock outstanding increase; dividends which are declared by the Bank from January 1, 1996 through closing exceed $314,000; the Bank's expenses of the transaction exceed $145,000; or the actual earnings of the Bank are less than as provided in the Agreement.

   See "The Merger--Conversion Ratio" and "Market Prices and Dividends--F&M."

Dissenters' Appraisal Rights

         Any shareholder or beneficial shareholder of Bank who complies with the procedural requirements of Section 221.25(1) of the Wisconsin Statutes in exercising his or her dissenters' rights will be entitled to receive cash equal to the value of the shares so held by the shareholder, to be determined by a committee of three persons, one to be selected by the shareholder, one by the directors of the Bank, and third by the two so chosen, instead of shares of F&M Common as contemplated by the terms of the Agreement. Failure to comply with each of the detailed statutory procedural requirements may result in a loss of such appraisal rights.

         If a Bank shareholder fails to perfect his or her dissenters' right by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Bank Special Meeting but preserve his or her dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

         A condition, which can be waived by F&M and Interim Bank, to their obligation to conclude the transaction is that holders of less than 10% of the issued and outstanding Bank Common will have elected to exercise such rights.

         See "The Merger--Conditions to the Merger," "Rights of Dissenting Bank Shareholders," and the text of Wis. Stats. Section 221.25(1) at Exhibit B hereto.

Fairness Opinion

         The Bank has received an opinion of Robert W. Baird & Co. Incorporated ("Baird"), its investment advisor, that the Merger is fair to the holders of Bank Common from a financial point of view. See "The Merger--Fairness Opinion" and Exhibit A hereto.

Conditions to the Merger

         The Merger is conditioned upon approval by Bank shareholders, appropriate regulatory approvals by the FRB, the FDIC and the Wisconsin Commissioner, and other conditions set forth in the Agreement. See "The Merger--Conditions to the Merger."

         As of April __, 1996, directors and executive officers of the Bank, including their spouses and their affiliates, beneficially owned an aggregate of 8,987 shares of Bank Common, or 19.5% of the outstanding shares of Bank Common. Such persons have indicated that they intend to vote their shares of Bank Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of Bank Common. See "Community State Bank-Share Ownership."

Federal Income Tax Consequences

         The transaction contemplated by the Agreement has been structured by the parties with the intent that it will constitute a reorganization resulting in no recognizable gain or loss for federal income tax purposes by those Bank Common shareholders to the extent they receive shares of F&M Common in exchange for their shares of Bank Common. (However, the receipt of cash in lieu of fractional share interests, and upon exercise of dissenters' rights, will be taxable.) The parties have not sought any rulings from the Internal Revenue Service that the transaction constitutes a non-taxable reorganization.
However, it is a condition to consummation of the Merger that Godfrey & Kahn, S.C., counsel to the Bank, will issue an opinion as to the tax-free nature of the exchange to holders of Bank Common who receive F&M Common in the Merger, and as to the tax effects of cash in lieu of fractional share interests. In the Agreement, however, F&M has made no representations or warranties as to tax consequences of the Merger. See "The Merger--Federal Income Tax Consequences."

Comparison of F&M Common with Bank Common

         F&M is organized under the Wisconsin Business Corporation Law ("WBCL"), while the Bank is organized under Wisconsin banking statutes (Chapter 221 of the Wisconsin statutes). The respective laws determine the rights of holders of common stock of each such entity, except as otherwise permissibly provided in their respective articles of incorporation or bylaws. While the rights of both corporations' shareholders are similar, there are also important differences.

         F&M is subject to statutory anti-takeover provisions and its articles of incorporation and bylaws provide for classification of the Board of Directors; neither apply to the Bank, although Wisconsin statutes currently require approval of holders of 75% of the outstanding shares of the common stock of a bank for a corporation to acquire more than 10% of the bank's outstanding shares. F&M's articles of incorporation require a majority vote of shareholders to amend the articles or to effect a merger or similar significant corporate action; the affirmative vote of holders of two-thirds of the outstanding shares of Bank Common currently is required for these actions.
Both F&M and the Bank shareholders are subject to statutory personal liability for certain employee wage claims. See "Information as to Securities-- Comparison of F&M Common with Bank Common."

         In addition to the differences between F&M Common and Bank Common themselves, differences exist in their trading markets. F&M trades on the NASDAQ Stock Market, while the trading market for shares of Bank Common has been limited.

Required Vote

         The affirmative vote of holders of not less than 75% of the outstanding shares of Bank Common entitled to be cast is currently required under Chapter 221 to permit the Acquisition of Bank Common by F&M.

Interests of Bank Insiders

         As of April __, 1996, directors and executive officers of the Bank, including their spouses and their affiliates, beneficially owned an aggregate of 8,987 shares of Bank Common, or 19.5% of the outstanding shares of Bank Common entitled to vote at the Special Meeting. Such persons have indicated that they intend to vote for the Acquisition, and to vote their shares of Bank Common in favor of the Merger. The directors and executive officers of F&M, and their affiliates, do not own any shares of Bank Common. See "General Information" and "Community State Bank--Share Ownership."

         The Agreement contemplates that the Bank will enter into an employment agreement with Sylven A. Konkel, currently Vice President and Cashier of the Bank, in a form to be proposed by F&M. The form of the employment agreement has not yet been agreed upon. It is expected that the employment agreement will be for a one year term, with rolling extensions, and provide that Mr. Konkel will remain in his current position at his current salary and benefit level. It is further expected that the Agreement will provide that, upon John Meyer ceasing to be president of the Bank, Mr. Konkel will assume that position, and that Mr. Konkel will then be nominated to membership on the Bank's board of directors.

         See "The Merger--Management after the Merger."

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the control, direction and general policies of F&M. It is further anticipated that F&M's Chairman of the Board, Gail E. Janssen, or another F&M designee, will be elected to the Board of Directors of the Bank. As with all of F&M's subsidiary banks (the "F&M Banks"), F&M will perform certain functions and provide certain services for the Bank, and the Bank will pay F&M a management fee therefor.

         See "Interests of Bank Insiders" above for information regarding the proposed employment contracts of a bank officer. See also "The Merger -- Management after the Merger."

Accounting Treatment

         F&M intends to account for the acquisition of the Bank by using the pooling of interests method of accounting.

Recommendation of the Bank Directors

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER. See "The Merger--Reasons for the Merger."

Comparative Unaudited Per Share Data

         The following table sets forth for F&M Common and Bank Common certain unaudited historical, pro forma and pro forma equivalent per share financial information for each of the three years ended December 31, 1995, 1994 and 1993. The information should be read in conjunction with the financial statements and other information, appearing elsewhere in this Prospectus/Proxy Statement. In all cases, the actual conversion ratio as determined under the Agreement may be higher or lower than the ratios assumed in the pro forma information herein, and will depend upon the average trading price of F&M Common, which has yet been determined. See "The Merger--Conversion Ratio."

                                                                            As of and for the
                                                                               years ended
                                                                               December 31,
                                                                    -------------------------------------
                                                                    1995           1994              1993
                                                                    ----           ----              ----
 F&M
 Net Income per Common Share (1):
     Historical  . . . . . . . . . . . . . . . . . . . . . .       $1.96          $1.33             $1.44
     Pro forma (2):
       Assuming $32.50 F&M Common Value  . . . . . . . . . .        1.94           1.35              1.47
       Assuming $27.00 F&M Common Value  . . . . . . . . . .        1.91           1.33              1.45
       Assuming $21.50 F&M Common Value  . . . . . . . . . .        1.88           1.31              1.42
 Dividends Paid per Common Share:
     Historical  . . . . . . . . . . . . . . . . . . . . . .         .60            .48               .36
     Pro forma (3) . . . . . . . . . . . . . . . . . . . . .         .60            .48               .36
 Shareholders' Equity per Common Share:
     Historical  . . . . . . . . . . . . . . . . . . . . . .       14.82          12.96             12.61
     Pro forma (2):
       Assuming $32.50 F&M Common Value  . . . . . . . . . .       15.22            (A)               (A)
       Assuming $27.00 F&M Common Value  . . . . . . . . . .       15.03            (A)               (A)
       Assuming $21.50 F&M Common Value  . . . . . . . . . .       14.75            (A)               (A)

 THE BANK
 Net Income per Common Share (1):
     Historical  . . . . . . . . . . . . . . . . . . . . . .      $13.68         $14.36            $16.20
     Pro forma equivalent:
       Assuming $32.50 F&M Common Value  . . . . . . . . . .       16.22          11.29             12.29
       Assuming $27.00 F&M Common Value  . . . . . . . . . .       19.21          13.38             14.59
       Assuming $21.50 F&M Common Value  . . . . . . . . . .       23.73          16.56             17.95
 Dividends Paid per Common Share:
     Historical  . . . . . . . . . . . . . . . . . . . . . .        6.60           6.65              5.25
     Pro forma equivalent:
       Assuming $32.50 F&M Common Value  . . . . . . . . . .        5.02           4.01              3.01
       Assuming $27.00 F&M Common Value  . . . . . . . . . .        6.04           4.83              3.62
       Assuming $21.50 F&M Common Value  . . . . . . . . . .        7.58           6.07              4.55
 Shareholders' Equity per Common Share:
     Historical  . . . . . . . . . . . . . . . . . . . . . .      177.73         160.02            158.09
     Pro forma equivalent:
       Assuming $32.50 F&M Common Value  . . . . . . . . . .      127.24            (A)               (A)
       Assuming $27.00 F&M Common Value  . . . . . . . . . .      151.20            (A)               (A)
       Assuming $21.50 F&M Common Value  . . . . . . . . . .      186.44            (A)               (A)

(1) Before extraordinary items and cumulative effect of change in accounting principles.
(2) Giving effect to F&M's proposed acquisition of the Bank as of December 31, 1995, assuming no adjustment to the $271.74 per Bank share valuation. Does not give effect to the Monycor transaction; however, the effect of the Monycor transaction is not material.
(3) The F&M pro forma dividends per share amounts represent historical dividends per share, restated for prior stock splits and dividends, but not restated for acquisitions.
(A)      Presented only at December 31, 1995.

                                *      *      *

         The following table presents historical data on a per common share basis for F&M and the Bank, and equivalent per common share basis for the Bank, as of the last trading date preceding the first public announcement of the proposed Merger.

                                                                             The Bank
                                                                  -------------------------------------
                                                                                              Per Share
                                               F&M                                           Equivalent
                                           Historical             Historical (1)                Basis
                                           ----------             --------------              ---------
 Market Value Per Share as of:

   January 5, 1996......................      $ 26.00                $180.00                  $271.74

(1) Trading in shares of Bank Common is infrequent, and there is no independent market with respect to such shares. There has been only a limited number of transactions in shares of Bank Common, and the Bank has not regularly tracked the sales prices of those transactions. The reported price represents a transaction for 20 shares of Bank Common in December 1995, which is the most recent arms length transaction known to Bank management. See "Market Information and Dividends."

                                  RISK FACTORS

         In evaluating the Merger, the Bank's shareholders should consider carefully the following factors, along with the other information contained, or incorporated by reference, in this Prospectus/Proxy Statement, in connection with their decision to accept the Merger.

         Potential Reduction in Dividends, Earnings per Share and Book Value per Share

         Based upon the pro forma comparative calculations referred to elsewhere herein, dividends paid on the shares of F&M Common into which shares of Bank Common would be converted in certain periods would have been less than those paid on shares of Bank Common. However, F&M's increase in per share dividends in early 1996 would eliminate many of the shortfalls on a going-forward basis. In addition, in certain periods, the F&M pro forma net income per share, and book value per share, on the shares of F&M Common to be received by Bank shareholders was less than the earnings per share, and book value per share, on a share of Bank Common. Actual comparisons will depend upon the definitive conversion ratio, which has not yet been determined and may be higher or lower than that presented for purposes of the pro forma calculations.

         Acquisitions

         Since its inception, F&M has experienced substantial growth through acquisitions of other financial institutions. F&M's strategy to continue to make acquisitions is dependent upon its ability to identify potential targets for acquisition and consummate transactions on terms acceptable to F&M.

         Also, F&M's future success is dependent in part upon its ability to integrate the operations of, and manage over time, acquired financial institutions. In addition to its pending acquisition of the Bank and two other banks, F&M has acquired eight financial institutions within the past six years, including two acquisitions in the first quarter of 1994, one in the first quarter of 1995, and one in the first quarter of 1996. The two 1994 acquisitions were the largest acquisitions undertaken by F&M in terms of the consideration paid and the size of the acquired institution, respectively. The 1995 acquisition was F&M's second largest acquisition in both categories. In addition, one acquisition announced by F&M in 1995 was not completed due to failure of the target bank to secure the required bank shareholder approval.

         Competition

         Banks, including the F&M's subsidiary banks and the Bank (together, the "Banks"), actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Financial institution competitors include banks, savings banks, savings and loan associations and credit unions. Other business competitors include insurance companies, securities brokerage firms, trust companies and investment management firms. While F&M believes it has a competitive advantage because 21 of its 42 bank office locations represent the only commercial bank office in their community, competition with other financial institutions and businesses can affect the Banks' ability to obtain and retain customers as well as the pricing levels of their products and services.

         F&M also faces competition in seeking institutions to acquire. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. This competition affects the available acquisition opportunities for F&M and can affect the costs of such acquisitions.

         Need for Technological Change

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's Banks operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

         Banking Industry

         The banking industry is highly regulated by both federal and state regulatory authorities. Regulation includes, among other things, capital reserve requirements, dividend limitations, limitations on products and services offered, geographical limits, consumer credit regulations, community investment requirements and restrictions on transactions with affiliated parties. Financial institution regulation has been the subject of significant legislation in recent years, may be the subject of further significant legislation in the future, and is not within the control of F&M or the Bank. This regulation substantially affects the business and financial results of all financial institutions and holding companies, including F&M, the Bank and the F&M Banks.

         F&M, as a member of the banking industry, is affected by general economic conditions, particularly as those conditions affect the Wisconsin communities served by the F&M Banks. A financial institution's earnings also depend to a large extent upon the relationship between the cost of funds (primarily deposits) and the yield on earning assets (loans and investments). This relationship, known as the interest rate margin, is subject to fluctuation and is affected by regulatory, economic and competitive factors which influence interest rates, the volume and rate of interest on interest-earning assets and interest-bearing liabilities, and the level of non-performing assets.

         Dependence on Chief Executive Officer

         F&M has historically been highly dependent on the services of its Chairman and Chief Executive Officer, Gail E. Janssen. F&M does not have an employment agreement with Mr. Janssen or maintain "key person" life insurance on Mr. Janssen. F&M has recently taken actions to reorganize operations on a regional basis and to augment its corporate staff to help support F&M's substantial growth, to place less dependence on any one individual, and to anticipate management succession.

         Cautionary Statement Regarding Forward-Looking Statements

         The discussions in this Prospectus/Proxy Statement contain forward-looking statements that involve risks and uncertainties. F&M's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, those discussed above in "Risk Factors" and in F&M's Management's Discussion and Analysis, as well as those discussed elsewhere in this Prospectus/Proxy Statement and the documents incorporated herein by reference.

                                   THE MERGER

         The Agreement contains the representations, warranties and covenants of the Bank and F&M, the conditions to the consummation of the Merger and other terms and provisions with respect to the Merger. The following is a brief description of the provisions of the Agreement believed by F&M and the Bank to be material. The summaries herein of certain provisions of the Agreement do not purport to be complete statements thereof and are qualified in their entirety by reference to the text of the Agreement (excluding exhibits and schedules), a copy of which is appended hereto as Exhibit C.

Reasons for the Merger and Board Recommendation

         The Bank

         The Board of Directors of the Bank has concluded that the proposed Merger is in the best interest of the Bank and its shareholders. The principal factors considered by the Board of Directors in recommending the Merger are:

         - Affiliation with F&M will provide Bank shareholders with ownership of a company with geographically diverse operations, diminishing the risk of erosion of franchise value that ownership of a local community bank stock entails.

         - F&M offered an acquisition price which provides a premium to past market value to holders of Bank Common in a tax-free reorganization.

         - Holders of Bank Common will receive F&M Common, which unlike Bank Common has an active trading market.

         - In the opinion of Baird, the Bank's investment advisor, the transaction is fair to Bank shareholders from a financial point of view, for the reasons discussed in greater detail below.

         - Affiliation with a holding company provides opportunity to realize economies of scale and increased efficiencies of operation, to the benefit of shareholders and customers.

         - Affiliation with F&M will also permit or enhance the development of new products and services for bank customers.

         - The Board of Directors believes that an affiliation with a holding company such as F&M which emphasizes local autonomy is in the best interest of shareholders, as it enhances bank customer relationships and opportunities.

         In the Merger, Bank Common shareholders will be given the opportunity to obtain stock in a larger and more diversified banking organization. Shares of F&M Common trade on the NASDAQ National Market System, and have greater marketability than currently is the case for shares of Bank Common. In general, past trading of Bank Common has been isolated.

         As an affiliate of F&M, the Bank will be able to provide its customers with expanded banking, financing, and related services. The Merger is expected to create economies of scale and enhance the ability of customers of the Bank to obtain financial services provides by F&M to its other affiliates.

         FOR THESE REASONS, THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE ACQUISITION AND ACCEPTANCE OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT.

         F&M

         From F&M's standpoint, the combination of its business with that of the Bank will expand F&M's service area to an additional market in east central Wisconsin, expanding the areas of the state of Wisconsin served by F&M Banks at an attractive location. The acquisition of the Bank is also anticipated by F&M to help F&M achieve economies of scale by combining certain operations and creating additional efficiencies due to F&M's existing capacity to provide various services to additional subsidiary banks such as the Bank. For example, F&M offers its subsidiary banks centralized services relating to marketing, credit review and analysis, auditing, human resources, accounting, investment management and data processing, all of which could be provided for the Bank by existing F&M personnel.

Negotiation of Terms

         In September of 1994, the Bank's Board of Directors retained Baird to perform an appraisal of Bank Common shares. In June, 1995, the Board engaged Baird to solicit offers for the sale of the Bank. The Board authorized Baird to solicit expressions of interest from nine potential buyers for the Bank. From this group of nine potential buyers, Baird received positive expressions of interest from five. Baird and the Bank also received five expressions of interest from parties not on the original list. From the total list of positive respondents, the Board authorized Baird to solicit final offers from four of the offerees.

         After receiving these bids, the Board, with assistance of Baird, evaluated the offers and selected two of the bidders to make final presentations to the Board.

         A special meeting of the Board was held in late December, 1995 at which the bidders made their presentations which included their final offers. In January, 1996 at a special meeting of the Board, the two presentations were discussed, and Baird provided a comparative analysis of the two final offers. The Board then authorized Mr. Slaby, Chairman of the Board, to enter into the Letter of Intent with F&M. The Board further authorized Mr. Slaby and Mr. Meyer, President of the Bank, to conduct negotiations with F&M leading to execution of the Agreement.

         Once direct negotiations began, the terms of the Merger were determined by arm's length negotiations between selected directors of the Bank, particularly Messrs. Slaby and Meyer, and the executive officers of F&M, particularly Mr. Janssen.

Terms of Merger

         The Agreement provides that Interim Bank, a wholly-owned subsidiary of F&M, will merge into the Bank. Pursuant to the terms of the Agreement, as of the effective time of the Merger, each of the then outstanding shares of Bank Common will be converted into shares of F&M Common. The Bank will then be a wholly-owned subsidiary of F&M.

         Outstanding shares of Bank Common with respect to which the record or beneficial holder has perfected dissenters' rights in strict accordance with the requirements of Wis. Stats. Section 221.25 will not be converted under the terms of the Agreement into shares of F&M Common in the Merger. The holders thereof shall be entitled only to payment of the "fair value" of their shares in accordance with that section. See "Rights of Dissenting Shareholders" and Exhibit B hereto.

Conversion Ratio

         In the Merger, and as provided in the Agreement, each share of Bank Common automatically will be converted into $271.74 in value of F&M Common (subject to adjustment in certain specified cases). Only full shares of F&M Common will be issued. Fractional share interests resulting from the Merger will be converted into cash at the F&M Common Value.

         F&M Common Value is defined in the Agreement as the average closing price quoted on the NASDAQ National Market System on the fifteen (15) actual trading days immediately prior to the five days before closing. The Agreement further provides for a maximum F&M Common Value of $32.50, and a minimum F&M Common Value of $21.50. See "Conditions to the Merger" below.

         The Agreement provides for an adjustment of the $271.74 value for Bank Common in certain circumstances. In the event the Bank increases the number of outstanding shares of Bank Common, or is obligated to do so, or issues of another class of stock, the actual number of shares then outstanding, and any additional shares of which the Bank is obligated to issue, shall be divided into the aggregate price to determine the value per Bank share. If dividends declared by the Bank between January 1, 1996 and the Closing Date exceed $314,000, or the Bank's expenses of the transaction exceed $145,000, the conversion ratio shall be adjusted as follows: (1) the total amount of such excess will be multiplied by 1.35; (2) the product will be deducted from $12,500,000; and (3) such revised aggregate price shall have been used to determine the conversion ratio by dividing by the number of Bank shares.
Excess amounts for dividends and transaction expenses will be separately determined, and no offset will be made if one amount exceeds its limitation and the other does not. Further, if the actual earnings of the Bank, determined in accordance with generally accepted accounting standards are less than the amounts corresponding to the month end set forth in Schedule A to the Agreement, the conversion ratio should be adjusted as follows: (1) the amount of such difference shall be multiplied by 1.35; (2) the product will be deducted from $12,500,000; and (3) such revised aggregate price will then be used to determine the conversion ratio divided by the number of Bank shares outstanding. As of the date hereof, F&M is unaware of any facts which would result in an adjustment hereunder.

Effective Time of the Merger

         The Agreement provides that the Effective Time of the Merger shall be the date specified in the Certificate of Merger issued by the Wisconsin Commissioner, after recording of the Certificate. The Certificate of Merger shall be requested as soon as practicable after all conditions precedent to the parties' obligations have been satisfied or waived. Unless further extended by agreement of the parties, if the closing for the Merger has not taken place by October 15, 1996, F&M, Interim Bank and the Bank each may terminate the Agreement and abandon the Merger. See "Conditions to the Merger" and "Waiver, Amendment or Termination" below.

Distribution of F&M Common

         After the Special Meeting, either F&M or Firstar Trust Company, F&M's transfer agent, or another agent acting on its behalf (the "Exchange Agent") will send a notice and transmittal form to each holder of Bank shares, advising such holder of the procedure for surrendering to the Exchange Agent certificates representing the shares of Bank Common for exchange into one or more certificates evidencing F&M Common, as provided in the Agreement. Such exchange will be made as of the Effective Time of the Merger.

         Until so surrendered, each outstanding certificate which prior to the Effective Time represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the shares of F&M Common into which such shares of Bank Common have been converted; provided, however, unless and until such certificates representing Bank Common are so surrendered, no stock certificates representing the shares of F&M Common, nor any dividends or other distributions of any kind payable in respect of shares of F&M Common into which such Bank Common has been converted, shall be paid or delivered to the holder of an unsurrendered certificate and no interest shall be earned on such cash dividend amounts. After the Effective Time, upon surrender of certificates representing shares of Bank Common, there shall be delivered to the record holder of the certificates representing F&M Common issued in exchange therefor, on or as soon as practicable after such date of surrender, the amount of any such dividends, or other distributions, and the certificates representing the F&M Common, which as of any date subsequent to the Effective Time, but prior to the surrender of Bank certificates, became payable or deliverable and were not paid or delivered to such holder with respect to such shares.

Fairness Opinion

         Baird. The Bank originally retained Robert W. Baird & Co. Incorporated ("Baird") in September 1994 to provide its opinion as to the fair market value of the Bank Common and the value of the Bank Common as a whole within a change of control transaction. Baird provided its opinions that on October 31, 1994 the Bank Common had a fair market value of $140.00 per share and a range of value as a whole, within a 100% change-of-control transaction, of no less than $205.00 per share and conceivably as much as $250.00 per share depending on marketing tactics and other considerations.

         The Bank later retained Baird in June 1995 to act as its financial advisor in connection with the possible acquisition of the Bank. Baird was selected by the Bank on the basis of Baird's capabilities as a recognized investment banking firm with experience in evaluating transactions such as those contemplated by the Agreement. As part of its investment banking business, Baird is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Baird acts as a market-maker with respect to the trading of the F&M Common and quotations on the NASDAQ/NMS. Also, in June 1993 Baird was the lead managing underwriter in an offering of F&M Common.

         Bank shareholders will receive for each share of Bank Common the number of F&M's voting shares of Common Stock based on a floating conversion ratio that will be determined by dividing $271.74 (subject to possible certain adjustments as provided in the Agreement) by the market value of the F&M Common based on the average closing price quoted on the NASDAQ National Market System on the fifteen (15) actual trading days immediately prior to the five days before closing.

         The Agreement may be terminated and the transaction abandoned by F&M if the F&M Per Share Price is more than $32.50 per share and by the Bank if the F&M Per Share Price is less than $21.50 per share. Only full shares of F&M common will be issued. Fractional share interests resulting from the Merger will be converted into cash at the F&M Common Value.

         As part of its engagement, Baird has delivered its opinion to the Bank's Board that, as of the date of the opinion, each outstanding share of the Bank Stock will be converted into a number of shares of F&M Common Stock to be determined by the Bank Stock Value and F&M's Common Value as defined above was fair to the holders of the Bank Common Stock from a financial point of view.
No limitations were imposed by the Bank Board of Directors upon Baird with respect to the investigations made or procedures followed by it in rendering its opinion. Baird assisted the Board of Directors of the Bank in its negotiations with F&M and provided them with analysis of the proposed ratio's effect on earnings, return on average assets and equity, dividends, book value, and capital ratios and a comparison of the proposed ratio to the consideration received in other similar bank mergers and acquisitions. Baird and the Bank's legal counsel were the contacts with F&M and during the negotiations Baird and Bank's legal counsel specifically discussed with F&M on behalf of the Bank's Board of directors key issue concerns regarding the transaction.

         The full text of the opinion of Baird dated as of April __, 1996, which sets forth the assumptions made, matters considered, procedures followed and limits of its review, is attached as Exhibit A to this Prospectus/Proxy Statement. Baird has consented to the inclusion of its fairness opinion, and related disclosures, in the Prospectus/Proxy Statement. The Bank shareholders are urged to read this opinion in its entirety.

         BAIRD'S OPINION IS DIRECTED ONLY TO THE CONVERSION RATIO. THE SUMMARY OF THE OPINION OF BAIRD SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED HERETO AS EXHIBIT A.

         Baird Analysis. In arriving at its opinion, Baird, among other things, reviewed, studied or considered; (i) the Agreement, including exhibits;
(ii) the Registration Statement on Form S-4 including this Prospectus; (iii) the financial statements as filed with bank regulatory authorities of the Bank for the five years ended December 31, 1995; (iv) the audited financial statements of F&M for the five years ended December 31, 1995 and certain publicly available information concerning F&M, including Annual Reports to Shareholders and on Forms 10-K for the five years ended December 31, 1995; (v) certain information regarding current operations, business history and future prospects for the Bank and F&M, including financial forecasts relating to the businesses and earnings trends of F&M as furnished to Baird by F&M; (vi) the historical market prices and trading activity for shares of the Bank Common and F&M Common compared with those of certain other publicly traded companies which it deemed to be reasonably similar to F&M in size, financial character, operating character, historical performance and geographic market, and a financial analysis of the Bank with a peer group of Wisconsin banks deemed to be reasonably similar to the Bank; (vii) discussions with senior management of the Bank and F&M concerning their respective financial conditions, businesses, prospects and financial forecasts; (viii) discussions with legal counsel for the Bank and F&M concerning the Merger; (ix) the results of operations of the Bank and F&M compared with those of certain companies which it deemed to be reasonably similar to the Bank and F&M, respectively; (x) the financial terms in the Agreement compared with the financial terms of certain other mergers and acquisitions which it deemed to be relevant; (xi) the pro-forma effect of the Merger on F&M's capitalization ratios, earnings and book value; and (xii) such other information as Baird deemed relevant to its analysis.

         The following is a summary of the analysis on which Baird based its opinion that the conversion ratio is fair to the holders of the Bank Common from a financial point of view.

         Transaction Analysis. Baird summarized the offer made by F&M to the Bank analyzing the potential effect of the proposed conversion ratio of 10.32 based on a $26.325 F&M Common Per Share Price and a value of $271.74 for each share of the Bank and other financial terms of the Merger on earnings per share of the F&M Common, returns on average assets and equity, capital ratios and cash flow based on pro-forma combined earnings for the Bank as of November 30, 1995 and F&M as of September 30, 1995. This analysis shows an earnings dilution of approximately 2.1% per share, an equity accretion of approximately 4.5% per share, a slight increase in the ratio of equity to assets, an unchanged return on average assets and a slight decline for return average equity.

         The dividends to be received by the Bank shareholders following the Merger based on the proposed conversion ratio of 10.32 and an indicated annual dividend of $0.72 per share for F&M Common (announced on February 1, 1996) will be $7.43 per share, which is $0.83 more than the $6.60 per share declared in 1995.

         Analysis of selected comparable companies. Baird reviewed the following publicly traded Midwest-based bank holding companies' earnings history and valuation, using price/earnings multiples: Associated Banc-Corp (Green Bay, WI), AMCORE Financial Inc. (Rockford, IL), Firstbank of Illinois (Springfield, IL), Northern States Financial Corp. (Waukegan, IL), Today's Bancorp (Freeport, IL), Premier Financial Services (Freeport, IL), Independent Bank Corporation (Ionia, MI), Michigan Financial Corp. (Marquette, MI), Shoreline Financial Services (Benton Harbor, MI), ANB Corporation (Muncie, IN), First Merchants Corporation (Muncie, IN), and National City Bancshares (Evansville, IN). Baird then compared the valuation ratios of F&M to the comparable financial institutions as a group. At December 31, 1995, the price/earnings multiples of the comparable financial institutions ranged from a low of 10.7 to a high of 18.2, with an average of 13.8. F&M's price/earnings multiple was 14.

         In performing financial analysis of the Bank, Baird reviewed historical information regarding income statement ratios, capital ratios, non-performing ratios, asset mix, deposit mix, among other performance ratios for a peer group of banks. This peer group contained a total of 30 Wisconsin headquartered banks of similar size, geographical market area, asset quality and earnings, the stock of which is not publicly traded. The banks in this peer group have assets ranging from $50 million to $100 million, and averaging $68 million.

         Analysis of Recent Mergers and Acquisitions. Baird reviewed numerous completed and pending mergers and acquisitions in the banking industry since March 1993. Baird then selected acquisitions of Wisconsin banks and bank holding companies in which price and financial information was available, to ascertain if such acquisitions are comparable to this acquisition and thus pertinent to Baird's fairness opinion. Information reviewed included asset size of the acquiree, value of the deal, structure of the deal (cash or stock) equity to assets, return on average assets and price paid as a multiple of earnings per share and book value per share. The transactions selected for comparison were (Acquirer/Acquiree): Firstar Corporation/Athens Bancorp; F&M Bancorporation/First National Financial Corporation; Greater Columbia Bancshares/First Columbia Corporation; Valley Bancorporation/Pierce County Bank & Trust; F&M Bancorporation/ Pulaski Bancshares; Capital Commerce Bancorp/Milwaukee Western Bank; F&M Bancorporation/Union State Bank (Wautoma); Marshall & Ilsley Corporation/Bank of Burlington; Marshall & Ilsley Corporation/Citizens Bancorp of Delavan; F&M Bancorporation/Peoples State Bank of Bloomer; and State Financial Services, Inc./Waterford Bancshares, Inc. Some of the announced mergers had not yet been consummated and there can be no assurance that they would be completed. A review of such comparable transactions yielded the following information.

                                             Unweighted
                                              Average                    Range of                  Bank at
                                            Transaction                 Transaction                6/30/95*
                                            -----------                 -----------                --------
 Assets ($ millions):                          $91.8                  $39.0 to $172.6                $52.6
 Equity to Assets:                             10.88%                 4.96% to 18.84%               14.99%
 Return on Average Assets:                     1.36%                  0.41% to 2.76%                1.21%**
 Deal Value ($ millions):                      $15.1                   $6.6 to $31.3                 $12.5
 Price/Equity Multiple:                        1.60x                  2.15x to 1.31x                 1.59x
 Price/Earnings Multiple:                      14.6x                   6.7x to 29.8x               19.7x***

- ---------------------------
*        Based on $271.74 for each share of the Bank
**       Annualized
***      Based on latest 12 months' earnings.

The above comparison shows that the Bank's ratio of equity to assets is well above the average and in the upper half of the range, and that the Bank's return on average assets is slightly lower than the average. The Bank's price/equity multiple is slightly lower than the average and in the lower half of the range, and the Bank's price/earnings multiple is well above the average and above the middle of the range.

         No company or transaction used in any comparable analysis as a comparison is identical to the Bank, F&M or to this acquisition. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which they are being compared. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Baird believes that its analyses must be considered as a whole and that singling out portions of these analyses and the individual factors considered in reaching its opinion is inappropriate. The analyses of Baird are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of companies do not support the appraisals or necessarily reflect the price at which companies may actually be sold.

         In preparing its opinion, Baird relied upon and assumed without independent verification the accuracy and completeness of all information provided to it by the Bank and F&M or otherwise publicly available. Baird did not examine all of the contracts entered into by the Bank or F&M; it did not make an independent evaluation of any of the assets of the Bank or F&M; it did not make any inspection of any potential environmental issues or liability, or of the properties or physical facilities of the Bank or F&M; and it did not make inquiries of customers, competitors, regulatory bodies or others. Baird's opinion is based upon market, economic and other conditions as they existed on a particular date, and should be evaluated only as of the date of this opinion.

         For Baird's services as financial advisor in connection with this acquisition, the Bank has agreed to pay a fee of 3/4 of 1% of the consideration received by the Bank shareholders in this transaction less $3,333 (2/3 of the $5,000 appraisal fee referenced above) (or approximately $90,000), plus reasonable out-of-pocket expenses. Of this amount, the Bank has paid Baird a non-refundable retainer of $10,000 and the balance is payable at closing. The Bank has also agreed to indemnify Baird against certain liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of Baird's engagement as financial advisor. Prior to its engagement as financial advisor to the Bank in connection with the valuation and later the Merger, Baird did not have any material relationship or understanding with the Bank.

Conditions to the Merger

         The obligations of F&M to consummate the Merger are conditioned upon obtaining the requisite approval of the FRB under the Bank Holding Company Act and expiration of the statutory 15-day waiting period after such approval. The application seeking approval of the FRB was filed in March 1996. [Current status to be inserted.] In addition, the acquisition requires the approval of the Wisconsin Commissioner and the FDIC. An application for approval of the acquisition was filed with the Wisconsin Commissioner in March, 1996. [Current status to be inserted.] An application for approval of the Merger by the FDIC will be filed in April 1996. [Current status to be inserted.]

         The obligations of both F&M and the Bank to consummate the Merger are further conditioned upon the truth and correctness of the representations and warranties made by the parties to the Agreement on and as of the closing date; compliance by the other party with all obligations under the Agreement which are to be performed or complied with prior to or on the closing date; the absence of litigation or investigation in connection with the Merger; receipt of an opinion of counsel as to certain federal income tax consequences of the Merger; consummation of the Merger not later than October 15, 1996; and the occurrence of all proceedings to be taken in connection with the Merger transaction and the delivery of all documents incident thereto.

         The obligations of F&M are further conditioned upon approval of the Acquisition by the 75% vote of shareholders of the Bank required by Wisconsin law, which is being sought at the Special Meeting; qualification of the Merger for pooling of interests accounting; exercise of dissenters' rights by holders of fewer than 10% of the outstanding shares of Bank Common; registration of the shares of F&M Common to be issued in the transaction pursuant to the Securities Act of 1933; the Bank meeting specified earnings tests; and other conditions set forth in the Agreement. See "Management after the Transaction" below.

         The Agreement provides that F&M may terminate the Agreement in the event that the F&M per share price is more than $32.50, and that the Bank may do so in the event that the F&M per share price is less than $21.50.

Waiver, Amendment or Termination

         In addition to the right of F&M or the Bank to waive certain of the conditions to their obligations to proceed with the Merger, the Agreement is subject to amendment, modification and supplementation by a written agreement signed by the duly authorized representatives of F&M and the Bank.

         The Agreement may be terminated and the Merger abandoned without liability on the part of any party at any time prior to the Closing Date by mutual consent of F&M and the Bank, or by either F&M or the Bank if the conditions to their obligations to proceed under the Agreement have not been met or waived in writing. In the event of termination and abandonment, not as a result of a breach of the Agreement, each party would be responsible to pay its own expenses incident to the Merger.

Management after the Merger

         Upon consummation of the Merger, F&M expects to continue to operate the Bank as a separate entity under the direction and general policies of F&M, and the Bank's board of directors. F&M initially intends to retain the Bank's current employees, officers and board of directors, with the addition of Gail
E. Janssen, Chairman of the Board and Chief Executive Officer of F&M, or another F&M designee, as a member of the Board of Directors of the Bank. F&M performs certain functions and provides various services (such as internal audit, marketing and lending assistance, investment coordination, etc.) for its subsidiary banks, and expects to do the same for the Bank. F&M will receive a management fee from the Bank for these functions and services.

         The Agreement contemplates that the Bank will enter into an employment agreement with Sylven A. Konkel, currently Vice President and Cashier of the Bank, in a form to be proposed by F&M. The form of the employment agreement has not yet been agreed upon. It is expected that the employment agreement will be for a one year term, with rolling extensions, and provide that Mr. Konkel will remain in his current position at his current salary and benefit level. It is further expected that, upon John Meyer ceasing to be president of the Bank, Mr. Konkel will assume that position, and that Mr. Konkel will then be nominated to membership on the Bank's board of directors.

Federal Income Tax Consequences

         Godfrey & Kahn, S.C., counsel to the Bank, expects to issue a legal opinion as to the tax-free nature of the Merger to holders of Bank Common under federal law, and such an opinion is a condition to consummation of the transactions contemplated by the Agreement. However, the parties have not sought any rulings from the Internal Revenue Service that the Merger constitutes a non-taxable reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). The parties also have not sought any rulings or opinions with respect to the state or local tax consequences of the Merger. In the Agreement, F&M has made no representations or warranties as to tax consequences. Bank shareholders are therefore urged to consult their own tax advisors as to the tax effects of the Merger on their own particular situations.

         The Godfrey & Kahn opinion as to the federal income tax effects of the proposed transaction, which would be delivered upon the closing of the Merger, is expected to include the following matters: (a) No gain or loss will be recognized by holders of Bank Common who receive solely shares of F&M Common in exchange for their shares of Bank Common; (b) The aggregate basis of the shares of F&M Common received by holders of Bank Common in the transaction will be the same as the basis of their shares of Bank Common surrendered in exchange therefor; and (c) The holding period of the shares of F&M Common received by holders of Bank Common in the exchange will include the holding period for their shares of Bank Common exchanged therefor, provided their shares of Bank Common were held as capital assets on the date of the exchange.

         A Bank shareholder who receives cash in lieu of a fractional share interest in F&M Common will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Bank Stock allocable to the fractional share interest. Such capital gain or loss will be long term capital gain or loss if the holder's holding period for the F&M Common received, determined as set forth above, is longer than one year.

Resale of F&M Common

         The shares of F&M Common to be issued to Bank shareholders in the Merger have been registered under the Securities Act and may be freely traded by Bank shareholders who, at the Effective Time, are not "affiliates" of the Bank and who are not "affiliates" of F&M at the time of the proposed resale.

         Shares of F&M Common received by "affiliates" of the Bank may be resold by them only (i) in conformity with the resale provisions of Rule 145 under the Securities Act, (ii) pursuant to a further registration under the Securities Act, or (iii) in accordance with another available exemption from the registration requirements of the Securities Act. F&M's obligation to consummate the Merger is conditioned upon the receipt of an executed Affiliate's Undertaking to comply with such resale restrictions from each person who may be deemed an "affiliate" of the Bank within the meaning of the Securities Act and Rule 145.

         An "affiliate" is defined under the rules promulgated pursuant to the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, an entity. For this purpose, the Bank will treat each executive officer, director and greater-than-10% shareholder of the Bank, and each other person identified by counsel for the Bank as a person who may be deemed to be an affiliate, as an affiliate. Shares of F&M Common issued to such persons in the Merger will be transferable only in compliance with the Affiliate's Undertaking. F&M is not obligated to register F&M Common owned by affiliates of the Bank under the Securities Act for resale.

         Each of the persons executing an Affiliate's Undertaking also will represent that he or she will not dispose of or otherwise reduce his or her risk relative to any beneficially owned shares of F&M Common prior to the publication by F&M of an earnings statement covering at least 30 days of operations subsequent to the Effective Time of the Merger, and has not sold or otherwise reduced his or her risk relative to any shares of F&M Common or shares of Bank Common beneficially owned by such person within a 30 day period preceding the Effective Time. The purpose of these requirements is to demonstrate the continuity of risk-sharing necessary for pooling of interests accounting treatment.

Accounting Treatment

         F&M intends to account for the acquisition of the Bank using the pooling of interests method of accounting. F&M's ability to use pooling of interests accounting is a condition to the Merger.

                     RIGHTS OF DISSENTING BANK SHAREHOLDERS

         Pursuant to Section 221.25(1) of the Wisconsin Statutes, the full text of which is set forth as Exhibit B attached hereto, any shareholder of Bank has the right to object to the Merger and demand payment in cash the value of the shares so held by the shareholder.

         Section 221.25(1) provides that, when the Merger is approved by the Wisconsin Commissioner, any Bank shareholder who has not voted for Merger shall be given notice of that approval by the Bank and of the shareholder's right to receive the appraised value for the shareholder's shares. If within 20 days after the date that notice of approval is mailed or delivered to a shareholder, the shareholder notifies the directors of the Bank that the shareholder dissents from the Agreement and desires to withdraw from the Bank, the shareholder shall be entitled to receive in cash the value of the Bank shares so held by the shareholder rather than the consideration provided in the Agreement.

         The value of the shares so held is to be ascertained by an appraisal made by a committee of three persons, one to be selected by the shareholders who dissent, one by the directors, and the third by the two so chosen. The expense of the appraisal will be borne by the Bank. In the event that the value fixed by the appraisal committee is not satisfactory to the shareholder he or she may within five days after being notified of the appraisal appeal to the Wisconsin Commissioner, who will cause a reappraisal to be made by an appraiser or appraisers to be named by the Wisconsin Commissioner. The Wisconsin Commissioner's appraisal will be final and binding. If the Wisconsin Commissioner's reappraisal exceeds the value fixed by appraisal committee the Bank will pay the expense of the reappraisal, otherwise the shareholder will pay the expense. The value of the shares so ascertained and determined will be deemed to be a debt due and be forthwith paid to the dissenting shareholder from the Bank, and the share or shares so paid shall be surrendered and after such notice as the board of directors of the Bank may provide, be sold at public auction within 30 days after the final appraisement.

         If a Bank shareholder fails to perfect his or her dissenters' rights by failing strictly to comply with the applicable statutory requirements, he or she will be bound by the terms of the Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his or her shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his or her proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.

         The foregoing is only a summary, and any Bank shareholder who intends to exercise his or her rights under Section 221.25(1) is urged to carefully read Exhibit B attached hereto, and to consult his or her own attorney.

         In the event the Wisconsin Commissioner's approval of the Merger is received prior to the Special Meeting, the Bank intends to provide all shareholders notice of such approval. In the event such approval is obtained after the Special Meeting, such notice will be given to all persons who have not voted in favor of the Merger.

         It is condition to the consummation of the Merger that such dissenter's rights are not exercised by holders of more than 10% of the outstanding shares of Bank Common.

                        MARKET INFORMATION AND DIVIDENDS

F&M

         F&M Common trades on The NASDAQ Stock Market ("NASDAQ") under the symbol "FMBK". F&M had approximately 2,400 shareholders of record at February 29, 1996. The following table summarizes high and low prices and cash dividends paid for F&M Common for the periods indicated. The high and low prices represent actual trade prices as reported on NASDAQ.

           CALENDAR                                                   CASH DIVIDENDS
            PERIOD                       HIGH             LOW         PAID PER SHARE
- ------------------------------           ----             ---         --------------
1994       1st quarter                   20.50            19.00             .12
           2nd quarter                   23.75            19.75             .12
           3rd quarter                   23.25            20.75             .12
           4th quarter                   23.00            21.00             .12

1995       1st quarter                   22.00            20.50             .15
           2nd quarter                   22.00            19.75             .15
           3rd quarter                   25.00            20.50             .15
           4th quarter                   27.50            23.75             .15

1996       1st quarter                   28.50            24.25             .18
           2nd quarter                   _____            _____
           (through April __)

According to information provided by NASDAQ, the trading volume of F&M Common on NASDAQ was 795,367 shares during 1995, and 609,955 shares during 1994.

         The closing sale price of F&M Common as reported on NASDAQ on January 5, 1996, the trading day immediately preceding the announcement of the proposed transaction with the Bank, was $26.00. The closing sale price of F&M Common on NASDAQ on April __, 1996, was $____.

         F&M has paid quarterly or annual cash dividends since its inception. The holders of F&M Common are entitled to receive such dividends as are declared by the board of directors of F&M, which considers (and may change) payment of dividends quarterly. The ability of F&M to pay dividends is dependent upon the receipt of dividends from the F&M Banks, payment of which is subject to regulatory restrictions. In determining cash dividends, the board of directors of F&M considers the earnings, capital requirements, debt servicing requirements, financial ratio guidelines issued by the FRB and other banking regulators, financial condition of F&M and the F&M Banks, and other relevant factors. See Note 15 of Notes to F&M's Consolidated Financial Statements and the discussion under "Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition--Capital Adequacy" for restrictions on the ability of the F&M Banks to pay dividends.

The Bank

         The number of holders of record of Bank Common at April __, 1996, was approximately 350.

         Trading in shares of Bank Common is infrequent, and there is no independent market with respect to such shares. To Banks management's knowledge, in 1994 there were 16 arms length transactions in Bank Common, involving a total of 283 shares, at prices ranging from $125 to $150 per share, and in 1995 there were 7 transactions, involving 180 shares, at prices from $150 to $180 per share. Bank management is unaware of any arms length transactions in shares of Bank Common in 1996.

         The following table presents the total annual payment of dividends per share of Bank Common:

         Calendar Year                             Dividends Paid
         -------------                             --------------
               1994                                   $6.65
               1995                                   $6.60
               1996                                   $4.00
        (through April __)

         The Agreement provides that the Bank shall not pay any dividends in excess of $314,000 ($6.83 per share of Bank Common) prior to consummation of the Merger, which amount is consistent with the Bank's past practices. In the event the Bank pays dividends in excess of that amount, F&M may either terminate the transaction, or reduce the consideration to be received per share of Bank Common by the amount of any such excess dividend.

                          F&M SELECTED FINANCIAL DATA

         The selected financial data presented below for F&M Bancorporation, Inc. for each of the years in the five year period ended December 31, 1995 are derived from the Consolidated Financial Statements of F&M and should be read in conjunction with other financial information presented elsewhere in this Prospectus. The Consolidated Financial Statements of F&M for each of the years in the three year period ended December 31, 1995 have been audited by Wipfli Ullrich Bertelson, Certified Public Accountants, to the extent and for the periods indicated in their reports thereon. The information presented below should be read in conjunction with the separate Consolidated Financial Statements and notes thereto of F&M, and Management's Discussion and Analysis of Results of Operations and Financial Condition, all included elsewhere in this Prospectus/Proxy Statement.

                                                            Years ended December 31,
                                    ---------------------------------------------------------------------------
                                        1995             1994             1993            1992            1991
                                     --------            ----             ----            ------       --------
                                    (dollars in thousands, except per share data)
SUMMARY OF OPERATIONS (1)
  Interest income                    $ 72,596         $ 60,734         $ 57,902         $61,965          $63,671
  Interest expense                     32,209           23,762           23,704          29,054           36,116
                                     --------         --------         --------        --------         --------
  Net interest income                  40,387           36,972           34,198          32,911           27,555
  Provision for loan losses             1,599            1,318            1,289           1,630            1,084
  Non-interest income                   4,508            3,965            5,039           5,006            3,410
  Net income before extraordinary
    and cumulative effect of change
    in accounting principle (2)        11,357            7,764            8,082           7,861            5,817
  Net income                           11,357            7,764            8,082           8,576            6,091
  Net income applicable to
    common stock                       11,357            7,743            7,895           8,389            5,904

PERIOD END BALANCE SHEET DATA
  Total assets                        943,126          870,599          827,177         779,430          753,136
  Net loans                           671,420          622,869          532,494         476,577          462,126
  Total deposits                      822,189          762,235          724,801         691,571          664,561
  Other borrowings                     10,833            6,366           13,941          16,302           18,757
  Preferred stock                           0                0            2,073           2,073            2,073

PER SHARE DATA (3)
  Net income per common share
    before extraordinary item
    and cumulative effect of
    change in accounting
    principle (2)                         1.96             1.33             1.44           1.50             1.16
  Net income per common share             1.96             1.33             1.44           1.64             1.20
  Cash dividends (4)                       .60              .48              .36            .27              .22
- ------------------

(1) Includes the results of operations of F&M Bank-Lakeland and F&M Bank-Kiel from their respective acquisition dates in 1991. Except as indicated, the data have been restated to reflect F&M's acquisition of F&M Bank-Lancaster in 1990, F&M Bank-Portage County in 1993, F&M Bank
         - Northeast (including both the FNFC and PBI acquisitions) in 1994 and F&M Bank-Waushara County in 1995 using the pooling of interests method of accounting. See Note 3 of Notes to F&M's Consolidated Financial Statements. The data have not been restated to reflect F&M's acquisition of Monycor in February 1996.
(2) Cumulative effect of change in accounting principle in 1992 represents the adoption of SFAS No. 109 (Accounting for Income Taxes) by F&M. Extraordinary items for 1991 represent utilization of operating loss carryforwards of subsidiaries of F&M arising prior to their acquisition by F&M. See Note 12 of Notes to F&M's Consolidated Financial Statements.
(3) Per share information has been restated to reflect the 10% stock dividend paid to stockholders on March 26, 1992 and the two-for-one stock split paid to stockholders on March 19, 1993.
(4) Cash dividends per common share are not restated to reflect the acquisitions accounted for using the pooling of interests method of accounting.

F&M MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

The following discussion and analysis provides information regarding F&M Bancorporation, Inc.'s (in this section, "F&M" or the "Company") results of operations and financial condition for the years ended December 31, 1995, 1994 and 1993. These statements have been restated to reflect the acquisitions of Park Ridge Bancshares, Inc. ("Park Ridge") acquired September 24, 1993, First National Financial Corporation ("FNFC"), acquired February 11, 1994, Pulaski Bancshares, Inc. ("PBI") acquired March 21, 1994 and Union State Bank ("USB") acquired January 9, 1995. These transactions have been accounted for using the pooling of interests method of accounting.

In February 1996, the Company acquired Monycor Bancshares Inc. ("Monycor"). The acquisition is being accounted for using the pooling of interests method of accounting. See Note 19 of Notes to the Company's Consolidated Financial Statements. Because it was consummated after December 31, 1995, the Monycor acquisition is not reflected in the following discussion. Although the Company believes that the Monycor acquisition will not have a material effect upon the Company (because of the relative size of Monycor as compared to F&M), the acquisition will result in changes in future reporting of the Company's past results, and may affect the Company's future operations.

Also, the Company has announced three pending acquisitions: Bradley Bank (Tomahawk, Wisconsin), Community State Bank (Algoma, Wisconsin) and the Little Chute, Wisconsin office of TCF Bank. The Bradley and Little Chute acquisitions will be accounted for using the purchase method of accounting. The Community acquisition will be accounted for using the pooling of interests method of accounting. Because of the relative size of the entities, none of the acquisitions is expected to have a material effect upon F&M or its financial results or condition. Although the pending acquisitions are expected to be consummated in 1996, each remains subject to conditions precedent and there can be no assurance of completion.

RESULTS OF OPERATIONS

In addition to the Monycor acquisition noted above, 1995 was a year of
continuing      growth for F&M. Net interest income in 1995 increased $3.4 million, or 9.2%, to $40.4 million from $37.0 million in 1994 (compared with $34.2 million in 1993). Net income in 1995 increased $3.6 million, or 46.3%, to $11.4 million from $7.8 million in 1994 (compared with $8.1 million in 1993).

Net income per common share was $1.96 in 1995 compared with $1.33 in 1994 and $1.44 in 1993. Although the Company adopted a stock option plan in 1993, as of December 31, 1995, fully diluted earnings per share are equal to the earnings per share numbers mentioned above.

Return on average assets was 1.25% in 1995, compared with 0.93% in 1994 and 1.03% in 1993. Return on average common stockholders' equity was 14.16% in 1995, compared with 10.26% in 1994 and 12.09% in 1993.

Increased net interest income has been the major factor affecting the growth in earnings over the last three years. The Company has been able to keep its net interest margin relatively constant over this time period, while at the same time increasing its interest earning assets.

The remainder of this section provides a more detailed explanation of factors affecting the results of operations.

NET INTEREST INCOME

Net interest income is the most significant component of the Company's earnings. For analytical purposes, interest earned on tax exempt assets, such as industrial development revenue bonds and state and municipal obligations, is adjusted in this discussion to a fully-taxable equivalent basis. This adjustment is based upon the statutory federal corporate income tax rate, and any interest expense which is disallowed as a deduction in connection with carrying these tax exempt assets, and thus facilitates a meaningful comparison between taxable and nontaxable earning assets.

Net interest income in 1995 increased $3.4 million, or 9.2%, to $40.4 million from $37.0 million in 1994. This increase is attributable to the increase in asset volume due to the Company's internal growth and relative stability of the Company's net interest margin. Net interest income in 1994 increased 8.1% from $34.2 million in 1993, also attributable to the increase in asset volume.

Changes in net interest income occur due to fluctuations in the balances and/or mixes of interest-earning assets and interest-bearing liabilities, and changes in their corresponding interest yields and costs. Changes in nonperforming assets, together with interest lost and recovered on those assets also affect comparisons of net interest income.

The following table presents the relative contribution of changes in volume and interest rates on changes in net income for the periods indicated using average balances.





                                                       YEAR ENDED
                                                DECEMBER 31, 1995 VS. 1994
                                           --------------------------------------
                                              INCREASE (DECREASE) DUE TO (1)
                                           --------------------------------------
                                          VOLUME
                                         ---------
                                          INTERNAL
                                           GROWTH           RATE            NET
- ----------------------------------------------------------------------------------
                                                    (IN THOUSANDS)
Interest earned on:
     Loans (2)                              $7,601        $4,098           $11,699
     Taxable investment securities            (534)          700               166
     Non-taxable investment securities (2)      48          (132)              (84)
     Other interest income                     (73)          203               130
- ----------------------------------------------------------------------------------
Total                                        7,042         4,869            11,911
Interest paid on:
     Savings deposits                         (171)          910               739
     Time deposits                           2,968         4,183             7,151
     Short-term borrowings                    (128)          255               127
     Other borrowings                          393            38               431
- ----------------------------------------------------------------------------------
Total                                        3,062         5,386             8,448
- ----------------------------------------------------------------------------------
Net interest income                         $3,980        $ (517)          $ 3,463
==================================================================================



                                                       YEAR ENDED
                                                DECEMBER 31, 1994 VS. 1993
                                           --------------------------------------
                                              INCREASE (DECREASE) DUE TO (1)
                                           --------------------------------------
                                          VOLUME
                                         ---------
                                          INTERNAL
                                           GROWTH           RATE            NET
- ----------------------------------------------------------------------------------
                                                    (IN THOUSANDS)
Interest earned on:
     Loans (2)                              $6,211       $(1,517)           $4,694
     Taxable investment securities          (1,213)         (681)           (1,894)
     Non-taxable investment securities (2)     670          (183)              487
     Other interest income                    (372)           44              (328)
- ----------------------------------------------------------------------------------
Total                                        5,296        (2,337)            2,959
Interest paid on:
     Savings deposits                          212          (808)             (596)
     Time deposits                             843          (409)              434
     Short-term borrowings                     447            55               502
     Other borrowings                         (367)           85              (282)
- ----------------------------------------------------------------------------------
Total                                        1,135        (1,077)               58
- ----------------------------------------------------------------------------------
Net interest income                         $4,161       $(1,260)           $2,901
==================================================================================


(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) The amount of interest income on nontaxable loans and investment securities has been adjusted to its fully taxable equivalent.

The following table presents the components of the changes in the net yield on interest-earning assets (on a fully tax equivalent basis) for the three-year period ended December 31, 1995. Although interest rates decreased in 1995, the yield on interest-earning assets and interest-bearing liabilities for 1995 increased from 1994. The increase over the period is reflected in the 1995 yield on interest-earning assets which increased by 0.71%, after decreases of 0.13% and 0.96% in 1994 and 1993 respectively. The effective rate on liabilities as a percentage of interest-earning assets increased by 0.73% in 1995 and decreased 0.19% in 1994, producing a negative impact on net interest margin on interest-earning assets of 0.02% for 1995 and a positive impact on net interest margin on interest-earning assets of 0.06% for 1994. In 1993, net interest margin on interest-earning assets decreased 0.04%.

                                                             YEARS ENDED DECEMBER 31,
                                     ------------------------------------------------------------------------
                                            1995                     1994                          1993
                                     ------------------------------------------------------------------------
                                     YIELD/     CHANGE        YIELD/        CHANGE        YIELD/        CHANGE
                                       RATE  FROM 1994          RATE     FROM 1993          RATE     FROM 1992
- -------------------------------------------------------------------------------------------------------------
Yield on interest-earning assets      8.77%      0.71%         8.06%      (0.13)%         8.19%       (0.96)%
Effective rate on liabilities as a
 percent of interest-earning assets   3.81%      0.73%         3.08%      (0.19)%         3.27%       (0.92)%
- -------------------------------------------------------------------------------------------------------------
Net interest margin on
 interest-earning assets              4.96%     (0.02)%        4.98%       0.06%          4.92%       (0.04)%
- -------------------------------------------------------------------------------------------------------------

Despite the relatively steady decrease in interest rates during 1995, yields on interest-earning assets and the effective rate on liabilities as a percentage of interest-earning assets both rose as the repricing of loans and deposits lag the decreases in the discount rate. In the decreasing interest rate environment, the Company had a slight decrease in its net interest margin on interest-earning assets. The yield on interest-earning assets was positively affected by the higher percentage of the Company's interest-earning assets represented by loans, which tend to have higher yields than other assets.

The following table sets forth average consolidated balance sheet data and average yield and rate data on a tax equivalent basis for the periods indicated.

                                                  1995                             1994                             1993

                                      AVERAGE                 YIELD/     AVERAGE                YIELD/   AVERAGE              YIELD/
(DOLLARS IN THOUSANDS)                BALANCE      INTEREST    RATE      BALANCE     INTEREST    RATE    BALANCE   INTEREST    RATE
ASSETS
 Interest earning assets
  Loans (1) (2) (3)                    $664,691     $61,848     9.30%    $581,010     $50,149    8.63%  $509,448   $45,455    8.92%
  Taxable investment
   securities                           110,562       6,826     6.17%     119,792       6,661    5.56%   140,900     8,555    6.07%
  Nontaxable investment
   securities (2)                        60,760       4,928     8.11%      60,187       5,012    8.33%    52,220     4,525    8.67%
  Other investments                      10,743         620     5.77%      12,422         490    3.95%    21,881       818    3.74%
                                       --------------------              --------------------           ------------------
  Total                                $846,756     $74,222     8.77%    $773,411     $62,312    8.06%  $724,449   $59,353    8.19%
Non-interest earning assets
  Cash and due from banks                30,193                            34,482                         34,280
  Premises & Equip. - net                20,342                            19,222                         16,776
  Other assets                           15,834                            15,237                         15,786
  Less: Allowance
   for loan loss                         (8,130)                           (7,372)                        (6,688)
                                       --------                          --------                       --------
  Total                                $904,995                          $834,980                       $784,603
                                       ========                          ========                       ========

LIABILITIES & STOCKHOLDERS' EQUITY
 Interest bearing liabilities
  Savings deposits                     $274,760      $7,206     2.62%    $282,077      $6,467    2.29%  $273,710   $ 7,063    2.58%
  Time deposits                         411,917      23,101     5.61%     352,319      15,950    4.53%   333,835    15,516    4.65%
  Short-term borrowings                  16,151         934     5.79%      18,864         808    4.28%     8,312       306    3.68%
  Other borrowings                       14,888         968     6.50%       8,811         537    6.10%    14,983       819    5.47%
                                       --------------------              --------------------           ------------------
  Total                                $717,716     $32,209     4.49%    $662,071     $23,762    3.59%  $630,840   $23,704    3.76%
Non-interest bearing liabilities
  Demand deposits                        97,162                            90,891                         80,623
  Other liabilities                       9,882                             6,537                          5,774
  Stockholders' equity                   80,235                            75,481                         67,366
                                       --------                          --------                       --------
Total                                  $904,995                          $834,980                       $784,603
                                       ========                          ========                       ========

Net interest income                                 $42,013                           $38,550                      $35,649
Rate spread                                                     4.28%                            4.47%                        4.43%
Net interest margin                                             4.96%                            4.98%                        4.92%


(1) For the purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on non-taxable investment securities and loans has been adjusted to its fully taxable equivalent.

(3)  Loan fees are included in total interest income as follows:
     1995-$1,137,000; 1994-$1,302,000; 1993-$1,047,000.

The following table sets forth the mix of average interest-earning assets and average interest-bearing liabilities.

                                                  YEARS ENDED DECEMBER 31
- ---------------------------------------------------------------------------------------
                                            1995               1994                1993
- ---------------------------------------------------------------------------------------
Loans                                      78.5%              75.1%               70.3%
Taxable investment securities              13.0%              15.5%               19.5%
Non-taxable investment securities           7.2%               7.8%                7.2%
Other investments                           1.3%               1.6%                3.0%
- ---------------------------------------------------------------------------------------
                                          100.0%             100.0%              100.0%
=======================================================================================
Savings deposits                           38.3%              42.6%               43.4%
Time deposits                              57.4%              53.2%               52.9%
Short-term borrowings                       2.2%               2.9%                1.3%
Other borrowings                            2.1%               1.3%                2.4%
- ---------------------------------------------------------------------------------------
                                          100.0%             100.0%              100.0%
=======================================================================================


The preceding table reflects the results of management's strategy to increase loans as a percent of earning assets coupled with generally strong demand for loans. Based on the current economic conditions, management has established a range of average loans to earning assets of between 70% and 80% as the optimum level.

As interest rates continued to decline in 1995, time deposits increased faster than savings deposits, as depositors sought to lock in higher interest rates. Short-term borrowing remained relatively constant. The increase in other borrowing is due to additional utilization by the Company of Federal Home Loan Bank financing. For more information regarding borrowing, see Notes 10 and 11 of Notes to the Company's Consolidated Financial Statements.

PROVISION FOR LOAN LOSSES

The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses, both on a bank by bank basis and on an overall basis for the Company, based on past loan loss experience, current economic conditions, composition of the loan portfolio (including the historical performance of, and the F&M subsidiary banks' evaluation of the prospects for, each of the component loans, and the collateral value therefor) and the potential for future loss. Management is also mindful of the expectations in recent years of banking industry regulators for increased levels of allowances, although no particular regulatory obligations have been imposed on the Company in this regard.

The provision for loan losses was $1.6 million in 1995, compared with $1.3 million in 1994 and $1.3 million in 1993. The allowance for loan losses as a percentage of gross loans outstanding was 1.27% at December 31, 1995, as compared to 1.23% and 1.33% at December 31, 1994 and 1993, respectively. Net charge-offs as a percentage of average loans outstanding were 0.11% in 1995, 0.12% in 1994 and 0.11% in 1993. Charge-offs in 1995 were not concentrated in any industry or business segment.

NON-INTEREST INCOME
The following table presents the major components of non-interest income.



                                              YEARS ENDED DECEMBER 31,
- -------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)                 1995              1994             1993
- -------------------------------------------------------------------------------
Service fees                         $ 2,534           $ 2,231          $ 2,156
Net securities gains                      37                50              459
Other operating income                 1,937             1,684            2,424
- -------------------------------------------------------------------------------
Total                                $ 4,508           $ 3,965          $ 5,039
===============================================================================


The Company stresses the importance of growth in non-interest income as one of its key long-term strategies. Non-interest income for 1995 increased $544,000 or 13.7% when compared to 1994. The increase in service fees during 1995 was attributable primarily to increased services (primarily relating to checking and other depository accounts) sold, along with an increase in the amount charged for those services.

During 1995 and 1994, net security gains were minimal. These gains were realized as management responded to market conditions and opportunities. For additional detail see Note 5 of Notes to the Company's Consolidated Financial Statements.

The increase in other operating income during 1995 was due principally to increases in secondary market commissions, along with an increase in other miscellaneous charges. The decreasing interest rate environment in 1995 increased the volume of mortgage refinancings as compared to 1994, and therefore increased the Company's related secondary market commissions. The decrease in the operating income between 1993 and 1994 reflects a reduction in mortgage refinancing (and, therefore, secondary market commissions) resulting from the increased interest rate environment in 1994.

NON-INTEREST EXPENSE

The following table presents the major components of non-interest expense.


                                                YEARS ENDED DECEMBER 31,
- -------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)                1995               1994             1993
- -------------------------------------------------------------------------------
Salaries and employee benefits       $13,604           $14,627          $13,508
Occupancy expenses, net                3,910             3,909            3,418
Data processing                        1,282             1,292              962
Goodwill amortization                    398               398              376
FDIC insurance premiums                  879             1,637            1,538
Other operating expenses               6,439             7,068            6,813
- -------------------------------------------------------------------------------
Total                                $26,512           $28,931          $26,615
===============================================================================


The Company's total non-interest expense in 1995 decreased $2.4 million, or 8.4%, to $26.5 million from $28.9 million in 1994. The decrease was due to acquisition and restructuring costs in 1994 in connection with the addition of USB, FNFC and PBI, along with the FDIC substantially reducing the rate charged for deposit insurance to banks effective May, 1995 and cost cutting initiatives implemented by the Company during 1994 and 1995. The 1994 level represents an 8.7% increase from $26.6 million in 1993, resulting primarily from restructuring costs mentioned above, along with a new institutional advertising campaign, increases in data processing costs due to conversions from the Company's previous system to an outside data processor, the opening of three new branch offices in 1994 and normal increases in salaries and employee benefits.

The Company's overhead ratio, which is computed by subtracting non-interest income from non-interest expense (excluding net securities transactions) and dividing by average total assets, was 2.44% in 1995, 3.00% in 1994, and 2.81% in 1993.

Due to the sensitivity of the overhead ratio to changes in the size of the balance sheet, management also looks at trends in the efficiency ratio to assess the changing relationship between operating expenses and income. The efficiency ratio measures the amount of cost expended by the Company to generate a given level of revenues in the normal course of business. It is computed by dividing total operating expense by net interest income on a fully-taxable equivalent basis and non-interest income from ongoing operations, excluding nonrecurring items. The efficiency ratio was 57.03% in 1995, 68.13% in 1994 and 66.16% in 1993. The decrease in this ratio and the overhead ratio was the result of the factors set forth above.

INCOME TAXES

The Company's provision for income taxes in 1995 increased $2.5 million, or 85.7%, to $5.4 million from $2.9 million in 1994. The 1994 level represents a 10.1% decrease from $3.3 million in 1993. As a percentage of taxable income, the effective tax rate was 32.3% in 1995, 27.4% in 1994 and 28.7% in 1993 of income before taxes. The effective tax rate has increased as compared to 1994 and 1993, principally due to the fact that tax-exempt income as a percent of total income has decreased. For more information regarding income taxes see
Note 12 of Notes to the Company's Consolidated Financial Statements.

NET INCOME

Net income applicable to common stock, in 1995 increased by $3.6 million, or 46.7% to $11.4 million from $7.7 million in 1994. This compares with a decrease in income of $152,000, or 1.9%, for 1994 from $7.9 million in 1993. The difference between net income and net income applicable to common stock results from dividends paid on preferred stock of FNFC, which was redeemed as part of F&M's acquisition of FNFC in 1994.

Return on average common stockholders' equity was 14.16% in 1995 compared with 10.26% in 1994 and 12.09% in 1993. The return on average assets was 1.25% in 1995 compared with 0.93% in 1994 and 1.03% in 1993.

Net income per common share was $1.96 in 1995 compared with $1.33 in 1994 and $1.44 in 1993. Although the Company adopted a stock option plan in 1993, as of December 31, 1995, fully diluted earnings per share are equal to the earnings per share numbers mentioned above.

FINANCIAL CONDITION

In addition, 1995 was a year of growth for F&M in total assets and equity. Year end total assets in 1995 grew to $943 million, an 8.3% increase from $871 million in 1994. Total stockholders' equity at December 31, 1995 was $86 million, a 13.7% increase from $76 million in 1994. The balance of this section further discusses changes in the Company's assets, liabilities and equity.

LOAN PORTFOLIO

The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.

                                       DECEMBER 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993
                                       ---------------------------------------------------------------
(DOLLARS IN THOUSANDS)                   AMOUNT          %     AMOUNT          %     AMOUNT          %
- ------------------------------------------------------------------------------------------------------
Commercial and industrial              $118,571      17.4%   $105,612      16.7%   $100,001      18.5%
Agricultural                             40,837       6.0%     40,212       6.4%     40,108       7.4%
Real estate construction                 22,374       3.3%     17,369       2.8%     17,604       3.3%
Real estate mortgage                    453,292      66.7%    420,795      66.7%    339,439      62.9%
Installment and other consumer loans     44,949       6.6%     46,633       7.4%     42,497       7.9%
- ------------------------------------------------------------------------------------------------------
Total                                  $680,023     100.0%   $630,621     100.0%   $539,649     100.0%
- ------------------------------------------------------------------------------------------------------



                                      DECEMBER 31, 1992     DECEMBER 31, 1991
                                      ------------------------------------------
(DOLLARS IN THOUSANDS)                   AMOUNT          %     AMOUNT          %
- --------------------------------------------------------------------------------
Commercial and industrial               $75,703      15.7%    $69,910      14.9%
Agricultural                             33,912       7.0%     32,822       7.0%
Real estate construction                 13,778       2.9%      8,639       1.8%
Real estate mortgage                    316,241      65.4%    313,075      67.0%
Installment and other consumer loans     43,358       9.0%     43,295       9.3%
- --------------------------------------------------------------------------------
Total                                  $482,992     100.0%   $467,741     100.0%
- --------------------------------------------------------------------------------

Loan growth was 7.8% in 1995 compared with 16.9% in 1994. The 1995 increase was a result of increased sales efforts at the Company's subsidiary banks. The 1994 increase was further influenced by the Company's entry into the Green Bay market.

During 1995 the loan mix in the Company's portfolio remained relatively constant, with a slight trend toward commercial loans. During 1994 the Company experienced an increase in real estate mortgages as a percentage of total loans.

The Company maintains a diversified loan portfolio and therefore believes there is minimal exposure to loan concentration losses. At December 31, 1995, the Company believes that there were no loan concentrations to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. By maintaining a diversity of types of borrowers, the Company has attempted to prevent losses due to economic difficulties of certain industries.

The following table sets forth the scheduled repayments of the loan portfolio and the sensitivity of loans to interest rate changes at December 31, 1995 (excluding one to four family residential property mortgages and consumer loans).


                                                           MATURITY
                                          ------------------------------------------
                                                            OVER ONE
                                            ONE YEAR       YEAR THRU            OVER
                                             OR LESS      FIVE YEARS      FIVE YEARS
                                                        (IN THOUSANDS)
                                          ------------------------------------------
Commercial and industrial                   $ 92,269         $23,228          $3,074
Agricultural                                  35,913           3,596           1,328
Real estate construction                      20,020           2,337              17
- ------------------------------------------------------------------------------------
Total                                       $148,202         $29,161          $4,419
- ------------------------------------------------------------------------------------



                                               INTEREST SENSITIVITY
                                             -----------------------
AMOUNT OF LOANS DUE AFTER ONE YEAR WITH:       FIXED        VARIABLE
                                                RATE            RATE
                                             -----------------------
                                                  (IN THOUSANDS)
Commercial and industrial                    $25,006          $1,296
Agricultural                                   4,674             250
Real estate construction                       2,354               0
- --------------------------------------------------------------------
Total                                        $32,034          $1,546
- --------------------------------------------------------------------


NON-PERFORMING ASSETS

Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of non-performing loans, other real estate owned and non-performing assets, and each of their percentages to total loans as of the dates indicated.

                                                            DECEMBER 31,
                                ---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)            1995           %         1994            %         1993           %
- -----------------------------------------------------------------------------------------------------
Non-accrual loans               $5,698       0.84%       $5,532        0.88%       $4,121       0.76%
Loans past due 90 days or more     210        0.03          127         0.02          337        0.06
Restructured loans                 481        0.07           25         0.00          259        0.05
- -----------------------------------------------------------------------------------------------------
Total non-performing loans       6,389        0.94        5,684         0.90        4,717        0.87
Other real estate owned            644        0.09          936         0.15        2,367        0.44
- -----------------------------------------------------------------------------------------------------
Total non-performing assets     $7,033       1.03%       $6,620        1.05%       $7,084       1.31%
- -----------------------------------------------------------------------------------------------------


                                                  DECEMBER 31,
                                -------------------------------------------
(DOLLARS IN THOUSANDS)            1992           %         1991            %
- ---------------------------------------------------------------------------
Non-accrual loans               $4,874       1.01%       $7,057        1.51%
Loans past due 90 days or more     136       0.03           149        0.03
Restructured loans                 497       0.10           768        0.17
- ---------------------------------------------------------------------------
Total non-performing loans       5,507       1.14         7,974        1.71
Other real estate owned          3,460       0.72         3,791        0.81
- ---------------------------------------------------------------------------
Total non-performing assets     $8,967       1.86%      $11,765        2.52%
- ---------------------------------------------------------------------------


Maintaining excellent credit quality continues to be a priority for the Company. Non-performing assets as a percentage of total loans outstanding decreased in 1995 to 1.03% compared with 1.05% in 1994 and 1.31% in 1993. The decrease in 1995 was due largely to the Company's continued monitoring of the loan portfolio and collection efforts as well as the strong Wisconsin economy; the decrease in 1994 also resulted from dispositions of other real estate owned which had been held by FNFC.

Non-accrual loans at December 31, 1995 decreased 0.04% as a percentage of total loans, as compared to 1994. Non-accrual loans are at a level the Company considers manageable and at a level that compares favorably with Company peers. Furthermore, the Company considers its allowance for loan losses adequate to cover this level of non-accrual loans, although it regularly reviews the various factors used in determining the provision and allowance for loan losses.

The gross interest income that would have been recognized on non-accrual loans in 1995 if the loans had been current in accordance with their original terms was approximately $569,000, of which approximately $192,000 was collected and included in the Company's income for 1995.

It is the policy of the F&M subsidiary banks to place a loan on non-accrual status when the loan's principal and accrued interest is not expected to be collected in full or when the loan becomes contractually past due 90 days or more as to principal or interest and is not guaranteed by an outside source. Loans past due 90 days or more may be retained on accrual status if they are guaranteed by a third party and the bank believes that such guaranty will be adequate to assure collection.

There were no particular loans as to which payments were current at December 31, 1995, which in the opinion of management, and to its best knowledge, will not be paid according to their terms.

SUMMARY OF LOAN LOSS EXPERIENCE

The following table summarizes loan balances at the end of each period; changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category; and provisions for loan losses which have been charged to expense.

                                                                           YEAR ENDED DECEMBER 31
                                                  ----------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                1995           1994             1993             1992         1991
- ------------------------------------------------------------------------------------------------------------------------
Average balance of loans for period               $664,691       $581,010         $509,448         $479,911     $444,011
- ------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at beginning of period     7,752          7,155            6,415            5,616        4,727
Allowance for loan losses of banks
  acquired in purchase transactions                     --             --               --               --          660
Loans charged off
    Commercial and Industrial                          594            446              364              493          612
    Agricultural                                        36             30               51               11           33
    Real Estate - Mortgage                              31            112               53              149          117
    Installments and Other Consumer Loans              264            303              287              406          279
- ------------------------------------------------------------------------------------------------------------------------
Total charge offs                                      925            891              755            1,059        1,041
Recoveries on loans previously charged off
    Commercial and Industrial                           49             70               87               85           40
    Agricultural                                         5              7                1               10           23
    Real Estate - Mortgage                              37             11               11               26           29
    Installment and Other Consumer Loans                86             82              107              107           94
- ------------------------------------------------------------------------------------------------------------------------
Total recoveries                                       177            170              206              228          186
Net loans charged off                                  748            721              549              831          855
Provisions for loan losses                           1,599          1,318            1,289            1,630        1,084
- ------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses at end of period        $  8,603       $  7,752         $  7,155         $  6,415     $  5,616
- ------------------------------------------------------------------------------------------------------------------------
Ratio of net charge offs during period to
  average loans outstanding                           0.11%          0.12%            0.11%            0.17%        0.19%
Allowance for loan losses to total loans              1.27%          1.23%            1.33%            1.33%        1.20%

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

The following table summarizes the allocation of allowances for loan losses and gives a breakdown of the percentage of loans in each category

                                            DECEMBER 31, 1995     DECEMBER 31, 1994     DECEMBER 31, 1993
                                          ---------------------------------------------------------------
                                                      PERCENT               PERCENT               PERCENT
                                                     OF LOANS              OF LOANS              OF LOANS
AMOUNT OF                                             IN EACH  AMOUNT OF    IN EACH  AMOUNT OF    IN EACH
                                           RESERVE   CATEGORY    RESERVE   CATEGORY    RESERVE   CATEGORY
                                          FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL
(DOLLARS IN THOUSANDS)                      LOSSES      LOANS     LOSSES      LOANS     LOSSES      LOANS
- ---------------------------------------------------------------------------------------------------------
Commercial,industrial, and agricultural     $3,550       23.4%    $3,232       23.1%    $3,399       25.9%
Real estate - construction                     142        3.3        109        2.8        115        3.3
Real estate - mortgage                       3,197       66.7      3,093       66.7      2,575       62.9
Installment and other consumer loans         1,714        6.6      1,318        7.4      1,066        7.9
- ---------------------------------------------------------------------------------------------------------
                                            $8,603      100.0%    $7,752      100.0%    $7,155      100.0%
- ---------------------------------------------------------------------------------------------------------




                                            DECEMBER 31, 1992     DECEMBER 31, 1991
                                          -----------------------------------------
                                                      PERCENT               PERCENT
                                                     OF LOANS              OF LOANS
                                          AMOUNT OF   IN EACH  AMOUNT OF    IN EACH
                                           RESERVE   CATEGORY    RESERVE   CATEGORY
                                          FOR LOAN   TO TOTAL   FOR LOAN   TO TOTAL
(DOLLARS IN THOUSANDS)                      LOSSES      LOANS     LOSSES      LOANS
- -----------------------------------------------------------------------------------
Commercial,industrial, and agricultural     $2,924       22.7%    $2,561       21.9%
Real estate - construction                     116        2.9        101        1.8
Real estate - mortgage                       2,412       65.4      2,111       67.0
Installment and other consumer loans           963        9.0        843        9.3
- -----------------------------------------------------------------------------------
                                            $6,415      100.0%    $5,616      100.0%
- -----------------------------------------------------------------------------------


The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. In determining the additions to the allowance charged to operating expenses, management considered historical loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions that may affect the borrower's ability to pay.

For discussion of the impact of the adoption of SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) and SFAS No. 118 (Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures) see "Recent Accounting Developments."

The degree of risk associated with the Company's loans is generally greater in the commercial, industrial and agricultural categories, representing 23.4% of total loans at December 31, 1995. Accordingly, management has allocated a significantly larger portion of the allowance for loan losses to these types of loans.

The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

INVESTMENT PORTFOLIO

The following table sets forth the distribution of investment securities (securities held to maturity and available for sale) and their percentage to total investment securities at the dates indicated.

                                                                DECEMBER 31,
                                           ------------------------------------------------------
                                                     1995               1994               1993
                                           ------------------------------------------------------
(DOLLARS IN THOUSANDS)                      AMOUNT  PERCENT    AMOUNT  PERCENT    AMOUNT  PERCENT
- -------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
 of U.S. Government corporations
 and agencies                              $35,395     20.1%  $43,019     25.0%  $59,407     29.0%
Obligations of states and
 political subdivisions                     72,355     41.0    72,311     42.1    60,546     29.6
Debt securities issued by
 foreign government                             25      0.0        25      0.0        25      0.0
Mortgage-backed securities                  51,128     29.0    45,165     26.3    59,014     28.9
Other securities                            17,476      9.9    11,372      6.6    25,556     12.5
- -------------------------------------------------------------------------------------------------
Total investments                         $176,379    100.0% $171,892    100.0% $204,548    100.0%
- -------------------------------------------------------------------------------------------------


During 1995, the investment portfolio make-up remained relatively consistent with past years, with a decrease in U.S. treasuries and agencies and a slight increase in money market mutual funds. The Company generally limits its mutual fund holdings to money market funds.

The following tables show the relative maturities and weighted average interest rates on a tax equivalent basis of investment securities as of December 31, 1995. Although the maturities of the investment portfolio have lengthened from 1994, the Company feels liquidity remains adequate.


                                            AFTER ONE       AFTER FIVE
                              WITHIN        BUT WITHIN      BUT WITHIN        AFTER
(DOLLARS IN THOUSANDS)       ONE YEAR       FIVE YEARS      TEN YEARS       TEN YEARS
- -----------------------------------------------------------------------------------------
                           AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD   AMOUNT  YIELD
- -----------------------------------------------------------------------------------------
U.S. Treasury and other
 U.S. Government
 agencies and
corporations*              $5,592   6.25% $34,795   5.73% $14,232   6.63% $31,904   9.50%
States and political
 subdivisions (domestic)    1,349   7.96   20,112   8.25   26,581   8.72   24,313   7.94
Other bonds, notes,
 and debentures            10,199   5.79    1,336   6.62      450   6.67    5,516   6.52
- -----------------------------------------------------------------------------------------
Total                     $17,140   6.11% $56,243   6.65% $41,263   7.98% $61,733   8.62%
- -----------------------------------------------------------------------------------------

*Includes floating rate securities which reprice monthly but which mature during the indicated time period.

Inherent in any portfolio which includes mortgage-backed securities, there exist both prepayment and maturity extension risk. The Company is not immune to these same type risks. The Company's investments in these type of securities are predominantly in straight U.S. Agency issued mortgage-backed pass-throughs and lower risk types of real estate mortgage investments conduits/collateralized mortgage obligations. The major categories of the mortgage-backed security portfolio and dollar values as of December 31, 1995, are as follows: fixed rate mortgage-backed pass-throughs-$8.8 million; variable rate mortgage-backed pass-throughs-$4.7 million; fixed rate real estate mortgage investment conduits/collateralized mortgage obligations-$22.3 million; and floating rate real estate mortgage investment conduits/collateralized mortgage obligations-$15.3 million.

For more information regarding the investment portfolio, including the breakdown between securities held to maturity and available for sale, see Note 5 of Notes to the Company's Consolidated Financial Statements.'

DEPOSITS

The following table sets forth average deposits and their percentage to total average deposits at the dates indicated.

                                                      DECEMBER 31,
                             ------------------------------------------------------------------------
                                   1995                     1994                        1993
                             ------------------------------------------------------------------------
                              AMOUNTS  PERCENT      AMOUNTS      PERCENT        AMOUNTS      PERCENT
- -----------------------------------------------------------------------------------------------------
                                                     (DOLLARS IN THOUSANDS)
Non-interest bearing demand   $97,162     12.4%     $90,891         12.5%        80,623         11.7%
Interest-bearing demand        78,039     10.0       84,759         11.7         91,017         13.2
Savings deposits              196,721     25.1      197,318         27.2        182,693         26.6
Time deposits                 411,917     52.5      352,319         48.6        333,835         48.5
- ----------------------------------------------------------------------------------------------------
Total                        $783,839    100.0%    $725,287        100.0%      $688,168        100.0%
- ----------------------------------------------------------------------------------------------------

Year-end deposits increased 7.9% in 1995 compared with an increase of 5.2% in 1994 over 1993.

The amount of time certificates of deposit issued in amounts of $100,000 or more and outstanding as of December 31, 1995 is: 75,303,000. Their maturing distribution is as follows:

           --three months or less                             $32,060,000
           --over three months and through twelve months      $33,891,000
           --over one year                                    $ 9,352,000


Neither F&M or its subsidiaries have any deposits in foreign banking offices.

BORROWINGS

Short-term borrowings at December 31, 1995 were $12.2 million, as compared to $19.8 million at December 31, 1994. Short-term borrowings consist primarily of repurchase agreements. During 1995, F&M used short-term borrowings (along with increased deposits) to fund its increasing loan demand. Management has taken steps to reduce short-term borrowings by increasing interest rates paid to depositors and carefully monitoring the growth in the loan portfolio, although continued reliance on short-term borrowings may be required if loan demand outpaces deposit growth, therefore, short-term borrowings are expected to vary from time to time.

Several of the Company's subsidiary banks, as members of the Federal Home Loan Bank (FHLB), had borrowings from the FHLB as of December 31, 1995 and 1994. These borrowings are secured by pledges of mortgage loans, and totaled $10.8 million at December 31, 1995, compared to $5.3 million at December 31, 1994. These borrowings had original maturities of three months to seven years, with rates at December 31, 1995 ranging from 4.60% to 7.73%.

The Company had previously maintained a credit facility with a third party bank. During 1995 the Company repaid in full the term borrowings under the credit facility, which were $1.0 million at December 31, 1994. This arrangement expired on May 31, 1995.

CAPITAL ADEQUACY

Stockholders' equity increased in 1995 by $10.3 million, to $85.9 million. This increase was a result of net income during the year, along with the net increase in fair values of securities available for sale of $3.2 million, offset by dividends of $3.5 million paid to common stockholders.

At December 31, 1995, the risk-based capital ratio for Tier 1 capital was 11.66% and the total risk-based capital ratio was 12.87%, as compared to minimum regulatory requirements of 4.0% and 8.0%, respectively. The ratio of average equity to average assets amounted to 8.87% at December 31, 1995 compared with 9.04% at December 31, 1994 and 8.59% at December 31, 1993. The Company's leverage ratio at December 31, 1995 was 8.88%, as compared to a minimum regulatory requirement of 3.0%.

At December 31, 1995, the F&M subsidiary banks in the aggregate could have paid approximately $16,976,000 of additional dividends to the Company without prior regulatory approval. The payment of dividends is subject to the statutes governing Wisconsin state chartered banks. At December 31, 1995, each of the F&M banks was in compliance with all applicable capital requirements, and management believes that the capital structure of the F&M Banks is adequate. The Company's common stock dividend payout ratio was 30.6% in 1995, as compared to 30.8% in 1994 and 32.5% in 1993. These numbers include the dividends historically paid by USB, FNFC and PBI prior to their acquisitions by the Company; differences in dividend policies affect the comparability of information.

F&M's acquisition of Monycor was in exchange for 157,563 shares of F&M common stock. As a result of the use of F&M stock, the Monycor transaction increased F&M capital; the acquisition did not significantly affect F&M's capital ratios. F&M's pending acquisition of Community State Bank is also expected to be in exchange for F&M Common Stock.

F&M's proposed acquisition of Bradley Bank will be made in exchange for approximately $6.0 million in cash. In addition, F&M has identified capital needs during 1996 of approximately $3.0 million for replacement and renovation of facilities and establishment of additional branch offices. F&M expects to meet these cash capital needs through earnings and its existing capital resources.

LIQUIDITY AND INTEREST SENSITIVITY MANAGEMENT

As shown in the Company's Consolidated Statement of Cash Flow for 1995, cash and cash equivalents increased by $18.8 million during 1995 to $59.0 million at December 31, 1995. The increase primarily reflected $52.5 million in net cash provided by financing activities plus $17.9 million in net cash provided by operating activities offset by $51.6 million in net cash used in investing activities. Net cash used in investing activities consisted primarily of a net increase in loans plus necessary capital expenditures. Net cash provided by operating activities primarily consisted of the Company's net income in 1995, increased by adjustments for non-cash charges. Net cash provided by financing activities principally reflected a net increase in deposits and other borrowings offset in part by payments on the Company's short-term borrowings, and dividends paid.

The Company manages its liquidity to provide adequate funds to support the borrowing requirements and deposit flow of its customers. Management views liquidity as the ability to raise cash at a reasonable cost or with a minimum of loss and as a measure of balance sheet flexibility to react to marketplace, regulatory and competitive changes. The primary sources of the Company's liquidity are marketable assets maturing within one year. At December 31, 1995, the carrying value of securities maturing within one year was $17.1 million, or 9.7% of the total investment securities portfolio. The Company attempts, when possible, to match relative maturities of assets and liabilities, while maintaining the desired net interest margin. Although the percentage of earning assets represented by loans is increasing, management believes that liquidity is adequate.

Managing interest rate risk is fundamental to banking. Banking institutions manage the inherently different maturity and repricing characteristics of the lending and deposit-taking lines of business to achieve a desired interest rate sensitivity position and to limit their exposure to interest rate risk. The Company manages its balance sheet to achieve maximum shareholder value within the constraints of its interest rate risk discipline, the maintenance of high credit quality, and sound leverage and liquidity positions. Both the interest rate sensitivity and liquidity position of the Company are reviewed regularly. The primary objective of interest rate sensitivity management is to maintain net interest income growth while reducing exposure to the risks inherent in interest rate movements.

A historical tool for measuring interest rate sensitivity is the gap analysis. The following table shows the Company's approximate consolidated rate sensitivity gap position at December 31, 1995.

                                                      0-90    91-365       1-5    OVER 5
(DOLLARS IN THOUSANDS)                                DAYS      DAYS     YEARS     YEARS     TOTAL
- --------------------------------------------------------------------------------------------------
Loans                                             $211,625  $282,752  $162,498   $23,148  $680,023
Investment securities                               29,982    17,570    69,608    59,219   176,379
Other earnings assets                               20,118         0         0         0    20,118
- --------------------------------------------------------------------------------------------------
    Total rate-sensitive assets (RSA)             $261,725  $300,322  $232,106   $82,367  $876,520
==================================================================================================
Savings deposits                                  $144,216        $0       $77    $9,237  $153,530
Time deposits                                      132,302   195,596   109,204        41   437,143
Other non-deposit interest-bearing liabilities      20,894       133     1,200       800    23,027
- --------------------------------------------------------------------------------------------------
    Total rate-sensitive liabilities (RSL)        $297,412  $195,729  $110,481   $10,078  $613,700
==================================================================================================
Interest sensitivity gap                         $(35,687)  $104,593  $121,625   $72,289  $262,820
==================================================================================================
Cumulative interest sensitivity gap              $(35,687)   $68,906  $190,531  $262,820
==================================================================================================
Ratio of cumulative rate sensitivity gap to RSA    (13.6)%     12.3%     24.0%     30.0%

Cumulative ratio of rate sensitive assets
 to rate sensitive liabilities                       88.0%    114.0%    131.6%    142.8%


Rate-sensitive liabilities in the preceding table exclude 50% of negotiable order of withdrawal interest-bearing demand accounts and 70% of regular savings accounts because management believes, based on the Company's previous experience, that this treatment more closely approximates actual results due to the relatively stable nature of these accounts. The F&M banks' regulators have acknowledged these formulas for examination purposes.

Management's overall strategy is to coordinate the volume of rate-sensitive assets and liabilities to minimize the impact of interest rate movements on the net interest margin. The above table reflects a negative gap position for the 90-day interval with a positive position for the longer maturities. A negative position is favorable in a falling interest rate environment; a positive position is favorable in a rising interest rate environment. The gap is within the acceptable range established by management at each level of maturity. The December 31, 1995 net interest margin indicates that the actual decrease in interest rates for the year resulted in a slight decrease in the margin to 4.96% from 4.98% for 1994. Since this is a dynamic ratio, management has the ability to influence net interest income in a positive manner when interest rate changes do occur.

The Company's rollover policy is such that loans are written with limited maturities if they are not in conjunction with amortized payments or otherwise tied to a variable rate. This allows the F&M banks to restructure the terms and interest rate of the loan to correspond with the Company's cost of funds.

RECENT ACCOUNTING DEVELOPMENTS
SFAS No. 114 (Accounting by Creditors for Impairment of a Loan) as amended by SFAS No. 118 (Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures) was adopted by the Company as of January 1, 1995. In accordance with the new standard, the 1995 allowance for loan losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent. Since the Company evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of) was issued by FASB in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

SFAS No. 122 (Accounting for Mortgage Servicing Rights) was issued by FASB in May 1995. SFAS No. 122 requires accounting recognition of the rights to service mortgage loans for others. The total cost of the mortgage loan will be allocated between the relative fair values of the loan and the mortgage servicing rights. The cost allocated to mortgage servicing rights will be recognized as a separate asset and amortized over the period of estimated servicing income. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 122 is not anticipated to have a significant impact on the Company's financial condition or results of operations. The actual impact of adoption is contingent on the future levels of mortgage loan sales.

SFAS No. 123 (Accounting for Stock-Based Compensation) was issued by FASB in October 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages a "fair value-based method" of accounting for stock-based compensation plans. Upon adoption of SFAS No. 123, the Company will be required to disclose in the notes to the financial statements the difference between the "fair value method" and the "intrinsic value method" as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25 on the Company's financial statements. SFAS No. 123 is required to be adopted as of January 1, 1996, and will not have a significant impact on the Company's financial condition or results of operations.

                            F&M BANCORPORATION, INC.

         F&M Bancorporation, Inc. was formed in 1980 to acquire the shares of Farmers and Merchants Bank of Kaukauna, Wisconsin (now known as F&M Bank-Kaukauna). F&M has grown internally and through acquisitions from a one-bank holding company with total assets of $37 million at its inception to a 14-bank holding company with 42 banking offices, and total assets of $973 million at December 31, 1995, giving effect to its February 1996 acquisition of Monycor Bancshares, Inc. ("Monycor").

         At December 31, 1995, F&M's subsidiary banks (the "F&M Banks") ranged in size from $28.4 million to $226.6 million in total assets. The F&M Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout northeastern, north central and southwestern Wisconsin. F&M provides the benefits of holding company affiliation while allowing the F&M Banks to operate with considerable autonomy.

         See "Index to Financial Statements" for historical financial statements of F&M.

Recent Developments

         Monycor Acquisition. On February 5, 1996, F&M acquired Monycor. Monycor owned a 98.4% interest in Monycor Bank (which was subsequently renamed "F&M Bank-Superior"). F&M Bank-Superior is a Wisconsin state bank headquartered, with a single office, in Superior, Wisconsin, in the northwestern corner of the state. In the Monycor transaction, Monycor merged into a subsidiary of F&M, and outstanding shares of Monycor Common Stock were converted into an aggregate of 157,563 shares of F&M Common, valued for purposes of the transaction at $3.6 million.

         At December 31, 1995, Monycor had total assets of $29.5 million, net loans of $18.4 million, total deposits of $26.4 million and shareholders' equity of $1.7 million. For the fiscal year ended December 31, 1995, Monycor had net income of $380,000. F&M is accounting for the Monycor transaction using the pooling of interest method of accounting.

         USB Acquisition. On January 9, 1995, F&M acquired Union State Bank ("USB") which has been renamed "F&M Bank-Waushara County." F&M Bank-Waushara County is a Wisconsin state bank headquartered in Wautoma, Wisconsin, approximately 40 miles south-southeast of the city of Stevens Point, and 40 miles west of the city of Oshkosh. USB has five full-service offices located in Waushara County, Wisconsin.

         In the USB transaction, F&M offered to exchange outstanding shares of USB Common Stock for shares of F&M Common. The stock exchange offer was accepted by holders of over 99.9% of the outstanding shares of USB's Common Stock, and F&M issued 740,561 shares of F&M Common in the transaction, valued for purposes of the transaction at $16.2 million. The remaining shares of USB's Common Stock were subsequently acquired by F&M for cash.

         At December 31, 1994, USB had total assets of $93.8 million, total deposits of $83.1 million and shareholders' equity of $8.9 million. For the fiscal year ended December 31, 1994, USB had net income of $177,000, which included a special after tax charge of approximately $470,000 relating to the freezing of benefits under USB's defined benefit plan, and certain additional charges relating to the acquisition. F&M accounted for the USB transaction using the pooling of interest method of accounting.

         Proposed Algoma Acquisition. On January 8, 1996, F&M announced that it had entered into a letter of intent to acquire Community State Bank ("CSB"). A definitive agreement was signed on February 22, 1996. See "The Merger" and "Community State Bank."

         Proposed Tomahawk Acquisition. On January 11, 1996, F&M entered into a definitive agreement providing for the acquisition of Bradley Bank ("Bradley") from its holding company and minority shareholders. The agreement in principle to acquire Bradley had been announced in September 1995. Bradley has two full service offices in Tomahawk, Wisconsin, and the acquisition of Bradley will enhance F&M's presence in north central Wisconsin; Bradley will be combined with F&M Bank-Lakeland. The proposed Bradley acquisition will be for cash. The acquisition price will be in a formula amount set forth in the agreement, which is expected to be approximately $6.2 million.

         At December 31, 1995, Bradley had total assets of $36.1 million, net loans of $25.5 million, total deposits of $32.6 million and shareholders' equity of $3.3 million. For the year ended December 31, 1995, Bradley had net income of $505,000.

         The Bradley acquisition is subject to regulatory approval and other customary contingencies. Applications for federal and state regulatory approvals have been filed; federal approval has been received and state approval is expected in April 1996. While there can be no assurances, the parties expect that the Bradley transaction will be consummated in the second quarter of 1996. F&M management does not expect the Bradley acquisition will have a material effect upon F&M because of the relative size of Bradley as compared to F&M, and the proposed acquisition price as compared to F&M's total equity.

         Proposed Little Chute Acquisition. As of January 15, 1996, F&M entered into a definitive agreement to acquire the Little Chute branch office of TCF Bank Wisconsin. The acquisition, which will include purchase of fixed assets and assumption of deposit liabilities by F&M Bank-Kaukauna, will enhance F&M's presence in the Fox River Valley. The proposed acquisition will be a cash transaction, in which F&M purchases the fixed assets of the Little Chute branch, and is reimbursed in cash (reduced by an agreed-upon premium) by TCF for the assumption of deposits. F&M Bank-Kaukauna will also acquire loans secured by deposits, if any, of the office. At December 31, 1995, the TCF Little Chute branch office had total deposits of approximately $8.0 million.

         The Little Chute acquisition is subject to regulatory approvals (which have been received) and other customary contingencies. While there can be no assurances, the parties expect that the Little Chute transaction will be consummated in the second quarter of 1996. F&M management does not expect that the Little Chute acquisition will have a material effect upon F&M because of the relative size of the Little Chute office as compared to F&M, and the proposed acquisition price as compared to F&M's total equity.

Subsidiary Banks

         F&M owns 14 subsidiary banks (the "F&M Banks"), all of which are Wisconsin state banks, and each of which is a member of the Federal Reserve System. The Banks are community banks which provide a full range of services to consumers and businesses in small and medium-sized communities throughout Wisconsin. F&M provides the benefits of holding company affiliation while allowing the Banks to operate with considerable autonomy.

         The following table presents certain information as to the F&M Banks. Unless otherwise indicated, each of the F&M Banks is wholly-owned by F&M.

                                                               NO. OF FULL                 TOTAL
                                           YEAR              SERVICE OFFICES              ASSETS
             BANK                      ACQUIRED (1)            AT 3/31/96               AT 12/31/95
             ----                      ------------          --------------             -----------
                                                                                       (in millions)
F&M Bank-Kaukauna(2)                       1980                     3                     $104.1
F&M Bank-Appleton                          1981                     3                       50.4
F&M Bank-Hilbert                           1983                     3                       28.4
F&M Bank-Winnebago County                  1985                     3                       86.8
F&M Bank-New London                        1987                     1                       31.6
F&M Bank-Portage County                    1987                     3                       57.7
F&M Bank-Fennimore(3)                      1988                     1                       43.7
F&M Bank-Potosi                            1988                     2                       30.2
F&M Bank-Lancaster                         1990                     1                       38.6
F&M Bank-Lakeland                          1991                     5                      101.6
F&M Bank-Kiel                              1991                     1                       41.1
F&M Bank-Northeast                         1994                    10                      226.6
F&M Bank-Waushara County                   1995                     5                       97.3
F&M Bank-Superior(4)                       1996                     1                       29.5
- ------------------

(1) In the case of F&M Banks resulting from mergers, represents the date F&M first acquired any of the constituent banks in those mergers.
(2)      F&M Bank-Kaukauna is 98.9% owned by F&M.
(3)      F&M Bank-Fennimore is 97.3% owned by F&M.
(4)      F&M Bank-Superior is 98.4% owned by F&M.

         F&M's network of community banks generally operates with significant local autonomy, with general oversight and support from F&M. F&M believes this autonomy allows the F&M Banks to better serve the customers in their respective communities, and thus enhances the F&M Banks' business opportunities and operations. After acquiring banks, F&M generally maintains local bank charters and keeps intact existing management and boards of directors. Generally, F&M Bank managements operate independently of F&M in selecting deposit products developed by F&M and in making pricing and credit decisions. F&M maintains an approval procedure for new loans above certain threshold amounts and provides ongoing loan review and administration assistance and other services for the F&M Banks. F&M encourages F&M Bank officers and employees to be active in community groups and projects.

Lending and Investments

         The F&M Banks offer short-term and long-term loans on a secured or unsecured basis for business or personal purposes. The F&M Banks focus their lending activities on individuals and small businesses in their immediate market areas. Lending has been almost exclusively within the State of Wisconsin. The markets of the F&M Banks include a wide variety of businesses; therefore, F&M does not believe it is unduly exposed to problems in any particular industry group.

         F&M believes that it can best serve its customers, and thereby enhance F&M's business, operations and profitability, by maximizing local autonomy in credit decisions. Generally, managements of the F&M Banks operate independently of F&M in making credit decisions. F&M maintains an approval procedure for any new loan that exceeds a specified threshold amount (varying depending upon the F&M Bank) or loan participations exceeding $750,000. F&M also provides continuing loan review and administrative assistance for the F&M Banks. The foregoing are in addition to each F&M Bank's internal loan procedures.

         The F&M Banks participate in lending guaranteed by the Small Business Administration and/or the Federal Housing Administration. For residential customers, the F&M Banks make mortgage loans and offer a variety of programs which are for resale in secondary mortgage markets or which are retained in the F&M Banks' portfolios. F&M does not have any substantial business with foreign obligors.

Deposits

         Each of the F&M Banks offers the usual and customary range of depository products provided by commercial banks, including checking, savings and money market accounts, and certificates of deposit. Deposits at each F&M Bank are insured by the Federal Deposit Insurance Corporation up to statutory limits.

         Local managements of the F&M Banks are given significant latitude in determining and pricing the depository products offered. F&M makes a general determination of the deposit products which may be offered by the F&M Banks, and its corporate staff regularly consults with local management in developing new products which may be appropriate for local communities. However, local management selects which of F&M's various products can be most successfully offered in the various communities which its F&M Bank serves. In addition, local management is given the flexibility to price deposit products locally, to best compete in an F&M Bank's particular marketplace.

Competition

         The F&M Banks actively compete with other financial institutions and businesses in both attracting and retaining deposits and making loans. Direct competitors include banks, savings and loans and credit unions. These institutions offer direct competition in the areas of deposits and loans. Other competitors include insurance companies, securities brokerage firms, trust companies and investment management firms which also offer competition for many of the services offered by the F&M Banks, such as discount brokerage.

         F&M believes it has a competitive advantage because 21 of its 42 F&M Bank office locations represent the only commercial bank office in their respective communities. However, in certain of these communities, savings and loan associations, savings banks or credit unions also maintain offices, and there are bank offices located in other nearby communities. F&M believes its focus on establishing continuing banking relationships and on individualized customer service provides additional competitive advantages.

         F&M also faces competition in acquiring institutions. Wisconsin has recently experienced a significant consolidation of its banking industry, and many large holding companies with greater resources than F&M (including several out-of-state holding companies) are actively pursuing acquisitions in Wisconsin. This competition affects the acquisition opportunities for F&M and can affect the cost of such acquisitions.

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. While F&M's community banking strategy stresses "traditional" personal service, F&M's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in F&M's bank operations. Many of F&M's competitors have substantially greater resources to invest in technological improvements.

                          BANK SELECTED FINANCIAL DATA

         The selected financial data presented below for Community State Bank (the "Bank") for each of the years in the five year period ended December 31, 1995, are derived from the financial statements of the Bank and should be read in conjunction with other financial information presented elsewhere in this Prospectus/Proxy Statement. The financial statements of the Bank for the year ended December 31, 1995, have been audited by Wipfli Ullrich Bertelson to the extent indicated in their report thereon. The selected financial data for the years ended December 31, 1994, 1993, 1992 and 1991 are unaudited, but in the opinion of the Bank management reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The information presented below should be read in conjunction with the separate financial statements and notes thereto of the Bank, and the Bank's Management's Discussion and Analysis of Results of Operations and Financial Condition, all included elsewhere in this Prospectus/Proxy Statement.


                                                                  Years ended December 31,
                                                                  ------------------------
                                                     1995        1994         1993         1992         1991
                                                     ----        ----         ----         ----         ----
                                                         (dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
Interest income                                     $3,496       $3,208      $3,400       $3,827       $4,177
Interest expense                                     1,598        1,311       1,460        1,828        2,258
                                                    ------       ------      ------       ------       ------
Net interest income                                  1,898        1,897       1,940        1,999        1,919
Provision for loan losses                               54           20          40          165           60
                                                    ------       ------      ------       ------       ------
Net interest income after provision for loan         1,844        1,877       1,900        1,834        1,859
losses

Non-interest income                                    140          147         247          190          160
Non-interest expense                                 1,215        1,212       1,127        1,140        1,198
                                                    ------       ------      ------       ------       ------
Income before income taxes                             769          812       1,020          884          821
Provision for income taxes                             140          152         202          247          218
                                                    ------       ------      ------       ------       ------
Net income                                            $629         $660        $818         $637         $603
                                                    ======       ======      ======       ======       ======

PERIOD END BALANCE SHEET DATA:
Total assets                                       $53,152      $50,784     $50,787      $50,815      $47,877
Net loans                                           19,703       19,266      20,797       20,778       21,377
Securities                                          28,469       26,846      24,141       24,481       22,902
Total deposits                                      44,523       43,196      43,343       43,856       41,292
Total stockholders' equity                           8,175        7,361       7,272        6,696        6,281

PER COMMON SHARE DATA:
Net income                                          $13.68       $14.36      $17.78       $13.85       $13.11
Period end book value                              $177.73      $160.02     $158.09      $145.56      $136.54
Dividends                                            $6.60        $6.65       $5.25        $4.05        $3.55


                   BANK MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

         The following discussion and analysis provides information regarding the historical results of operations and financial condition of the Bank for the years ended December 31, 1995, 1994 and 1993. This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.

RESULTS OF OPERATIONS

         For the year ended December 31, 1995, net income was $629,000, a decrease of $31,000, or 4.7% from 1994. For the year ended December 31, 1994, net income was $660,000, a decrease of $158,000, or 19.3%, from the 1993 net income of $818,000.

         NET INTEREST REVENUE

         Net interest revenue stayed constant at $1.9 million in 1995 and 1994. Total interest income increased 9.0% to $3.5 million in 1995. Average earning assets increased $1.1 million to $48.6 million in 1995 over 1994. Average yields on loans increased to 8.60% from 8.37%, while the yield on investments increased to 7.00% from 6.50%. Deposit costs increased slightly from 3.46% at December 31, 1994 to 4.21% at December 31, 1995. Interest bearing liabilities increased 2.6% or $1.0 million from 1994 to 1995.

         Net interest revenue decreased $42,000 or 2.2% to $1.9 million in 1994. Total interest income decreased $192,000 in 1994 from $3.4 million. Average earning assets increased $0.6 million from 1993 to 1994 while interest bearing deposits increased only $64,000.

         PROVISION FOR LOAN LOSSES

         The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. The provision for loan losses was $54,000 in 1995, as compared to $20,000 in 1994 and $40,000 in 1993.

         OTHER OPERATING REVENUE AND EXPENSES

         Other operating revenue decreased $7,000 to $140,000 in 1995, primarily due to $20,000 of security gains in 1994 and none in 1995. Other operating revenue decreased $100,000 in 1994 from $247,000 in 1993. Security gains were $20,000 in 1994 compared with $118,000 in 1993 while service charges decreased slightly from $129,000 in 1993 to $127,000 in 1994.

         Other operating expenses stayed constant at $1.2 million in 1995. Salaries and benefits accounted for an $18,000, or 3.0%, increase while occupancy expenses increased $12,000, or 14.8%, and other operating expenses decreased $27,000, or 5.6%, as a result of decreased FDIC premiums partially offset by other increases. Other operating expenses increased $85,000, or 7.5%, to $1.2 million in 1994 from 1993. All categories of other operating expenses increased in this time period; salaries and benefits increased $26,000, while all other operating expenses increased $59,000.

         INCOME TAXES

         Income taxes were $140,000 in 1995 compared with $152,000 in 1994 and $275,000 in 1993. Tax expense as a percent of income before income taxes was 18.2% in 1995, 18.8% in 1994 and 27.0% in 1993. The decrease in income taxes is the result of decreased profitability and the organization of the Bank's Nevada investment subsidiary in 1994.

         SFAS No. 109, "Accounting for Income Taxes" (SFAS No. 109), was issued by the FASB in February 1992 and required a change from deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Bank adopted SFAS No. 109 in 1993 and recognized a cumulative benefit of $72,000 in 1993.

FINANCIAL CONDITION

         At December 31, 1995, total assets of $53.1 million represent an increase of 4.67% or $2.4 million from a year earlier. The increase resulted primarily from an increase in deposits of $1.3 million from $43.2 million and increase in stockholders equity of $815,000. Loans increased $437,000 while cash and cash equivalents increased $671,000 and investments increased $1.6 million.

         LOAN PORTFOLIO

         The following table sets forth the major categories of loans outstanding and the percentage of total loans for each category at the dates indicated.

                                                              December 31,
                              -------------------------------------------------------------------------------
                                        1995                       1994                           1993
                              ---------------------------   -------------------------  -----------------------
                              Amount        Percent        Amount       Percent        Amount       Percent
                              ------        -------        ------       -------        ------       -------
                                                         (dollars in thousands)
Commercial                     $2,323         11.60%        $1,987        10.13%        $1,572         7.41%
Agricultural production         1,038          5.18          1,215         6.19          1,250         5.90

Real estate:
    Construction                  417          2.09           785          4.00            578         2.73
    Commercial                  3,332         16.65          2,818        14.37          3,109        14.67
    Agricultural                3,012         15.04          3,421        17.44          3,708        17.49
    Residential                 6,501         32.47          6,201        31.61          6,679        31.51
Other                           3,398         16.97          3,188        16.26          4,302        20.29
                              -------        -------        ------       ------         ------        -----
        Total loans           $20,021        100.00%       $19,615       100.00%       $21,198       100.00%
                              =======        ======        =======       ======        =======       ======

         NON-PERFORMING ASSETS

         Non-performing assets are a broad measure of problem loans. The following table sets forth the amount of the Bank's non-performing loans, other real estate owned and non-performing assets and each of their percentages to total loans as of the dates indicated.

                                                                        December 31,
                                                                       --------------
                                                       1995                1994                       1993
                                                      -------             -------                    ------
                                            Amount    Percent       Amount      Percent      Amount       Percent
                                            ------    -------       ------      -------      ------       -------
                                                                    (dollars in thousands)
Non-accrual loans                             $491     2.45%         $356         1.82%       $277        1.31%
Accruing loans past due 90 days or               2     0.01            18         0.09           7        0.03
more
   Total non-performing loans                  493     2.46           374         1.91         284        1.34
Other real estate owned                        164     0.82           301         1.53         177        0.83
                                              ----     ----          ----         -----       ----        ----
   Total non-performing assets                $657     3.28%         $675         3.44%       $461        2.17%
                                              ====     ====          ====         =====       ====        ====

             SUMMARY OF LOAN LOSS EXPERIENCE

             The following table summarizes loan balances at the end of each year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category; and provisions for loan losses that have been charged to expense.

                                                                Years Ended December 31,
                                                   ---------------------------------------------------
                                                          1995              1994              1993
                                                          ----              ----              ----
                                                                   (dollars in thousands)
Average balance of loans for year                        $20,748           $20,464           $21,071
                                                         =======           =======           =======
Allowance for loan losses at beginning of year           $   348           $   401           $   352

Loan charge-offs:
Commercial, municipal and agricultural                        66                53                 6
Consumer                                                      39                43                34
                                                         -------           -------           -------
Total charge-offs                                            105                96                40

Loan recoveries:
Commercial, municipal and agricultural                         2                 3                33
Consumer                                                      19                20                16
                                                         -------            ------           -------
Total recoveries                                              21                23                49
                                                         -------            ------           -------
Net loan charge-offs (recoveries)                             84                73                (9)

Provision for loan losses                                     54                20                40
                                                         -------            ------           -------
Allowance for loan losses at end of year                    $318              $348              $401
                                                         =======            ======           =======
Ratio of net charge-offs during year to
  average loans outstanding                                 0.40%             0.36%             (.04%)

Allowance for loan losses to total loans                    1.59%             1.77%              1.89%


CAPITAL

         Total stockholders' equity increased $815,000 to $8.2 million from 1994 to 1995, as compared to an increase of $100,000 from 1993 to 1994. The 1995 increase includes a positive impact of $489,000, and the 1994 increase is net of a $266,000 negative impact, due to the adjustment to fair value of investment securities available for sale.

LIQUIDITY

         The management of assets and liabilities provides for the availability of funds to meet loan commitments, deposit withdrawals and other maturing liabilities. Liquidity to service these requirements is generated from maturing short and long-term assets, internally generated earnings and from new deposits. Management of the Bank has tended to rely on the maturity structure of loans, investments available for sale and transactions in federal funds to meet liquidity needs. The Bank does not rely on brokered deposits as a source of liquidity. The Bank's liquidity management is not only as a point in time, but also involves the future estimated needs of the market area served by the Bank. The Bank primarily monitors the liquidity ratio of rate-sensitive assets to rate-sensitive liabilities in the one-year time range. The ratio in the one year category has ranged between 105% and 127% between 1993 and 1995. During the same time period, the ratio of total loans to total deposits has ranged between 47% and 51%.

         The following table shows the approximate rate-sensitivity gap position at December 31, 1995:

                                                0 - 90          91 - 365         1 - 5        Over 5
                                                  Days            Days           Years         Years           Total
                                             -------------   -------------    -----------   -----------     ----------
                                                                      (dollars in thousands)
Loans                                              $ 7,350         $ 8,495        $ 4,386       $   366        $20,597
Investment securities                                1,378           2,903         12,715        11,262         28,258
Other earning assets                                 2,210              --             --            --          2,210
                                                   -------         -------        -------       -------        -------

     Total rate-sensitive assets (RSA)             $10,938         $11,398        $17,101       $11,628        $51,065
                                                   =======         =======        =======       =======        =======
Time deposits                                      $10,931         $ 7,400        $ 7,756       $12,944        $39,071
                                                   =======         =======        =======       =======        =======

     Total rate-sensitive liabilities (RSL)        $10,931         $ 7,440        $ 7,756       $12,944        $39,071
                                                   =======         =======        =======       =======        =======

Interest sensitivity gap                           $     7         $ 3,958        $ 9,345       $(1,316)       $11,994
                                                   =======         =======        =======       =======        =======


Cumulative interest sensitivity gap                $     7         $ 3,965        $13,310       $11,994
                                                   =======         =======        =======       =======

Ratio of cumulative rate-sensitivity
  gap to RSA                                           0.1%           17.8%          33.8%         23.5%
                                                   =======         =======        =======       =======


Cumulative ratio of rate-sensitive assets
  to rate-sensitive liabilities                      100.1%         121.58%        150.94%        130.7%
                                                   =======         =======        =======       =======



         Management's overall strategy is to coordinate the volume of rate-sensitive assets and liabilities to minimize the impact of interest rate movements on the net interest margin. The above table reflects a positive gap position for all but the over 5 years to maturity. Management assumes 100% of NOW are not rate sensitive and are included in the 5+ years category. Savings accounts also are included in the 5+ years category. A negative position is favorable in a falling interest rate environment; a positive position is favorable in a rising interest rate environment. The gap is within the acceptable range established by management at each level of maturity, most significantly management's target range at the one-year level. Management anticipates the decrease in interest rates during 1996 will be gradual and, therefore, the Bank's positive gap at the three-month and one-year interval will not significantly impact earnings.

RECENT ACCOUNTING DEVELOPMENTS

         Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." There was no impact on net income as a result of the adoption of SFAS No. 114 at January 1, 1995.

         In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Bank adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $51,367, an increase in deferred tax liabilities of $20,547, and an increase in stockholders' equity of $30,820. The adoption of SFAS No. 115 had no impact on 1994 net income.

         Effective January 1, 1993, the Bank adopted the liability method of accounting for income taxes prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. The Bank elected to recognize the cumulative effect of the change as of January 1, 1993, totaling $72,400, as a credit to income in 1993.

         SFAS No. 122, "Accounting for Mortgage Servicing Rights," was issued and is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 requires recognition as a separate asset, the rights to service mortgage loans for others. This would occur when an entity would sell loans while retaining the mortgage servicing rights. Since the Bank does not retain servicing rights on loans it sells, the adoption of SFAS No. 122 will not have a material impact.

         The Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Bank effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Bank's financial condition or results of operations once implemented.

                              COMMUNITY STATE BANK

Business

         The Bank offers a wide range of traditional bank services through its full service office. These include commercial, consumer, agricultural and real estate lending, depository account services, and other services to individuals and businesses. The Bank also offers Farm Service Agency guaranteed agricultural loans and WHEDA first time home buyer loans. The Bank does not offer trust services. The Bank's business is a general mix of business, agricultural and consumer banking. There is one TYME machine located at the main office in Algoma.

         The Bank's service area generally is the eastern and northern part of Kewaunee County and the southern part of Door County. The Bank's primary service area extends from Kewaunee to Luxemburg, and from Dyckesville to Sturgeon Bay, Wisconsin. The Bank's main office is located at 208 Steele Street in Algoma, Wisconsin, with another location at 216 Main Street in Forestville, Wisconsin. The main office building was newly constructed in 1973 and remodeled in 1986. The Forestville office was newly constructed in 1959 with remodeling done in subsequent years, with the last being done in early 1996.

         The Bank is a Wisconsin state bank, subject to regulation by the Wisconsin Commissioner and the FDIC. The Bank's deposits are insured by the FDIC, up to statutory limits.

         See "Index to Financial Statements" for historical financial statements of the Bank.

Management

         The directors of the Bank are elected by its shareholders and serve for one-year terms. The following persons currently serve as directors of the
Bank:


                                                                                               Director
          Name and Age                              Principal Occupation                        Since
          ------------                              --------------------                      ---------
         Janet E. Dumman, 49                        Real estate broker                           1985
         John Meyer, 64                             President of the Bank                        1982
         Ronald C. Opicka, 48                       Director of Kewaunee                         1986
                                                    County Development Center
         S. Dean Pies, 68                           Retired                                      1992
         Ronald E. Prodell, 51                      Farmer                                       1981
         William Schinderle, 66                     Retired                                      1978
         James L. Slaby, 68                         Retired                                      1971
         Dennis E. Wautlet, 53                      Grocery store owner                          1981

         The table below shows the executive officers of the Bank, each of whom was elected by the Board of Directors to a one-year term.

          Name                                      Office with the Bank                        Since
          ----                                      --------------------                      ---------
         John Meyer                                 President and Chief Executive Officer        1990
         Sylven A. Konkel                           Vice President and Cashier                   1990

         At December 31, 1995, the Bank employed 19 persons on a full-time equivalent basis.
                                    -56-

Share Ownership

         The table below sets forth information regarding the beneficial ownership of shares of Bank Common (both the number of shares owned and the percent of the class) by the Bank's directors, and by the Bank's directors and executive officers as a group, and by persons who are known to the Bank to beneficially own more than 5% of Bank Common as of April __, 1996.

                 Name                              Number of Shares                           Percent
         -------------------------                 ----------------                           -------
         Janet E. Dumman(1)                                 100                                 *
         John Meyer(1)                                      330                                 *
         Ronald C. Opicka(1)                                100                                 *
         S. Dean Pies                                     1,440                                 3.1%
         Ronald E. Prodell                                   20                                 *
         William Schinderle(1)                            1,275                                 2.8%
         James L. Slaby(1)(2)                             3,995                                 8.7%
         Dennis E. Wautlet                                 1732                                 3.8%

         All directors and executive                      8,987                                19.5%
         officers as a group(1)

         ESOR and Company(3)                              3,950                                 8.6%
- ----------------------
 *       Less than 1%

(1) Includes any shares held by, or jointly with, spouse and dependent children. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)      Mr. Slaby's address is 807 Clark St., Algoma, WI 54201.

(3) ESOR and Company's address is c/o Associated Bank, Trust Department, P.O. Box 19006, Green Bay, Wisconsin 54307.


         To the Bank's knowledge, directors and executive officers of the Bank as a group own no shares of F&M Common. The Bank and F&M are unaware of any ownership of Bank Common by directors or executive officers of F&M.

                          INFORMATION AS TO SECURITIES

F&M Common

         The Restated Articles of Incorporation of F&M, as amended (the "Articles"), provide that F&M has authority to issue 10,000,000 shares of Common Stock, $1.00 par value ("F&M Common"). The outstanding shares of F&M Common are, and the shares to be issued in the Merger will be, fully paid and nonassessable, except for statutory liability of shareholders under Section 180.0622(2) (b) of the Wisconsin Business Corporation Law (the "WBCL"), as judicially interpreted, for certain unpaid indebtedness to employees for services rendered.

         The holders of F&M Common are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting rights are able to elect all of the directors. F&M's Articles and Bylaws provide for classification of the board of directors into three classes, one class being subject to election in each year, and directors serve three-year terms.

         Dividends may be paid to holders of F&M Common when, as and if declared by the board of directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends. In the event of any liquidation, dissolution or winding-up of F&M, the holders of F&M Common will be entitled to receive a pro rata share of the assets of F&M remaining after payment or provision for payment of the debts and other liabilities of F&M. The holders of F&M Common are not entitled to any preemptive, subscription, redemption or conversion rights. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Financial Condition--Capital Adequacy" and Note 15 of Notes to F&M's Consolidated Financial Statements for discussions of restrictions on F&M Banks' ability to pay dividends to F&M.

         Certain Statutory Provisions


         Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation of F&M, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through
180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation" (defined to mean a corporation domiciled in Wisconsin with at least 500 shareholders of record, including 100 shareholders of record who have unlimited voting rights and are Wisconsin residents), certain "business combinations" not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be cast and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a take-over offer. F&M presently meets the definition of "issuing public corporation."

         Also, Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation" which are held by any person in excess of 20% of the voting power of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from F&M, to shares acquired in a transaction incident to which shareholders of F&M vote to restore the full voting power of such shares and under certain other circumstances.

         Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. F&M presently meets the definition of a "resident domestic corporation."

         The foregoing provisions of the WBCL, the classification of F&M's board of directors and the ability to issue additional shares of F&M Common without further shareholder approval (except as may be required under NASDAQ Stock Market corporate governance standards), could have the effect, among others, of discouraging take-over proposals for F&M or impeding a business combination between F&M and a major shareholder.

Bank Common

         The Articles of Incorporation of the Bank provide that the Bank has authority to issue 46,000 shares of common stock, $10.00 par value ("Bank Common"), and all shares are issued.

         Holders of Bank Common are entitled to receive dividends thereon if and when declared and payable by the Board of Directors. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of Bank Common would be entitled to receive any remaining assets available for distribution to the Bank shareholders.

         The holders of Bank Common are entitled to one vote for each share held and are not entitled to cumulative voting rights. Most actions involving the Bank, including the election of directors, are subject to approval of the holders of a majority of the outstanding Bank Common, although amendments to articles of incorporation and mergers currently require a two-thirds majority. Wisconsin law currently requires the affirmative vote of holders of 75% of the outstanding shares of Bank Common for a corporation to acquire and hold more than 10% of the outstanding Bank Common. Effective July 1, 1996, statutory changes will reduce the two-thirds requirement to a majority, and eliminate the 75% vote.

         Holders of Bank Common are not entitled to any preemptive rights, except in certain circumstances required by Wisconsin law. Bank Common is fully paid and not liable to any calls or assessments by the Bank, except for potential calls for additional capital under Section 220.07 of the Wisconsin Statutes, in the event of a capital impairment of the Bank, and under Section 180.0622(2)(b) of the WBCL. See the discussion of Section 180.0622(2)(b) above under "F&M Common."

Comparison of F&M Common with Bank Common

         F&M's and the Bank's respective common stocks, and the rights of their shareholders, are similar. However certain differences exist, including the following, which include all of those which are deemed by F&M and the Bank to be potentially material.

         1. Shares of F&M Common are traded on The NASDAQ Stock Market, and several regional brokerage firms foster a trading market in F&M Common. F&M Common is a class of securities registered with the SEC, and F&M therefore is subject to periodic public reporting with respect thereto. F&M is unaware of any active market for shares of Bank Common, and the Bank is not subject to SEC reporting requirements.

         2. F&M is subject to the statutory anti-takeover provisions of Sections 180.1130 through 180.1150 of the WBCL because it currently meets the definitions of "issuing public corporation" and "resident domestic corporation" thereunder. (See the discussion thereof under "F&M Common--Certain Statutory Provisions" above.) Those statutory provisions do not currently apply to the Bank. However, Wisconsin banking statutes currently require the approval of holders of 75% of outstanding shares of Bank Common before a corporation may acquire and hold more than 10% of the outstanding shares of Bank Common, which requirement does not apply to F&M, and is repealed for the Bank effective July 1, 1996.

         3. The Articles and bylaws of F&M provide for the classification of the Board of Directors into three classes, whereby directors serve three-year terms and one of the three classes of directors is subject to election at each annual meeting. The articles and bylaws of the Bank do not provide for such classification, and each of the Bank's directors is elected annually for a one-year term.

         4. The Articles of F&M require a majority vote of shareholders to amend the Articles of Incorporation, or to effect a merger or similarly significant corporate action involving F&M. Under Wisconsin banking statutes, the affirmative vote of holders of a two-thirds majority of outstanding shares of Bank Common is currently required for these actions, although the requirement will be reduced to a majority vote effective July 1, 1996.

         5. Holders of Bank Common are subject to personal liability under the capital impairment statute applicable to Wisconsin state banks. While F&M, as a shareholder of the F&M Banks, is subject to this statute, shareholders of F&M are not personally liable for such a capital impairment. However, shareholders of both F&M and the Bank are subject to the personal liability provisions of Section 180.0622(2)(b) of the WBCL.

                                 LEGAL OPINIONS

         Quarles & Brady, Milwaukee, Wisconsin, special counsel for F&M, and McCarty, Curry, Wydeven, Peeters & Haak, Kaukauna, Wisconsin, general counsel for F&M, will render opinions on the legality of the shares being offered hereby and as to certain other matters in connection with the Merger. Two Quarles & Brady attorneys providing services with respect to the Merger own an aggregate of 5,590 shares of F&M Common. Certain legal matters in connection with the Merger will be passed upon for the Bank by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Godfrey & Kahn, S.C. is also expected to render an opinion to Bank shareholders as to certain federal income tax matters of the Merger.

                                    EXPERTS

         The consolidated financial statements of F&M included and incorporated by reference in this Prospectus/Proxy Statement, and the other consolidated financial statements from which the five-year selected financial data included herein have been derived, have been audited by Wipfli Ullrich Bertelson, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of the Bank as of, and for the year ended, December 31, 1995, included in this Prospectus/Proxy Statement have been audited by Wipfli Ullrich Bertelson, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                 PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, F&M shareholders may present proper proposals for inclusion in F&M's proxy statement and for consideration at its annual meeting of shareholders in a timely manner. If F&M's 1997 annual meeting is held as scheduled, the date for timely submission is December 1, 1996; if the meeting is materially delayed, shareholders will be informed of a new date for submission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                      PAGE NO.
F&M BANCORPORATION, INC.                                                                              HEREIN
   Audited Financial Information:

       Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-1
       Consolidated Balance Sheets at
          December 31, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-2
       Consolidated Statements of Income for the years
          ended December 31, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . .         F-3
       Consolidated Statements of Stockholders' Equity
          for the years ended December 31, 1995,
          1994 and 1993   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-4
       Consolidated Statements of Cash Flows for the
          years ended December 31, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . .         F-6
       Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . .         F-8

       Summary Quarterly Financial Information
          for 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-25

                                                                                                      PAGE NO.
COMMUNITY STATE BANK                                                                                   HEREIN
   Annual Financial Information*

       Independent Auditor's Report*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-27
      Consolidated Balance Sheets at December 31, 1995 and 1994 . . . . . . . . . . . . . . . .         F-28
       Consolidated Statements of Income for the years ended
          December 31, 1995, 1994 and 1993 . . . . .  . . . . . . . . . . . . . . . . . . . . .         F-30
       Consolidated Statements of Stockholders' Equity for the years
          ended December 31, 1995, 1994 and 1993. . .   . . . . . . . . . . . . . . . . . . . .         F-32
       Consolidated Statements of Cash Flows for the years ended
          December 31, 1995, 1994 and 1993 . . . .    . . . . . . . . . . . . . . . . . . . . .         F-34
       Notes to Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         F-36

__________________
* The Bank's financial statements at, and for the year ended, December 31, 1995, are audited. All other Bank financial statements are unaudited.

                              F&M BANCORPORATION

                                      38
                                   ........

CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994

ASSETS
                                                                                 1995               1994
- --------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS                                                  $ 38,887,046       $ 35,962,434
FEDERAL FUNDS SOLD                                                         20,118,000          4,231,000
- --------------------------------------------------------------------------------------------------------
        Cash and cash equivalents                                          59,005,046         40,193,434
INVESTMENTS:
        Interest-bearing deposits in other financial institutions             551,021            839,558
        Investment securities available for sale - Stated at fair value   109,879,167        106,266,144
        Investment securities held to maturity - Fair value of
        $67,545,476 in 1995 and $63,067,682 in 1994                        65,948,661         64,786,382
TOTAL LOANS                                                               680,022,665        630,620,843
        Allowance for credit losses                                        (8,602,625)        (7,751,629)
- --------------------------------------------------------------------------------------------------------
NET LOANS                                                                 671,420,040        622,869,214
PREMISES AND EQUIPMENT                                                     20,490,971         19,922,867
OTHER ASSETS                                                               15,831,225         15,721,388
- --------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $943,126,131       $870,598,987
========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------------------------------
DEPOSITS:
        Non-interest-bearing deposits                                    $104,735,506       $104,674,374
        Interest-bearing deposits                                         717,453,068        657,560,918
- --------------------------------------------------------------------------------------------------------
        Total deposits                                                    822,188,574        762,235,292
SHORT-TERM BORROWINGS                                                      12,194,134         19,846,230
OTHER BORROWINGS                                                           10,833,244          6,366,488
OTHER LIABILITIES                                                          11,828,482          6,370,926
- --------------------------------------------------------------------------------------------------------
        TOTAL LIABILITIES                                                 857,044,434        794,818,936
- --------------------------------------------------------------------------------------------------------
MINORITY INTEREST IN SUBSIDIARIES                                             189,863            209,712
- --------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 18)

STOCKHOLDERS' EQUITY:
        Common stock - $1 par value:
         Authorized - 10,000,000 shares
         Issued - 5,836,545 shares                                          5,836,545          5,836,545
        Capital surplus                                                    41,813,467         41,838,442
        Retained earnings                                                  39,157,371         31,277,335
        Unrealized loss on securities available for sale - Net of tax         (91,111)        (3,271,983)
        Less - Common stock held in treasury at cost -
         39,000 shares in 1995 and 5,000 shares in 1994                      (824,438)          (110,000)
- --------------------------------------------------------------------------------------------------------
        TOTAL STOCKHOLDERS' EQUITY                                         85,891,834         75,570,339
- --------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $943,126,131       $870,598,987
========================================================================================================

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      39
                                   ........


CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1995, 1994, and 1993


                                                              1995         1994         1993
- --------------------------------------------------------------------------------------------
INTEREST INCOME:
         Interest and fees on loans                    $61,654,323  $50,028,274  $45,320,242
         Interest on investment securities:
           Taxable                                       6,826,626    6,660,923    8,555,570
           Tax-exempt                                    3,494,926    3,554,558    3,209,175
         Other interest income                             619,899      490,408      817,504
- --------------------------------------------------------------------------------------------
           TOTAL INTEREST INCOME                        72,595,774   60,734,163   57,902,491
- --------------------------------------------------------------------------------------------
INTEREST EXPENSE:
         Deposits                                       30,306,628   22,416,988   22,578,801
         Short-term borrowings                             934,570      807,833      306,078
         Other borrowings                                  968,040      537,575      819,237
- --------------------------------------------------------------------------------------------
           TOTAL INTEREST EXPENSE                       32,209,238   23,762,396   23,704,116
- --------------------------------------------------------------------------------------------
NET INTEREST INCOME                                     40,386,536   36,971,767   34,198,375
Provision for credit losses                              1,599,435    1,318,050    1,288,770
- --------------------------------------------------------------------------------------------
Net interest income after provision for credit losses   38,787,101   35,653,717   32,909,605
- --------------------------------------------------------------------------------------------
OTHER INCOME:
         Service fees                                    2,533,945    2,231,039    2,156,296
         Net security gains                                 36,529       49,833      459,304
         Other operating income                          1,937,973    1,683,805    2,423,313
- --------------------------------------------------------------------------------------------
            TOTAL OTHER INCOME                           4,508,447    3,964,677    5,038,913
- --------------------------------------------------------------------------------------------
OTHER EXPENSES:
         Salaries and employee benefits                 13,604,169   14,627,022   13,507,635
         Net occupancy expense                           3,909,449    3,909,477    3,418,384
         FDIC assessment                                   879,156    1,636,560    1,538,399
         Data processing                                 1,281,501    1,291,862      961,763
         Goodwill amortization                             398,056      397,602      376,095
         Other operating expenses                        6,439,273    7,068,722    6,813,199
- --------------------------------------------------------------------------------------------
           TOTAL OTHER EXPENSES                         26,511,604   28,931,245   26,615,475
- --------------------------------------------------------------------------------------------
Income before provision for income taxes                16,783,944   10,687,149   11,333,043
Provision for income taxes                               5,426,590    2,923,017    3,251,529
- --------------------------------------------------------------------------------------------
NET INCOME                                             $11,357,354   $7,764,132   $8,081,514
============================================================================================
Net income applicable to common stock                  $11,357,354   $7,742,965   $7,894,927
============================================================================================
Earnings per common share                                    $1.96        $1.33        $1.44
============================================================================================

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      40
                                   ........

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1995, 1994, and 1993


                                                                  COMMON STOCK
                                                             --------------------      CAPITAL
                                                             SHARES        AMOUNT      SURPLUS
- ----------------------------------------------------------------------------------------------
Balance, January 1, 1993                                  4,395,072    $4,395,072  $26,191,335
Pooling of interests - Union State Bank                     740,561       740,561    4,763,439
- ----------------------------------------------------------------------------------------------
Balance, January 1, 1993, as restated                     5,135,633     5,135,633   30,954,774
Net income
Cash dividends declared:
        Common stock
        Preferred stock
Contribution of 6,236 shares of treasury stock to
 retirement and savings plan                                                            41,033
Sale of 13,102 shares of treasury stock                                                 74,945
Sale of 14,012 shares of common stock to
 dividend reinvestment plan                                  14,012        14,012      220,753
Proceeds from issuance of 683,100 shares of common stock    683,100       683,100   10,491,994
Purchase of 1,301 shares of treasury common stock
- ----------------------------------------------------------------------------------------------
Balance, December 31, 1993                                5,832,745     5,832,745   41,783,499
Change in accounting for investments - Adoption
 of SFAS No. 115
Net income
Cash dividends declared:
        Common stock
        Preferred stock
Exercise of stock options                                     3,800         3,800       31,730
Redemption of preferred stock
Contribution of 2,092 shares of treasury stock to
 retirement and savings plan                                                            23,213
Purchase of 5,000 shares of treasury common stock
Change in unrealized loss on securities
 available for sale - Net of tax
- ----------------------------------------------------------------------------------------------
Balance, December 31, 1994                                5,836,545     5,836,545   41,838,442
Net income
Cash dividends declared:
        Common stock
Exercise of stock options                                                              (24,975)
Purchase of 40,000 shares of treasury common stock
Change in unrealized loss on securities
 available for sale - Net of tax
- ----------------------------------------------------------------------------------------------
Balance, December 31, 1995                                5,836,545    $5,836,545  $41,813,467
==============================================================================================

         See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                      41
                                   ........

                                                                                                   UNREALIZED
                                                                                                      LOSS ON
                                                     PREFERRED STOCK                               SECURITIES
         RETAINED        TREASURY        --------------------------------------------           AVAILABLE FOR
         EARNINGS           STOCK        CLASS A          CLASS B             CLASS C       SALE - NET OF TAX
- -------------------------------------------------------------------------------------------------------------
      $17,235,799       $(147,654)    $  420,750      $ 1,236,938           $ 415,500             $
        3,359,408
- -------------------------------------------------------------------------------------------------------------
       20,595,207                        420,750        1,236,938             415,500
        8,081,514

       (2,567,781)
         (186,587)

                           54,066
                           94,983



                          (19,500)
- -------------------------------------------------------------------------------------------------------------
       25,922,353         (18,105)       420,750        1,236,938             415,500

                                                                                                      847,449
        7,764,132

       (2,387,983)
          (21,167)

                                        (420,750)      (1,236,938)           (415,500)

                           18,105
                         (110,000)

                                                                                                   (4,119,432)
- -------------------------------------------------------------------------------------------------------------
       31,277,335        (110,000)           -0-              -0-                 -0-              (3,271,983)
       11,357,354

       (3,477,318)
                          131,187
                         (845,625)

                                                                                                    3,180,872
- -------------------------------------------------------------------------------------------------------------
      $39,157,371       $(824,438)     $     -0-      $       -0-           $     -0-             $   (91,111)
=============================================================================================================

         See accompanying notes to consolidate financial statements.

                              F&M BANCORPORATION

                                      42
                                   ........


  CONSOLIDATED STATEMENTS OF CASH FLOWS
  Years Ended December 31, 1995, 1994, and 1993

                                                                     1995              1994              1993
- --------------------------------------------------------------------------------------------------------------
  Increase (decrease) in cash and cash equivalents:
     Cash flows from operating activities:
- --------------------------------------------------------------------------------------------------------------
         Net income                                           $11,357,354        $7,764,132        $8,081,514
- --------------------------------------------------------------------------------------------------------------
         Adjustments to reconcile net income to
          net cash provided by operating activities:
             Provision for depreciation and net amortization    2,170,986         2,867,412         2,880,369
             Provision for credit losses                        1,599,435         1,318,050         1,288,770
             Credit for deferred income taxes                    (249,974)         (668,914)         (366,441)
             Net security gains                                   (36,529)          (49,833)         (459,304)
             (Gain) loss on sale of premises and
              equipment and other real estate                     (69,296)           44,786            10,485
             Provision for other real estate losses                55,481           271,501           469,032
             Change in other assets                              (550,193)       (1,139,283)        1,187,544
             Change in other liabilities                        3,598,832         1,327,303          (700,881)
             Increase (decrease) in minority interest               3,160             9,051            (3,556)
- -------------------------------------------------------------------------------------------------------------
             Total adjustments                                  6,521,902         3,980,073         4,306,018
- -------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                 17,879,256        11,744,205        12,387,532
- -------------------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
          Net decrease in interest-bearing deposits
          in other financial institutions                         288,537         1,033,717           154,380
         Proceeds from sale of securities:
          Available for sale                                   11,229,819        27,113,364
          Held to maturity                                                        1,540,731         1,930,460
          Held for sale                                                                            33,995,757
         Proceeds from maturities of securities:
          Available for sale                                   27,618,004        30,219,680
          Held to maturity                                      8,177,699        13,450,932        14,507,154
          Held for sale                                                                            43,029,668
        Payment for purchases of securities:
          Available for sale                                  (32,757,096)      (28,280,765)
          Held to maturity                                    (14,095,195)      (18,194,011)      (16,940,453)
          Held for sale                                                                           (87,808,464)
        Net increase in loans                                 (50,357,589)      (90,914,232)      (55,444,614)
        Capital expenditures                                   (2,295,685)       (4,070,259)       (3,908,330)
        Proceeds from sale of premises and equipment               16,020           280,152            30,064
        Proceeds from sale of other real estate                   579,640           277,016           916,066
        Purchase of equity in subsidiary bank                     (23,009)                            (22,975)
- -------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                    (51,618,855)      (67,543,675)      (69,561,287)
=============================================================================================================


                              F&M BANCORPORATION

                                      43
                                   ........

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended December 31, 1995, 1994, and 1993

                                                                1995              1994              1993
- -----------------------------------------------------------------------------------------------------------
    Cash flows from financing activities:
        Net increase in deposits                          $59,953,282       $37,434,017       $33,229,928
        Net increase (decrease) in short-term borrowings   (7,652,096)       14,002,557           843,642
        Proceeds from other borrowings                      5,500,000         4,100,000         1,200,000
        Principal payments on other borrowings             (1,033,244)      (11,674,361)       (3,560,691)
        Proceeds from exercise of stock options               106,212            35,530
        Payment for redemption of preferred stock                            (2,073,188)
        Purchase of shares of treasury common stock          (845,625)         (110,000)
        Proceeds from sale of common
         stock held in treasury                                                                   169,928
        Sale of shares of common stock to
         dividend investment plan                                                                 234,765
        Proceeds from issuance of common stock                                                 11,175,094
        Dividends paid                                     (3,477,318)       (2,409,150)       (2,737,863)
- ---------------------------------------------------------------------------------------------------------
    Net cash provided by financing activities              52,551,211        39,305,405        40,554,803
- ---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       18,811,612       (16,494,065)      (16,618,952)
Cash and cash equivalents at beginning                     40,193,434        56,687,499        73,306,451
- ---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end                          $59,005,046       $40,193,434       $56,687,499
=========================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid during the year for:
    Interest                                              $29,926,288       $23,307,403       $24,030,949
    Income taxes                                            5,914,449         3,613,372         4,092,959

NONCASH INVESTING AND FINANCING ACTIVITIES:

Loans charged off                                            $925,481          $891,340          $755,347
Loans transferred to other real estate                        328,093           541,038         1,049,890


During 1994 and 1993, the Company contributed 2,092 and 6,236 shares of treasury stock, respectively, to the 401(k) retirement and savings plan.

During 1993, 1,301 shares of treasury stock were acquired by a subsidiary of the Company in lieu of repayment of loans.

See Note 3 for details of noncash consideration paid in acquisitions which occurred in 1995 and 1994.

          See accompanying notes to consolidated financial statements.

                              F&M BANCORPORATION

                                       44
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

NATURE OF OPERATIONS
F&M Bancorporation, Inc. (the "Company") is a Wisconsin multibank holding company. Its 13 subsidiary banks provide a full range of commercial and retail banking services to customers at 45 locations throughout Wisconsin. Through its subsidiary banks, the Company provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of F&M
Bancorporation, Inc. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and non-interest-bearing deposits in correspondent banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES
The Company's investment securities are classified in two categories and accounted for as follows in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

  Securities available for sale - Securities available for sale consist of investment securities not classified as securities held to maturity. These securities are stated at fair value. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

  Securities held to maturity - Investment securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

INTEREST AND FEES ON LOANS
Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Unamortized net loan fees are recorded as part of the balance of outstanding loans.

ALLOWANCE FOR CREDIT LOSSES
Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures."

In accordance with the new standard, the 1995 allowance for loan losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Company will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash

                              F&M BANCORPORATION

                                       45
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Since the Company evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows, collateral value, and other information used by management.

The Company continues to maintain a general allowance for credit losses for loans not within the scope of SFAS No. 114. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Company's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates (including the amounts and timing of future cash flows expected to be received on impaired loans) that may be susceptible to significant change.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed principally on the straight-line method and is based on the estimated useful lives of the assets varying from five to fifty years on buildings and five to twenty years on equipment.

GOODWILL
The excess of cost over the net assets of subsidiaries acquired is amortized using the straight-line method over a 15-year period from the date of acquisition.

OTHER REAL ESTATE
Other real estate is carried at the lower of cost or fair value, less estimated sales costs.

INCOME TAXES
Deferred income taxes have been provided under the liability method prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

EARNINGS PER SHARE
Earnings per common share are based upon the weighted average number of common shares outstanding. The weighted average number of shares outstanding was 5,797,107 in 1995; 5,833,046 in 1994; and 5,500,875 in 1993. The outstanding stock options are not dilutive; therefore, fully diluted earnings per share are not presented.

FUTURE ACCOUNTING CHANGE
The Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances

                              F&M BANCORPORATION

                                       46
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Company's financial condition or results of operations once implemented.

NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." There was no impact on net income as a result of the adoption of SFAS No. 114 at January 1, 1995.

In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Company adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $1,373,910, an increase in deferred tax liabilities of $526,461, and an increase in stockholders' equity of $847,449. The adoption of SFAS No. 115 had no impact on 1994 net income.

NOTE 3 - BUSINESS COMBINATIONS

On January 9, 1995, F&M Bancorporation, Inc. acquired 100% of the outstanding stock of Union State Bank (n/k/a F&M Bank - Waushara County) in an exchange offer. Company stock totaling 740,561 shares was issued in exchange for 99.97% of the outstanding shares of Union State Bank. The remaining shares of Union State Bank stock were acquired for cash.

This transaction has been accounted for as a pooling of interests. All financial information included in the consolidated financial statements and notes thereto has been restated to include the results of Union State Bank. The following summarizes the separate results of operations of the Company and Union State Bank for the years ended December 31:

                                               1994         1993
- ----------------------------------------------------------------
Net interest income:
    F&M Bancorporation, Inc.            $32,587,190  $29,636,030
    F&M Bank - Waushara County            4,384,577    4,562,345
- ----------------------------------------------------------------
        Combined and restated           $36,971,767  $34,198,375
================================================================
Net income applicable to common stock:
    F&M Bancorporation, Inc.             $7,565,585   $6,830,034
    F&M Bank - Waushara County              177,380    1,064,893
- ----------------------------------------------------------------
        Combined and restated            $7,742,965   $7,894,927
================================================================
Earnings per share:
    F&M Bancorporation, Inc.                  $1.49        $1.43
================================================================
        Combined and restated                 $1.33        $1.44
================================================================


On February 11, 1994, F&M Merger Corporation ("Merger"), a wholly owned subsidiary of the Company, acquired, through a merger, 100% of the outstanding stock of First National Financial Corporation (FNFC), which owned 100% of First National Bank of Wisconsin (n/k/a F&M Bank - Northeast). Company stock totaling 347,328 shares was issued in exchange for all of the outstanding shares of FNFC stock. As part of the transaction, the Company redeemed the outstanding preferred stock of FNFC for cash of $2,073,188.

On March 21, 1994, Merger acquired, through a merger, 100% of the outstanding stock of Pulaski Bancshares, Inc. ("Pulaski") which owned 100% of Pulaski State Bank (F&M Bank - Pulaski). Company stock totaling 867,214 shares was issued in exchange for all of the outstanding shares of Pulaski stock. On August 31, 1994, F&M Bank - Pulaski merged its operations into F&M Bank - Northeast.

These two transactions have been accounted for as poolings of interests. All financial information included in the consolidated financial statements and notes thereto has been restated to include the results of F&M Bank - Northeast.

                              F&M BANCORPORATION

                                       47
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $3,244,000 are restricted at December 31, 1995, to meet the reserve requirements of the Federal Reserve System.

NOTE 5 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities are as follows:


                                                                   1995
                                           --------------------------------------------------
                                                              GROSS       GROSS
                                              ESTIMATED  UNREALIZED  UNREALIZED     AMORTIZED
                                             FAIR VALUE       GAINS      LOSSES          COST
- ---------------------------------------------------------------------------------------------
Investment securities available for sale:
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies            $ 35,394,858  $  194,416    $148,468  $ 35,348,910
    Obligations of states and
      political subdivisions                  6,405,972       8,366      50,782     6,448,388
    Mortgage-related securities              51,127,634     401,649     565,088    51,291,073
    Other securities                         16,950,703      46,656      37,520    16,941,567
- ---------------------------------------------------------------------------------------------
    Total investment securities
      available for sale                   $109,879,167  $  651,087    $801,858  $110,029,938
=============================================================================================
  Investment securities held to maturity:
    Obligations of states and
      political subdivisions               $ 67,545,476  $1,745,970    $149,155  $ 65,948,661
=============================================================================================

                                                                   1994
                                           --------------------------------------------------
                                                              GROSS       GROSS
                                              ESTIMATED  UNREALIZED  UNREALIZED     AMORTIZED
                                             FAIR VALUE       GAINS      LOSSES          COST
- ---------------------------------------------------------------------------------------------
Investment securities available for sale:
    U.S. Treasury securities and
     obligations of U.S. government
     corporations and agencies             $ 38,253,941    $ 23,595  $1,338,880  $ 39,569,226
    Obligations of states and
     political subdivisions                  14,207,170      41,305     708,744    14,874,609
    Mortgage-related securities              44,298,180      85,688   3,034,434    47,246,926
    Other securities                          9,506,853         985     259,062     9,764,930
- ---------------------------------------------------------------------------------------------
    Total investment securities
     available for sale                    $106,266,144    $151,573  $5,341,120  $111,455,691
=============================================================================================
Investment securities held to maturity:
    Obligations of states and
     political subdivisions                $ 56,720,183    $575,594  $1,959,057  $ 58,103,646
    Obligations of other U.S. government
     corporations and agencies                4,469,979       3,418     298,144     4,764,705
    Corporate and other securities            1,032,220         532      20,078     1,051,766
    Mortgage-related securities                 845,300         706      21,671       866,265
- ---------------------------------------------------------------------------------------------
    Total investment securities
     held to maturity                      $ 63,067,682    $580,250  $2,298,950  $ 64,786,382
=============================================================================================

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

                              F&M BANCORPORATION

                                       45
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS(CONTINUED)

NOTE 5 - INVESTMENT SECURITIES (CONTINUED)

The estimated fair value and amortized cost of investment securities (available for sale and held to maturity) at December 31, 1995, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            SECURITIES AVAILABLE FOR SALE     SECURITIES HELD TO MATURITY
- ---------------------------------------------------------------------------------------------------------
                                               ESTIMATED        AMORTIZED       ESTIMATED       AMORTIZED
                                              FAIR VALUE             COST      FAIR VALUE            COST
- ---------------------------------------------------------------------------------------------------------
Due in three months or less                 $ 12,606,239     $ 12,626,249     $   284,950     $   248,795
Due after three months through one year        2,816,699        2,788,289         978,343         975,959
Due after one year through five years         32,479,099       32,545,138      15,737,927      15,314,951
Due after five years through ten years         5,143,289        5,091,777      26,158,086      25,286,060
Due after ten years                            5,706,207        5,687,412      24,386,170      24,122,896
- ---------------------------------------------------------------------------------------------------------
                                              58,751,533       58,738,865      67,545,476      65,948,661
Mortgage-related securities                   51,127,634       51,291,073
- ---------------------------------------------------------------------------------------------------------
Total                                       $109,879,167     $110,029,938     $67,545,476     $65,948,661
=========================================================================================================


Following is a summary of the proceeds from sales of investment securities available for sale and held for sale as well as gross gains and losses for the years ended December 31:

                                                     1995         1994         1993
- -----------------------------------------------------------------------------------
Proceeds from sales of investment securities
 available for sale and held for sale         $11,229,819  $28,654,095  $35,926,217
Gross gains on sales                               61,245      183,953      529,422
Gross losses on sales                              24,716      134,120       70,118



Proceeds from sales of investment securities for 1994 include $1,540,731 of proceeds from the sale of held-to-maturity securities which were held by Union State Bank (the "Bank"). These sales were made to adjust the Bank's credit risk policy to that of the Company's. Gross gains and gross losses on the sale of these securities were $1,346 and $94,546, respectively.

The estimated fair value and amortized cost of investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law as of December 31 follow:

                                    1995               1994
- -----------------------------------------------------------
Amortized cost               $34,080,000        $16,908,000
Estimated fair value          33,835,000         15,889,000


The obligations of states and political subdivisions are generally purchased with the intent to hold to maturity. A significant portion of these securities are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Company. At December 31, 1995, the total carrying value of nonrated obligations of states and political subdivisions was approximately $16,189,000.

                              F&M BANCORPORATION

                                       49
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - LOANS

The composition of loans at December 31 follows:

                                                                1995          1994
- ----------------------------------------------------------------------------------
Commercial, industrial, and financial                   $118,570,368  $105,611,790
Agricultural                                              40,837,106    40,211,787
Real estate:
 Construction                                             22,373,753    17,369,196
 Mortgage                                                453,292,146   420,794,956
Installment                                               44,949,292    46,633,114
- ----------------------------------------------------------------------------------
Total loans                                             $680,022,665  $630,620,843
==================================================================================

The aggregate amount of nonperforming loans was approximately $6,389,000 and $5,684,000 at December 31, 1995 and 1994, respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If nonaccrual and renegotiated loans had been current, or not troubled, approximately $569,000, $634,000, and $602,000 of interest income would have been recorded for the years ended December 31, 1995, 1994, and 1993, respectively. Interest income actually recorded on these loans was approximately $192,000, $279,000, and $184,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

At December 31, 1995, the recorded investment in loans considered to be impaired was $4,045,000 of which $1,578,000 was on a nonaccrual basis. Included in this amount is $3,684,000 of impaired loans for which the related allowance for loan losses is $843,000. The average recorded investment in impaired loans during 1995 was approximately $4,327,000. For the year ended December 31, 1995, the Company recognized interest income on those impaired loans of $325,000 which included $73,000 of interest income recognized using the cash basis method of income recognition.

The subsidiary banks in the ordinary course of banking business grant loans to the Company's executive officers and directors including their families and firms in which they are principal owners.

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1995 is summarized below:

      Loans outstanding, December 31, 1994                 $11,309,274
      New loans                                              4,599,152
      Repayment                                             (5,464,093)
- ----------------------------------------------------------------------
      Loans outstanding, December 31, 1995                 $10,444,333
======================================================================

An analysis of the allowance for credit losses for the years ended December 31 follows:

                                                      1995               1994             1993
- ----------------------------------------------------------------------------------------------
Balance, January 1                              $7,751,629         $7,154,555       $6,414,897
Provision for credit losses                      1,599,435          1,318,050        1,288,770
Recoveries on loans                                177,042            170,364          206,235
Loans charged off                                 (925,481)          (891,340)        (755,347)
- ----------------------------------------------------------------------------------------------
Balance, December 31                            $8,602,625         $7,751,629       $7,154,555
- ----------------------------------------------------------------------------------------------

FUTURE ACCOUNTING CHANGE
The FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," in May 1995. SFAS No. 122 requires accounting recognition of the rights to service mortgage loans for others. The total cost of the mortgage loan will be allocated between the relative fair values of the loan and the mortgage servicing rights. The cost allocated to mortgage servicing rights will be recognized as a separate asset and amortized over the period of estimated servicing income. This statement is required to be adopted by the Company effective January 1, 1996. The adoption of SFAS No. 122 is not

                              F&M BANCORPORATION

                                       50
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - LOANS (CONTINUED)

anticipated to have a significant impact on the Company's financial condition or results of operations. The actual impact of adoption is contingent on the future levels of mortgage loan sales.

NOTE 7 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:


                                                                      1995               1994
- ---------------------------------------------------------------------------------------------
Land                                                          $  3,776,201       $  3,525,636
Buildings and improvements                                      18,873,090         18,248,774
Furniture and equipment                                         13,911,470         13,736,531
Construction in progress                                           680,520            220,796
- ---------------------------------------------------------------------------------------------
Totals                                                          37,241,281         35,731,737
Less - Accumulated depreciation and amortization               (16,750,310)       (15,808,870)
- ---------------------------------------------------------------------------------------------
Net book value                                                $ 20,490,971       $ 19,922,867
=============================================================================================


Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,669,815 in 1995, $1,599,904 in 1994, and $1,495,273 in
1993.

NOTE 8 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $644,131 and $936,407 at December 31, 1995 and 1994, respectively. There is no allowance for losses on other real estate. Other real estate expenses, including depreciation, totaled $115,270, $401,206, and $630,718 for 1995, 1994, and 1993,
respectively.

NOTE 9 - DEPOSITS

The distribution of deposits at December 31 is as follows:

                                                                    1995          1994
- --------------------------------------------------------------------------------------
Non-interest-bearing demand deposits                        $104,735,506  $104,674,374
Interest-bearing demand deposits                              79,030,552    82,202,836
Savings deposits                                             134,425,745   131,608,583
Money market deposits                                         73,300,086    65,062,386
Time deposits                                                430,696,685   378,687,113
- --------------------------------------------------------------------------------------
Total deposits                                              $822,188,574  $762,235,292
======================================================================================


Time deposits of $100,000 or more were $75,303,000 and $53,802,000 at December 31, 1995 and 1994, respectively. Interest expense on time deposits of $100,000 or more was $3,792,000, $1,674,000, and $1,329,000, for the years ended
December 31, 1995, 1994, and 1993, respectively.

                               F&M BANCORPORATION

                                       51
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 - SHORT-TERM BORROWINGS


The composition of short-term borrowings at December 31 follows:

                                                                         1995         1994
- ------------------------------------------------------------------------------------------
Federal funds purchased and securities sold
 under repurchase agreements                                      $12,194,134  $19,442,374
Other short-term borrowings                                                        403,856
- ------------------------------------------------------------------------------------------
Totals                                                            $12,194,134  $19,846,230
==========================================================================================

The following information relates to federal funds purchased and securities sold under repurchase agreements for the years ended December 31:

                                                                  1995         1994
- -----------------------------------------------------------------------------------
As of year end - Weighted average rate                           5.65%        5.90%
For the year:
 Highest month-end balance                                 $31,903,945  $32,508,681
 Daily average balance                                      15,884,926   18,590,214
 Weighted average rate                                           5.81%        4.38%



NOTE 11 - OTHER BORROWINGS

Other borrowings at December 31 consist of the following:


                                                                  1995         1994
- -----------------------------------------------------------------------------------
Federal Home Loan Bank advances (a)                        $10,800,000   $5,300,000
Note payable, due May 31, 1995 (b)                                        1,000,000
Note payable to former stockholder (c)                          33,244       66,488
- -----------------------------------------------------------------------------------
Totals                                                     $10,833,244   $6,366,488
===================================================================================


(a) As members of the Federal Home Loan Bank (FHLB) system, individual bank subsidiaries may utilize various borrowing alternatives, secured by pledges of mortgage loans (totaling approximately $93,555,000) and FHLB stock. At December 31, 1995, the subsidiaries' outstanding advances had original maturities ranging from three months to seven years and fixed and adjustable rates ranging from 4.60% to 7.73%. Interest is payable monthly.

     The scheduled principal maturities of these advances at December 31, 1995, are summarized as follows:

                1996                                $8,600,000
                1997                                   300,000
                1998                                   200,000
                1999                                   400,000
                Thereafter                           1,300,000
                ----------------------------------------------
                                                   $10,800,000
                ==============================================

(b) This note was paid in 1995. The interest rate on this note at December 31, 1994, was 7.23%. The note was secured by all of the common stock of the subsidiary banks owned by the Company.

(c) Note payable is due August 1, 1996. The note is unsecured with interest payable at F&M Bank - Lancaster's one-year CD rate, adjusted annually. The interest rate was 5.75% and 4.30% at December 31, 1995 and 1994, respectively.

                               F&M BANCORPORATION

                                       52
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - INCOME TAXES


The components of the provision for income taxes are as follows for the years ended December 31:


                                                                    1995             1994             1993
- ----------------------------------------------------------------------------------------------------------
Current tax expense:
 Federal                                                      $4,747,593       $2,848,700       $2,881,965
 State                                                           928,971          743,231          736,005
- ----------------------------------------------------------------------------------------------------------
Total current                                                  5,676,564        3,591,931        3,617,970
- ----------------------------------------------------------------------------------------------------------
Deferred tax credit                                             (249,974)        (668,914)        (314,979)
- ----------------------------------------------------------------------------------------------------------
Tax benefit of net operating loss carryforward                                                     (51,462)
- ----------------------------------------------------------------------------------------------------------
Total provision for income taxes                              $5,426,590       $2,923,017       $3,251,529
==========================================================================================================


Included in the total provision for income taxes is expense of approximately $15,000, $20,000, and $184,000 for the years ended December 31, 1995, 1994, and 1993, respectively, related to security transactions.

As of December 31, 1995 and 1994, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The major components of deferred tax assets and deferred tax liabilities are as follows:

                                                                1995             1994
- -------------------------------------------------------------------------------------
Deferred tax assets:
        Reserve for loan losses                           $2,560,028       $1,961,453
        Deferred compensation                                212,792          246,823
        Nonperforming assets                                 364,734          420,923
        Net operating losses                                 835,622          897,444
        Unrealized loss on securities available for sale      59,660        1,917,564
        Pension                                              314,411          335,083
        Other                                                130,921          156,704
- -------------------------------------------------------------------------------------
                                                           4,478,168        5,935,994
        Valuation allowance                                 (560,000)        (547,000)
- -------------------------------------------------------------------------------------
        Deferred tax assets                                3,918,168        5,388,994
- -------------------------------------------------------------------------------------
Deferred tax liabilities:
        Depreciation                                      (1,376,292)      (1,237,184)
        Leases                                               (69,256)         (71,260)
- -------------------------------------------------------------------------------------
        Deferred tax liabilities                          (1,445,548)      (1,308,444)
- -------------------------------------------------------------------------------------
Net deferred tax assets                                   $2,472,620       $4,080,550
=====================================================================================


The Company and two of its subsidiaries have separate Wisconsin net operating loss carryforwards totaling approximately $10,800,000 at December 31, 1995. These net operating loss carryforwards begin to expire in 1996. Since the Company and these subsidiaries are required to file separate returns for Wisconsin and they are not expected to generate taxable income, no tax benefit from these losses is anticipated. The valuation allowance represents the benefit of these losses, which is not expected to be realized.

One subsidiary has a federal net operating loss carryforward of approximately $278,000 and a tax credit carryforward of $13,024. Another subsidiary has a Wisconsin net operating loss carryforward of approximately $3,475,000. These carryforwards occurred prior to the acquisition of these subsidiaries and, therefore, can only be used to offset future taxable income of these subsidiaries. The federal carryforwards begin to expire in 2001 and the Wisconsin carryforwards begin to expire in 2006. Based on the annual usage limitations, it is expected these net operating losses and tax credits will be utilized.

                               F&M BANCORPORATION

                                       53
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:


                                              1995                         1994                            1993
                                    ----------------------------------------------------------------------------------
                                                     % OF                         % OF                            % OF
                                                   PRETAX                       PRETAX                          PRETAX
                                     AMOUNT        INCOME         AMOUNT        INCOME        AMOUNT            INCOME
- ----------------------------------------------------------------------------------------------------------------------
Tax expense at
 statutory rate                     $5,706,541       34.0       $3,633,630        34.0       $3,853,234          34.0
Increase (decrease) in
 taxes resulting from:
    Tax-exempt interest             (1,169,422)      (7.0)      (1,162,210)      (10.9)      (1,081,612)         (9.5)
    State income tax                   645,415        3.8          405,250         3.8          403,300           3.6
    Goodwill amortization              135,339        0.8          135,185         1.3          127,872           1.1
    Other                              108,717        0.7          (88,838)       (0.8)         (51,265)         (0.5)
- ---------------------------------------------------------------------------------------------------------------------
Provision for income taxes          $5,426,590       32.3       $2,923,017        27.4       $3,251,529          28.7
=====================================================================================================================


NOTE 13 - RETIREMENT PLANS

The Company sponsors a defined contribution 401(k) retirement savings plan covering substantially all employees. Employees are allowed to make voluntary contributions to the plan. The Company makes a matching contribution which is determined based on the Company's return on equity. The Company may also make a discretionary profit-sharing contribution.

F&M Bank - Lakeland continues to maintain an Employee Stock Ownership Plan
(ESOP), which was established prior to the Company's acquisition of this bank. The assets of this plan which include 164,882 shares of the Company stock remain frozen and have not been transferred into the Company's 401(k) retirement savings plan as of December 31, 1995.

F&M Bank - Waushara County sponsors a defined contribution retirement savings plan which covers substantially all the employees of the former Union State Bank. The contributions to this plan for 1995 were consistent with those of the Company's 401(k) retirement savings plan discussed above. The assets of this plan will be transferred into the Company's plan during 1996.

Retirement plan contribution expense charged to operations for all plans (excluding the defined benefit pension plans discussed below) totaled $881,793, $689,152, and $593,820 for 1995, 1994, and 1993, respectively.

F&M Bank - Waushara County sponsored a defined benefit plan covering substantially all employees of the former Union State Bank. Effective August 27, 1994, the plan was frozen resulting in a plan curtailment. A net loss of $445,551 resulted from this curtailment and is included in pension expense in the consolidated income statement for 1994. Subsequent to the curtailment, plan participants will not accrue any additional benefit for service. The Bank's funding policy is to make contributions on an annual basis to the extent allowed for tax purposes.

                               F&M BANCORPORATION

                                       54
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 - RETIREMENT PLANS (CONTINUED)

The following table sets forth F&M Bank - Waushara County's defined benefit pension plan funded status and amounts reflected in the accompanying consolidated balance sheets, at December 31, 1995 and 1994:

                                                                                 1995                                  1994
- ---------------------------------------------------------------------------------------------------------------------------
    Actuarial present value of benefit obligation:
     Vested benefit obligation                                            $ 2,135,808                           $ 2,650,945
     Nonvested benefit obligation                                                                                    39,713
- ---------------------------------------------------------------------------------------------------------------------------
    Accumulated benefit obligation                                        $ 2,135,808                           $ 2,690,658
===========================================================================================================================
    Projected benefit obligation                                          $(2,135,808)                          $(2,690,658)
    Plan assets at fair value                                               1,323,182                             1,847,560
- ---------------------------------------------------------------------------------------------------------------------------
    Accrued pension cost recognized in the consolidated balance sheets    $  (812,626)                          $  (843,098)
===========================================================================================================================

Net pension cost included the following components:

                                                                                 1995               1994               1993
- ---------------------------------------------------------------------------------------------------------------------------
    Service cost - Benefits earned during the year                        $                    $  33,315        $    50,838
    Interest cost on projected benefit obligation                             161,439            168,385            171,257
    Net amortization and deferral                                             (35,856)           (62,077)            67,063
- ---------------------------------------------------------------------------------------------------------------------------
    Total periodic pension cost                                               125,583            139,623            289,158
    Less - Actual return on plan assets                                       104,890             61,261             93,281
- ---------------------------------------------------------------------------------------------------------------------------
    Net periodic pension cost                                             $    20,693          $  78,362        $   195,877
===========================================================================================================================

The following assumptions were used in determining the projected benefit obligation:

                                                                                 1995               1994               1993
- ----------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                     6.0%               6.0%               7.5%
Rates of increase in compensation levels                                          0.0%               0.0%               3.0%
Expected long-term rate of return on assets                                       7.5%               7.5%               7.5%


The plan assets consist primarily of insurance investment contracts, U.S. government securities, and short-term mutual funds.

NOTE 14 - DEFERRED COMPENSATION PLANS

The Company has entered into deferred compensation agreements with several current and former officers and directors providing monthly benefits over periods ranging from ten to twelve years. At December 31, 1995 and 1994, the Company accrued liabilities of approximately $559,000 and $658,000, respectively, representing the present value of future payments under these agreements. The amount charged to operations under these agreements was approximately $60,000 in 1995, $87,000 in 1994, and $108,000 in 1993.


NOTE 15 - STOCKHOLDERS' EQUITY

The preferred stock as described on the consolidated statement of stockholders' equity was issued by FNFC, which the Company acquired February 11, 1994. As part of the acquisition, the Company redeemed the preferred stock at par value plus accrued dividends.

Federal banking regulatory agencies have established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance-sheet activities. All banks and bank holding companies must meet a minimum total risk-based capital ratio of 8%. Of the 8% required, half must be comprised of core capital elements defined as Tier 1 capital. The federal banking agencies also have adopted leverage capital guidelines which banking organizations must meet. Under these guidelines, the most highly rated banking organizations must meet a minimum leverage ratio of at least 3% Tier 1 capital to total assets, while lower rated banking organizations must maintain a ratio of at least 4% to 5%.

The Company's and all of its subsidiaries' risk-based capital and leverage ratios meet or exceed the defined minimum requirements.

                               F&M BANCORPORATION

                                       55
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15 - STOCKHOLDERS' EQUITY (CONTINUED)

Banking subsidiaries are restricted by banking regulations from making dividend distributions above prescribed amounts. At December 31, 1995, the Company's subsidiaries could have paid approximately $16,976,000 of additional dividends to the Company without prior regulatory approval.

NOTE 16 - STOCK OPTION PLANS

During 1993, the Company established two stock option plans, one for officers and employees (the "Executive Plan") and one for nonemployee directors (the "Directors' Plan"). Options under the Executive Plan are granted at the discretion of the stock option committee of the Company's Board of Directors. Options under the Directors' Plan are granted automatically each year at a date and in an amount specified in the Directors' Plan. Under both plans, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. A total of 150,000 shares were made available, upon stockholder approval, to be subject to grant under these plans.

Following is a summary of stock option transactions for the years ended December 31:


                                                                  Number of Shares
                                                             -------------------------
                                                                1995              1994
- --------------------------------------------------------------------------------------
Outstanding at beginning of year                              37,500
Granted during the year                                       20,250            37,500
Exercised during the year (at prices ranging from
 $20.00 to $21.25 per share)                                  (4,500)
Canceled during the year                                      (7,000)
- --------------------------------------------------------------------------------------
Outstanding at end of year (at prices ranging from
 $20.00 to $21.50 per share)                                  46,250            37,500
======================================================================================
Available for grant at end of year                            92,250           112,500
======================================================================================


Options granted under these plans expire ten years after the grant.

In connection with the merger of Merger and Pulaski in 1994, an unexercised option under a separate Pulaski stock option plan with an officer of Pulaski was converted into an option for 14,455 shares of the Company's common stock with an exercise price of $9.35 per share. During 1995 and 1994, this officer, now an officer of the Company, exercised options for 1,500 shares and 3,800 shares, respectively. These options expire December 15, 2002.

FUTURE ACCOUNTING CHANGE
The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages a "fair value-based method" of accounting for stock-based compensation plans. Upon adoption of SFAS No. 123, the Company will be required to disclose in the notes to the financial statements the difference between the "fair value method" and the "intrinsic value method" as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25 on the Company's financial statements. SFAS No. 123 is required to be adopted as of January 1, 1996, and will not have a significant impact on the Company's financial condition or results of operations.


NOTE 17 - ADVERTISING COSTS

Advertising costs are expensed as incurred (or the first time advertising takes place). Advertising expense for 1995 and 1994 was approximately $575,000 and $510,000, respectively.

                               F&M BANCORPORATION

                                       56
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Financial Accounting Standards Board has issued three statements concerning financial instruments. SFAS No. 105 requires that certain information be disclosed about financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk. SFAS No. 107 requires such entities to disclose the fair value of financial instruments. SFAS No. 119 requires certain disclosures for derivative financial instruments. The Company does not presently have nor has it had any derivative type instruments requiring disclosure.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31, 1995 and 1994, are as follows:

                                           1995                1994
- -------------------------------------------------------------------
Commitments to extend credit        $48,904,000         $52,852,000
Standby letters of credit             5,087,000           4,164,000
Credit card commitments              10,686,000          10,693,000
- -------------------------------------------------------------------
                                    $64,677,000         $67,709,000
===================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Company's subsidiaries and serviced by other companies. These commitments are unsecured.

COMMITMENTS
The Company has committed to purchase land and buildings in 1996 for approximately $1,400,000.

CONTINGENCIES
In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

CONCENTRATION OF CREDIT RISK
The Company's subsidiary banks grant residential, commercial, agricultural, and consumer loans throughout Wisconsin. Due to the diversity of locations, the ability of debtors to honor their contracts is not tied to any particular economic sector.

                               F&M BANCORPORATION

                                       57
                                    ........

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 19 - SUBSEQUENT EVENT


On February 5, 1996, the Company acquired 100% of the outstanding shares of Monycor Bancshares, Inc., in exchange for 157,563 shares of Company stock by merger of Monycor Bancshares, Inc., into Merger. Monycor Bancshares, Inc. owned 98.4% of Monycor Bank of Superior. This acquisition will be accounted for using the pooling-of-interests method of accounting. Financial information presented in future reports will be restated to include Monycor Bancshares, Inc. and its subsidiary.

Pro forma unaudited results of operations, assuming the acquisition occurred on January 1, 1993, are as follows:


                                                       1995            1994             1993
- --------------------------------------------------------------------------------------------
Net interest income (in thousands)                  $41,680         $38,248          $35,436
Net income (in thousands)                            11,709           8,126            8,497
Earnings per share                                     1.97            1.35             1.47



NOTE 20 - PENDING ACQUISITIONS

On January 11, 1996, the Company signed a Plan and Agreement of Merger and Reorganization to acquire Bradley State Bank in Tomahawk for approximately $6 million in cash. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the second quarter of 1996.

On February 22, 1996, the Company signed a Plan and Agreement of Merger and Reorganization to acquire 100% of the outstanding shares of Community State Bank in Algoma in exchange for Company stock. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the fourth quarter of 1996.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Company's financial instruments:

  Cash and cash equivalents - The carrying values approximate the fair value for these assets.

  Investment securities - Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
  Interest-bearing deposits in other financial institutions are included in this category.

  Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's repayment schedules for each loan classification.

  The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and therefore discounts the estimated fair value.

  Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

  Deposit liabilities - The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, savings, NOW accounts, money market, and checking accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate reflects the credit quality and operating expense factors of the Company.

  Short-term and other borrowings - Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

                               F&M BANCORPORATION

                                       58
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


  Off-balance-sheet instruments - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.

The following table presents information for financial instruments:


                                                  AT DECEMBER 31, 1995                          AT DECEMBER 31, 1994
                                            -----------------------------------------------------------------------------
                                                CARRYING         ESTIMATED                CARRYING              ESTIMATED
                                                  AMOUNT        FAIR VALUE                  AMOUNT             FAIR VALUE
- -------------------------------------------------------------------------------------------------------------------------
Financial assets:
 Cash and cash equivalents                  $ 59,005,046      $ 59,005,046            $ 40,193,434           $ 40,193,434
 Investment securities                       176,378,849       177,975,664             171,892,084            170,173,384
 Loans                                       680,022,665                               630,620,843
 Allowance for credit losses                  (8,602,625)                               (7,751,629)
- -------------------------------------------------------------------------------------------------------------------------
        Net loans                            671,420,040       696,528,268             622,869,214            619,187,689
- -------------------------------------------------------------------------------------------------------------------------
Total financial assets                      $906,803,935      $933,508,978            $834,954,732           $829,554,507
=========================================================================================================================
Financial liabilities:
 Deposits                                   $822,188,574      $823,616,918            $762,235,292           $749,539,643
 Short-term and other borrowings              23,027,378        23,135,846              26,212,718             26,212,718
- -------------------------------------------------------------------------------------------------------------------------
Total financial liabilities                 $845,215,952      $846,752,764            $788,448,010           $775,752,361
=========================================================================================================================


Limitations - Fair value estimates are madc point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 22 - RECLASSIFICATIONS

Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 classifications.

                               F&M BANCORPORATION

                                       59
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23 - PARENT COMPANY ONLY FINANCIAL STATEMENTS


                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

ASSETS
                                                                        1995         1994
- -----------------------------------------------------------------------------------------
Cash and cash equivalents                                        $ 2,764,419  $   814,244
Investment securities available for sale - Stated at fair value      210,000      531,375
Investment in subsidiaries                                        80,945,615   72,281,454
Loans                                                                232,000
Loans receivable from subsidiaries                                   300,000    1,500,000
Premises and equipment - Net                                       1,524,448    1,522,078
Other assets                                                         202,748      318,498
- -----------------------------------------------------------------------------------------
TOTAL ASSETS                                                     $86,179,230  $76,967,649
=========================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Other borrowings                                                 $            $ 1,000,000
Accrued expenses                                                     287,396      397,310
- -----------------------------------------------------------------------------------------
Total liabilities                                                    287,396    1,397,310
- -----------------------------------------------------------------------------------------
Total stockholders' equity                                        85,891,834   75,570,339
- -----------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $86,179,230  $76,967,649
=========================================================================================


                              STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                    1995             1994             1993
- ------------------------------------------------------------------------------------------
Income:
 Dividends received from subsidiaries         $6,225,255       $1,896,250       $2,445,723
 Interest and dividends                           57,248          374,026          192,390
 Data processing fees                          1,190,543          651,388          517,475
 Management and service fees                   1,850,964        1,568,032          426,162
- ------------------------------------------------------------------------------------------
         Total income                          9,324,010        4,489,696        3,581,750
- ------------------------------------------------------------------------------------------
Expenses:
 Salaries and benefits                         1,309,533        1,244,157        1,372,763
 Interest                                         17,655          359,295          440,978
 Other                                         1,891,972        1,677,849          769,892
- ------------------------------------------------------------------------------------------
         Total expenses                        3,219,160        3,281,301        2,583,633
- ------------------------------------------------------------------------------------------
Income before provision (credit) for income
 taxes and equity in undistributed net
 income of subsidiaries                        6,104,850        1,208,395          998,117
Provision (credit) for income taxes               21,500         (247,000)        (526,600)
- ------------------------------------------------------------------------------------------
Income before equity in undistributed
 net income of subsidiaries                    6,083,350        1,455,395        1,524,717
Equity in undistributed net income of
 subsidiaries                                  5,274,004        6,308,737        6,556,797
- ------------------------------------------------------------------------------------------
NET INCOME                                   $11,357,354       $7,764,132       $8,081,514
==========================================================================================

                               F&M BANCORPORATION

                                       60
                                    ........


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 23 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                      1995             1994              1993
- -------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:
       Net income                                              $11,357,354      $ 7,764,132      $  8,081,514
- -------------------------------------------------------------------------------------------------------------
       Adjustments to reconcile net income to net
        cash provided by operating activities:
           Gain on sale of investments available for sale           (5,156)
           Provision for depreciation and amortization             189,007          163,832           130,060
           Equity in undistributed net income of subsidiaries   (5,274,004)      (6,308,737)       (6,556,797)
           Loss on sale of premises and equipment                                    26,869
           Change in other assets                                   91,800          (33,227)          (14,293)
           Change in accrued expenses                             (142,740)         (11,714)           52,988
- -------------------------------------------------------------------------------------------------------------
               Total adjustments                                (5,141,093)      (6,162,977)       (6,388,042)
- -------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                     6,216,261        1,601,155         1,693,472
- -------------------------------------------------------------------------------------------------------------
   Cash flows from investing activities:
       Capital contributed to subsidiary banks                    (250,000)
       Purchase of equity in subsidiary banks                      (23,009)                           (19,475)
       Payment for purchase of securities:
        Available for sale                                                         (417,312)
        Held for sale                                                                              (9,901,539)
       Proceeds from sales and maturities of
        investment securities available for sale                   423,081        9,797,477
       Net (increase) decrease in loans                            968,000         (720,000)          320,000
       Capital expenditures                                       (167,427)         (26,840)         (718,021)
       Proceeds from sale of premises and equipment                                  23,600
- -------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities             950,645        8,656,925       (10,319,035)
- -------------------------------------------------------------------------------------------------------------
   Cash flows from financing activities:
       Proceeds from issuance of common stock                                                      11,175,094
       Proceeds from exercise of stock options                     106,212           35,330
       Principal payments on other borrowings                   (1,000,000)      (7,250,000)       (2,500,000)
       Purchase of shares of treasury common stock                (845,625)        (110,000)
       Dividends paid                                           (3,477,318)      (2,298,775)       (1,219,640)
       Sale of shares of common stock to
        dividend reinvestment plan                                                                    234,765
- -------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities          (5,216,731)      (9,623,445)        7,690,219
- -------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             1,950,175          634,635          (935,344)
Cash and cash equivalents at beginning                             814,244          179,609         1,114,953
- -------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end                               $ 2,764,419      $   814,244      $    179,609
=============================================================================================================
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash received during the year for income taxes                 $ 4,858,774      $ 2,666,876      $  2,510,482
Cash paid during the year for:
   Interest                                                         49,752          360,090           448,076
   Income taxes                                                  5,108,147        2,372,978         1,942,957


SUMMARY QUARTERLY FINANCIAL INFORMATION
The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994.




                                                                                 THREE MONTHS ENDED
                                                        ------------------------------------------------------------
                                                        MARCH 31         JUNE 30      SEPTEMBER 30       DECEMBER 31
- --------------------------------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
1995
Interest income                                          $16,857         $17,886           $18,795           $19,058
Interest expense                                           7,206           8,077             8,427             8,499
Net interest income                                        9,651           9,809            10,368            10,559
Provision for loan losses                                    324             286               480               509
Net income applicable to common stock                      2,480           2,620             3,098             3,159
Earnings per common share                                    .43             .45               .53               .55

1994
Interest income                                          $14,235         $14,808           $15,506           $16,185
Interest expense                                           5,637           5,627             5,990             6,508
Net interest income                                        8,598           9,181             9,516             9,677
Provision for loan losses                                    199             307               331               481
Net income applicable to common stock                      1,817           2,103             2,308             1,515
Earnings per common share                                    .31             .36               .40               .26

                        [WIPFLI ULLRICH BERTELSON LOGO]



                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Community State Bank
Algoma, Wisconsin


We have audited the accompanying consolidated balance sheet of Community State Bank and Subsidiary as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community State Bank and Subsidiary at December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                          Wipfli Ullrich Bertelson
                                ------------------------------------------
                                        Certified Public Accountants

March 8, 1996
Appleton, Wisconsin

                      COMMUNITY STATE BANK AND SUBSIDIARY

                      -----------------------------------

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1995 and 1994

- --------------------------------------------------------------------------------

                                     ASSETS

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
Cash and due from banks                                                  $     1,960,999       $      1,739,974
Federal funds sold                                                             2,000,000              1,550,000
                                                                         ---------------       ----------------
   Cash and cash equivalents                                                   3,960,999              3,289,974

Investments:
   Investment securities available for sale -
    Stated at fair value                                                      28,468,674              8,007,325
   Investment securities held to maturity -
    Fair value of $18,433,551 in 1994                                                -0-             18,838,834

Total loans                                                                   20,021,281             19,614,760
   Allowance for credit losses                                                   318,506                348,398
                                                                         ---------------       ----------------

Net loans                                                                     19,702,775             19,266,362
Premises and equipment                                                           227,852                216,211
Other assets                                                                     791,595              1,165,903
                                                                         ---------------       ----------------



TOTAL ASSETS                                                             $    53,151,895       $     50,784,609
                                                                         ===============       ================

- --------------------------------------------------------------------------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
Liabilities:
   Non-interest-bearing deposits                                         $     5,452,000       $      5,112,000
   Interest-bearing deposits                                                  39,071,307             38,083,698
                                                                         ---------------       ----------------
   Total deposits                                                             44,523,307             43,195,698

   Other liabilities                                                             453,208                228,051
                                                                         ---------------       ----------------

      Total liabilities                                                       44,976,515             43,423,749
                                                                         ---------------       ----------------
Commitments and contingent liabilities (Note 11)

Stockholders' equity:
   Common stock - $10 par value:
      Authorized, issued, and outstanding - 46,000 shares                        460,000                460,000
   Capital surplus                                                             1,750,000              1,750,000
   Retained earnings                                                           5,742,431              5,416,574
   Unrealized gain (loss) on securities available for sale -
    Net of tax                                                                   222,949               (265,714)
                                                                         ---------------       ----------------
      Total stockholders' equity                                               8,175,380              7,360,860
                                                                         ---------------       ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $    53,151,895       $     50,784,609
                                                                         ===============       ================


          See accompanying notes to consolidated financial statements.

                                                                             -3-
                      COMMUNITY STATE BANK AND SUBSIDIARY

                      -----------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------

                                                       Audited              Unaudited             Unaudited
                                                         1995                  1994                  1993
                                                   ---------------       ---------------       ----------------
Interest income:
   Interest and fees on loans                      $     1,753,899       $     1,674,761       $      1,867,169
   Interest on investment securities:
      Taxable                                            1,319,528             1,115,304              1,118,084
      Tax-exempt                                           370,318               368,114                374,808
   Other interest income                                    51,884                49,815                 39,514
                                                   ---------------       ---------------       ----------------
      Total interest income                              3,495,629             3,207,994              3,399,575
                                                   ---------------       ---------------       ----------------
Interest expense:
   Deposits                                              1,597,155             1,311,306              1,460,178
   Short-term borrowings                                       870                   -0-                    -0-
                                                   ---------------       ---------------       ----------------
      Total interest expense                             1,598,025             1,311,306              1,460,178
                                                   ---------------       ---------------       ----------------
Net interest income                                      1,897,604             1,896,688              1,939,397
Provision for credit losses                                 54,000                20,000                 40,000
                                                   ---------------       ---------------       ----------------
Net interest income after provision
 for credit losses                                       1,843,604             1,876,688              1,899,397
                                                   ---------------       ---------------       ----------------
Other income:
   Service fees                                             77,395                71,954                 71,646
   Net security gains                                          -0-                20,385                118,026
   Other operating income                                   62,662                54,586                 57,701
                                                   ---------------       ---------------       ----------------
      Total other income                                   140,057               146,925                247,373
                                                   ---------------       ---------------       ----------------
Other expenses:
   Salaries and employee benefits                          652,713               634,215                607,585
   Net occupancy expense                                    92,576                80,691                 73,728
   FDIC assessment                                          49,710                96,730                 95,439
   Data processing                                         103,240               102,417                102,736
   Other operating expenses                                316,170               297,316                247,146
                                                   ---------------       ---------------       ----------------
      Total other expenses                               1,214,409             1,211,369              1,126,634
                                                   ---------------       ---------------       ----------------

                                                                             -4-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                 CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
                 Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------

                                                       Audited              Unaudited             Unaudited
                                                         1995                  1994                  1993
                                                   ---------------       ---------------       ----------------
Income before provision for income
 taxes and cumulative effect of
 change in accounting principle                    $       769,252       $       812,244       $      1,020,136
Provision for income taxes                                 139,795               151,779                274,814
                                                   ---------------       ---------------       ----------------
Income before cumulative effect
 of change in accounting principle                         629,457               660,465                745,322

Cumulative effect of change in
 accounting principle - Initial
 adoption of SFAS No. 109,
 "Accounting for Income Taxes"                                 -0-                   -0-                 72,400
                                                   ---------------       ---------------       ----------------
Net income                                         $       629,457       $       660,465       $        817,722
                                                   ===============       ===============       ================
Earnings per share                                 $         13.68       $         14.36       $          17.78
                                                   ===============       ===============       ================
Weighted average shares outstanding                         46,000                46,000                 46,000
                                                   ===============       ===============       ================


          See accompanying notes to consolidated financial statements.

                                                                             -5-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------

                                                                                       Unrealized
                                                                                          Gain
                                                                                       (Loss) on
                                                                                       Securities
                                                                                       Available
                                      Common          Capital          Retained        for Sale -
                                       Stock          Surplus          Earnings        Net of Tax       Total
                                   -------------   --------------   --------------   ------------   --------------
   UNAUDITED

Balance, January 1, 1993           $     460,000   $    1,750,000   $    4,485,787   $        -0-   $    6,695,787

Net income                                                                 817,722                         817,722

Dividends paid                                                            (241,500)                       (241,500)
                                   -------------   --------------   --------------   ------------   --------------
Balance, December 31, 1993               460,000        1,750,000        5,062,009            -0-        7,272,009

Net income                                                                 660,465                         660,465

Change in accounting for
 investments - Adoption of
 SFAS No. 115                                                                              30,820           30,820

Dividends paid                                                            (305,900)                       (305,900)

Change in unrealized gain
 (loss) on securities available
 for sale - Net of tax                                                                   (296,534)        (296,534)
                                   -------------   --------------   --------------   ------------   --------------
Balance, December 31, 1994               460,000        1,750,000        5,416,574       (265,714)       7,360,860

   AUDITED

Net income                                                                 629,457                         629,457

Dividends paid                                                            (303,600)                       (303,600)

Change in unrealized gain
 (loss) on securities available
 for sale - Net of tax                                                                    488,663          488,663
                                   -------------   --------------   --------------   ------------   --------------
Balance, December 31, 1995         $     460,000   $    1,750,000   $    5,742,431   $    222,949   $    8,175,380
                                   =============   ==============   ==============   ============   ==============


          See accompanying notes to consolidated financial statements.

                                                                             -6-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------

                                                      Audited             Unaudited              Unaudited
                                                       1995                  1994                   1993
                                                   ---------------       ---------------       ----------------
Increase (decrease) in cash and cash
 equivalents:
  Cash flows from operating activities:

     Net income                                    $       629,457       $       660,465       $        817,722
                                                   ---------------       ---------------       ----------------

     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Provision for depreciation and net
        amortization                                       118,532               242,950                249,207
       Provision for credit losses                          54,000                20,000                 40,000
       Provision (credit) for deferred income
        taxes                                                6,826                 8,096                (86,000)
       Net security gains                                      -0-               (20,385)              (118,026)
       Loss on sale of equipment and other
        real estate                                          4,861                   285                  2,432
       Provision for other real estate losses                  -0-                 2,341                    -0-
       Change in other assets                               70,613               (24,797)                26,084
       Change in other liabilities                         110,305               (24,969)                (6,210)
                                                   ---------------       ---------------       ----------------
         Total adjustments                                 365,137               203,521                107,487
                                                   ---------------       ---------------       ----------------
  Net cash provided by operating activities                994,594               863,986                925,209
                                                   ---------------       ---------------       ----------------
  Cash flows from investing activities:
     Proceeds from sale of securities:
       Available for sale                                      -0-             1,438,168                    -0-
       Held to maturity                                        -0-                   -0-              1,567,255
     Proceeds from maturities of securities:
       Available for sale                                2,678,875             2,746,332                    -0-
       Held to maturity                                  1,973,033             2,572,143              7,974,188
     Payment for purchases of securities:
       Available for sale                               (2,090,229)           (2,192,472)                   -0-
       Held to maturity                                 (3,509,961)           (7,895,623)            (9,312,339)
     Net (increase) decrease in loans                     (490,413)            1,395,276                 56,784
     Capital expenditures                                  (40,722)              (37,697)               (24,953)
     Proceeds from sale of other real estate               131,839                26,872                 23,568
                                                   ---------------       ---------------       ----------------
  Net cash provided by (used in) investing
   activities                                           (1,347,578)           (1,947,001)               284,503
                                                   ---------------       ---------------       ----------------

                                                                             -7-
                      COMMUNITY STATE BANK AND SUBSIDIARY
                      -----------------------------------

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                 Years Ended December 31, 1995, 1994, and 1993

- --------------------------------------------------------------------------------

                                                             Audited              Unaudited            Unaudited
                                                              1995                  1994                 1993
                                                          --------------        --------------        --------
 Cash flows from financing activities:
    Net increase (decrease) in deposits                   $ 1,327,609          $   (31,943)      $     (628,311)
    Dividends paid                                           (303,600)            (305,900)            (241,500)
                                                          -----------          -----------       --------------
 Net cash provided by (used in) financing
   activities                                               1,024,009             (337,843)            (869,811)
                                                          -----------          -----------       --------------

Net increase (decrease) in cash and cash
  equivalents                                                 671,025           (1,420,858)             339,901
Cash and cash equivalents at beginning                      3,289,974            4,710,832            4,370,931
                                                          -----------          -----------       --------------

Cash and cash equivalents at end                          $ 3,960,999          $ 3,289,974       $    4,710,832
                                                          ===========          ===========       ==============
Supplemental cash flow information:

Cash paid during the year for:
  Interest                                                $ 1,512,953          $ 1,322,831       $    1,486,807
  Income taxes                                                100,000              203,000              423,000

Noncash investing and financing activities:
- ------------------------------------------

Loans charged off                                         $   104,753          $    95,523          $    40,343
Loans transferred to other real estate                            -0-              235,840                  -0-


          See accompanying notes to consolidated financial statements.

                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Community State Bank (the "Bank") and its subsidiary conform to generally accepted accounting principles and general practices within the banking industry. Significant accounting policies are summarized below.

Nature of Operations

The Bank operates as a full-service financial institution with a primary market area including, but not limited to, the eastern and northern part of Kewaunee County and the southern part of Door County. The Bank offers a full range of commercial and retail banking services to customers at two locations within the Bank's market area. The Bank provides commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. In addition, the Bank holds a variety of securities through its wholly owned subsidiary, Algoma Investment Corporation, a Nevada investment corporation which was incorporated March 3, 1994. The operation of the investment corporation commenced on April 1, 1994.

Principles of Consolidation

The consolidated financial statements include the accounts of Community State Bank and its subsidiary. All significant intercompany balances and transactions have been eliminated.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and non-interest-bearing deposits in correspondent banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities

The Bank's investment securities are classified in two categories and accounted for as follows in accordance with Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                                                             -9-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Securities available for sale - Securities available for sale consist of investment securities not classified as securities held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

  Securities held to maturity - Investment securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Interest and Fees on Loans

Interest on loans is credited to income as earned. Interest income is not accrued on loans where management has determined collection of such interest is doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest deemed uncollectible is reversed and charged against current income. Unamortized net loan fees are recorded as part of the balance of outstanding loans.

Allowance for Credit Losses

Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures."

In accordance with the new standard, the 1995 allowance for credit losses includes specific allowances related to loans which have been judged to be impaired and which fall within the scope of SFAS No. 114 (primarily commercial loans). A loan is impaired when, based on current information, it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Since the Bank evaluates the overall adequacy of the allowance for credit losses on an ongoing basis, the adoption of SFAS No. 114 did not affect the amount of the allowance for credit losses or the existing income recognition and charge-off policies for nonperforming loans.

Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows, collateral value, and other information used by management.

                                                                            -10-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Bank continues to maintain a general allowance for credit losses for loans not within the scope of SFAS No. 114. The allowance for credit losses is maintained at a level which management believes is adequate to provide for possible credit losses. Management periodically evaluates the adequacy of the allowance using the Bank's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

Premises and Equipment

Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed principally on an accelerated method and is based on the estimated useful lives of the assets varying from ten to fifty years on buildings and five to twenty years on equipment.

Other Real Estate

Other real estate is carried at the lower of cost or fair value, less estimated sales costs.

Income Taxes

Deferred income taxes have been provided under the liability method prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the current enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

Advertising Costs

Advertising costs are expensed as incurred.

                                                                            -11-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Future Accounting Change

The Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The statement also requires long-lived assets and certain intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. This statement is required to be adopted by the Bank effective January 1, 1996. The adoption of SFAS No. 121 is not anticipated to have a significant impact on the Bank's financial condition or results of operations once implemented.


NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." There was no impact on net income as a result of the adoption of SFAS No. 114 at January 1, 1995.

In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As required under the statement, the Bank adopted the provisions of the new standard at the beginning of 1994. In accordance with SFAS No. 115, prior-period financial statements were not restated to reflect the change in accounting principle. The impact of the adoption of SFAS No. 115 on January 1, 1994, was an increase in the value of investment securities of $51,367, an increase in deferred tax liabilities of $20,547, and an increase in stockholders' equity of $30,820. The adoption of SFAS No. 115 had no impact on 1994 net income.

Effective January 1, 1993, the Bank adopted the liability method of accounting for income taxes prescribed by SFAS No. 109. Deferred tax assets and liabilities are determined based on the temporary differences between the consolidated financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability. The Bank elected to recognize the cumulative effect of the change as of January 1, 1993, totaling $72,400, as a credit to income in 1993.

                                                                            -12-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES

The estimated fair value and amortized cost of investment securities are as follows:



                                                                 Audited - 1995
                                       ------------------------------------------------------------------------
                                                               Gross              Gross
                                          Estimated         Unrealized         Unrealized         Amortized
                                          Fair Value           Gains             Losses              Cost
                                       ---------------    ---------------    ---------------   ----------------
Investment securities available
 for sale:
   U.S. Treasury securities
    and obligations of U.S.
    government corporations
    and agencies                       $     4,754,825    $        56,702    $         6,222   $     4,704,345
   Obligations of states and
    political subdivisions                  10,026,081            204,368             14,076         9,835,789
   Mortgage-related securities              13,477,522            150,237             53,208        13,380,493
   Other securities                            210,246                -0-                -0-           210,246
                                       ---------------    ---------------    ---------------   ---------------

   Total investment securities
    available for sale                 $    28,468,674    $       411,307    $        73,506   $    28,130,873
                                       ===============    ===============    ===============   ===============


                                                                      Unaudited - 1994
                                       ------------------------------------------------------------------------
                                                               Gross              Gross
                                          Estimated         Unrealized         Unrealized         Amortized
                                          Fair Value           Gains             Losses              Cost
                                       ---------------    ---------------    ---------------   ----------------
Investment securities available
 for sale:
   U.S. Treasury securities
    and obligations of U.S.
    government corporations
    and agencies                       $     1,936,675    $           194    $        34,202   $      1,970,683
   Obligations of states and
    political subdivisions                   1,063,136                -0-             84,578          1,147,714
   Mortgage-related securities               4,800,445                -0-            307,297          5,107,742
   Other securities                            207,069                -0-                -0-            207,069
                                       ---------------    ---------------    ---------------   ----------------

   Total investment securities
    available for sale                 $     8,007,325    $           194    $       426,077   $      8,433,208
                                       ===============    ===============    ===============   ================

                                                                            -13-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                      Unaudited - 1994
                                       ------------------------------------------------------------------------
                                                               Gross              Gross
                                          Estimated         Unrealized         Unrealized         Amortized
                                          Fair Value           Gains             Losses              Cost
                                       ---------------    ---------------    ---------------   ----------------
Investment securities held
 to maturity:
   U.S. Treasury securities
    and obligations of U.S.
    government corporations
    and agencies                       $     4,315,950    $           -0-    $        83,821   $      4,399,771
   Obligations of states and
    political subdivisions                   6,927,354             37,046            215,609          7,105,917
   Mortgage-related securities               7,190,247             41,376            184,275          7,333,146
                                       ---------------    ---------------    ---------------   ----------------

   Total investment securities
    held to maturity                   $    18,433,551    $        78,422    $       483,705   $    18,838,834
                                       ===============    ===============    ===============   ===============

Fair values of securities are estimates based on financial methods or prices paid for similar securities. It is possible interest rates could change considerably resulting in a material change in the estimated fair value.

As of December 20, 1995, securities with a book value of $17,392,803 and an estimated fair value of $17,413,989 were transferred from the held to maturity classification to the available for sale classification. The transfer was made in accordance with the Financial Accounting Standards Board Guide to Implementation of SFAS No. 115.

                                                                            -14-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

The estimated fair value and amortized cost of investment securities at December 31, 1995, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            Securities Available for Sale
                                                                         -----------------------------------
                                                                            Estimated             Amortized
                                                                            Fair Value               Cost
                                                                         ---------------       ----------------
   Due in three months or less                                           $     1,208,846       $      1,210,380
   Due after three months through one year                                     2,811,164              2,789,312
   Due after one year through five years                                       6,607,160              6,453,252
   Due after five years through ten years                                      4,253,672              4,191,247
   Due after ten years                                                           110,310                106,189
                                                                         ---------------       ----------------
                                                                              14,991,152             14,750,380
   Mortgage-related securities                                                13,477,522             13,380,493
                                                                         ---------------       ----------------
   Total                                                                 $    28,468,674       $     28,130,873
                                                                         ===============       ================

Following is a summary of the proceeds from sales of investment securities available for sale and held for sale as well as gross gains and losses for the years ended December 31:

                                                                            Unaudited             Unaudited
                                                                               1994                  1993
                                                                         ---------------       ----------------
   Proceeds from sales of investment securities
    available for sale and held for sale                                 $     1,438,168       $      1,567,255
   Gross gains on sales                                                           47,831                118,026
   Gross losses on sales                                                          27,446                    -0-

There were no sales of investment securities in 1995.

The estimated fair value and amortized cost of investment securities pledged to secure public deposits, short-term borrowings, and for other purposes required by law as of December 31 follow:

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
   Amortized cost                                                        $       100,000       $        500,000
   Estimated fair value                                                          101,060                490,650

                                                                            -15-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

A significant portion of the securities issued by states and political subdivisions are rated by Moody's with ratings ranging from A to AAA. For those securities not rated, market values are obtained from brokerage services utilized by the Bank. At December 31, 1995, the total carrying value of nonrated obligations of states and political subdivisions was approximately $2,947,000.


NOTE 4 - LOANS

The composition of loans at December 31 follows:

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
   Commercial, industrial, and financial                                 $     2,323,281       $      1,986,760
   Agricultural                                                                1,038,000              1,215,000
   Real estate:
      Construction                                                               417,000                785,000
      Mortgage                                                                12,845,000             12,440,000
   Installment                                                                 3,398,000              3,188,000
                                                                         ---------------       ----------------
   Total loans                                                           $    20,021,281       $     19,614,760
                                                                         ===============       ================

The aggregate amount of nonperforming loans was approximately $491,000 and $356,000 at December 31, 1995 and 1994, respectively. Nonperforming loans are those which are either contractually past due 90 days or more as to interest or principal payments, those loans on a nonaccrual status, or loans the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. If nonaccrual and renegotiated loans had been current, or not troubled, $19,142, $36,824, and $24,973 of interest income would have been recorded for the years ended December 31, 1995, 1994, and 1993, respectively. Interest income actually recorded on these loans was $8,257, $765, and $1,444 for the years ended December 31, 1995, 1994, and 1993, respectively.

At December 31, 1995, the recorded investment in loans considered to be impaired was $184,061, all of which was on a nonaccrual basis. The related allowance for credit losses on this amount is $11,206. The average recorded investment in impaired loans during 1995 was approximately $278,000. For the year ended December 31, 1995, the Bank recognized interest income on those impaired loans of $4,459 using the cash basis method of income recognition.

The Bank, in the ordinary course of banking business, grants loans to its executive officers and directors including their families and firms in which they are principal owners.

                                                                            -16-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 4 - LOANS (CONTINUED)

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1995 is summarized below:

   Loans outstanding, December 31, 1994                                  $       510,272
   New loans                                                                     315,000
   Repayment                                                                     (72,620)
                                                                         ---------------

   Loans outstanding, December 31, 1995                                  $       752,652
                                                                         ===============

An analysis of the allowance for credit losses for the years ended December 31 follows:

                                                       Audited              Unaudited             Unaudited
                                                         1995                  1994                  1993
                                                   ---------------       ---------------       ----------------
   Balance, January 1                              $       348,398       $       400,894       $        351,733
   Provision for credit losses                              54,000                20,000                 40,000
   Recoveries on loans                                      20,861                23,027                 49,504
   Loans charged off                                      (104,753)              (95,523)               (40,343)
                                                   ---------------       ---------------       ----------------

   Balance, December 31                            $       318,506       $       348,398       $        400,894
                                                   ===============       ===============       ================


NOTE 5 - PREMISES AND EQUIPMENT

An analysis of premises and equipment at December 31 follows:

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
   Land                                                                  $        50,519       $         50,519
   Buildings and improvements                                                    299,035                297,466
   Furniture and equipment                                                       345,640                317,823
                                                                         ---------------       ----------------

   Totals                                                                        695,194                665,808
   Less - Accumulated depreciation and amortization                              467,342                449,597
                                                                         ---------------       ----------------

   Net book value                                                        $       227,852       $        216,211
                                                                         ===============       ================

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $29,081 in 1995, $22,194 in 1994, and $20,205 in 1993.

                                                                            -17-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 6 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $164,500 and $301,200 at December 31, 1995 and 1994, respectively. There is no allowance for losses on other real estate. Other real estate expenses totaled $4,516, $8,285, and $5,849 for 1995, 1994, and 1993, respectively.


NOTE 7 - DEPOSITS

The distribution of deposits at December 31 is as follows:

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
   Non-interest-bearing demand deposits                                  $     5,452,000       $      5,112,000
   Interest-bearing demand deposits                                            3,838,307              4,085,698
   Savings deposits                                                            9,653,000             10,506,000
   Money market deposits                                                       5,658,000              6,402,000
   Time deposits                                                              19,922,000             17,090,000
                                                                         ---------------       ----------------

   Total deposits                                                        $    44,523,307       $     43,195,698
                                                                         ===============       ================

Time deposits of $100,000 or more were $838,000 and $108,000 at December 31, 1995 and 1994, respectively. Interest expense on time deposits of $100,000 or more was $33,000, $7,000, and $9,000 for the years ended December 31, 1995, 1994, and 1993, respectively.


NOTE 8 - INCOME TAXES

The components of the provision for income taxes are as follows for the years ended December 31:

                                                       Audited              Unaudited             Unaudited
                                                         1995                  1994                  1993
                                                   ---------------       ---------------       ----------------
   Current tax expense:
      Federal                                      $       118,050       $       143,183       $        198,814
      State                                                     25                   500                 89,600
                                                   ---------------       ---------------       ----------------

   Total current                                           118,075               143,683                288,414

   Deferred tax expense (credit)                             6,826                 8,096                (13,600)
                                                   ---------------       ---------------       ----------------

   Subtotals                                               124,901               151,779                274,814
   Change in valuation allowance                            14,894                   -0-                    -0-
                                                   ---------------       ---------------       ----------------

   Total provision for income taxes                $       139,795       $       151,779       $        274,814
                                                   ===============       ===============       ================

                                                                            -18-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (CONTINUED)

Included in the total provision for income taxes is expense of approximately $8,000 and $47,000 for the years ended December 31, 1994 and 1993, respectively, related to investment security transactions.

As of December 31, 1995 and 1994, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities. The major components of deferred tax assets and deferred tax liability are as follows:

                                                                             Audited              Unaudited
                                                                               1995                  1994
                                                                         ---------------       ----------------
   Deferred tax assets:
      Reserve for credit losses                                          $        46,303       $        56,466
      Vacation accrued                                                            15,477                14,800
      Net operating losses                                                        14,894                   -0-
      Unrealized loss on securities available for sale                               -0-               160,169
      AMT credit carryover                                                         9,298                 6,638
                                                                         ---------------       ---------------
                                                                                  85,972               238,073
      Valuation allowance                                                        (14,894)                  -0-
                                                                         ---------------       ---------------
      Deferred tax assets                                                         71,078               238,073

   Deferred tax liability - Unrealized gain on
    securities available for sale                                               (114,852)                  -0-
                                                                         ---------------       ---------------
   Net deferred tax assets (liability)                                   $       (43,774)      $       238,073
                                                                         ===============       ===============

The Bank has a separate Wisconsin net operating loss carryforward totaling approximately $285,000 at December 31, 1995. The net operating loss carryforward expires in 2010. Since the Bank is required to file a separate return for Wisconsin and is not expected to generate Wisconsin taxable income, no tax benefit from the loss carryforward is anticipated. The valuation allowance represents the benefit of the loss carryforward which is not expected to be realized.

                                                                            -19-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:

                                    Audited                     Unaudited                     Unaudited
                                     1995                         1994                          1993
                          ---------------------------   --------------------------     -------------------------
                                             % of                           % of                          % of
                                            Pretax                         Pretax                        Pretax
                             Amount         Income          Amount         Income         Amount         Income
                          -------------    --------     --------------   ---------     -------------    --------
Tax expense at
 statutory rate           $     261,546          34     $      276,163          34     $     346,846          34
Increase (decrease)
 in taxes resulting
 from:
   Tax-exempt interest         (130,035)        (17)          (135,710)        (16)         (134,348)        (13)
   State income tax                  17           0                330           0            59,000           6
   Change in valuation
    allowance                    14,894           2                -0-           0               -0-           0
   Other                         (6,627)         (1)            10,996           1             3,316           0
                          -------------    --------     --------------   ---------     -------------    --------
Provision for income
 taxes                    $     139,795          18     $      151,779          19     $     274,814          27
                          =============    ========     ==============   =========     =============    ========


NOTE 9 - RETIREMENT PLAN

The Bank sponsors a defined contribution 401(k) retirement savings plan covering substantially all employees. Employees are allowed to make voluntary contributions to the plan. The Bank makes a matching contribution equal to 25% of employees' contributions. The Bank matches employees' contributions up to 4% of compensation. The Bank may also make a discretionary profit-sharing contribution.

Retirement plan contribution expense charged to operations under the plan totaled $41,949, $50,477, $48,317 for 1995, 1994, and 1993, respectively.

                                                                            -20-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 10 - STOCKHOLDERS' EQUITY

Federal banking regulatory agencies have established capital adequacy rules which take into account risk attributable to balance sheet assets and off-balance-sheet activities. All banks must meet a minimum total risk-based capital ratio of 8%. Of the 8% required, half must be comprised of core capital elements defined as Tier 1 capital. The federal banking agencies also have adopted leverage capital guidelines which banking organizations must meet. Under these guidelines, the most highly rated banking organizations must meet a minimum leverage ratio of at least 3% Tier 1 capital to total assets, while lower rated banking organizations must maintain a ratio of at least 4% to 5%. Based on the Bank's current capital position, the Bank is in compliance with all minimum capital requirements.


NOTE 11 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Financial Accounting Standards Board has issued three statements concerning financial instruments. SFAS No. 105 requires that certain information be disclosed about financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk. SFAS No. 107 requires such entities to disclose the fair value of financial instruments. SFAS No. 119 requires certain disclosures for derivative financial instruments. The Bank does not presently have nor has it had any derivative type instruments requiring disclosure.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:

                                                                             Notional
                                                                              Amount
                                                                         ---------------
   Commitments to extend credit                                          $     1,191,000
   Standby letters of credit                                                      10,000
   Credit card commitments                                                       488,000


                                                                            -21-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 11 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Bank and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Concentration of Credit Risk

The Bank grants residential, commercial, agricultural, and consumer loans within its market area. The ability of debtors to honor their contracts is tied to the economy within this area.


NOTE 12 - SUBSEQUENT EVENT

On February 22, 1996, the Bank signed a Plan and Agreement of Merger and Reorganization to sell 100% of its outstanding shares to F&M Bancorporation, Inc. in exchange for F&M Bancorporation, Inc. stock. This transaction is subject to regulatory and stockholder approval. The transaction is expected to be completed in the fourth quarter of 1996.

                                                                            -22-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Bank to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments:

   Cash and cash equivalents - The carrying value approximates the fair value for these assets.

   Investment securities - Fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

   Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's repayment schedules for each loan classification.

   The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and therefore discounts the estimated fair value.

   Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

   Deposit liabilities - The fair value of deposits with no stated maturity, such as demand, savings, and money market deposits, is equal to the amount payable on demand at the reporting date. The fair value of time deposits are based on the discounted value of contractual cash flows. The discount rate reflects the interest rates currently being offered on similar deposits.

   Off-balance-sheet instruments - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.

                                                                            -23-
                     COMMUNITY STATE BANK AND SUBSIDIARY

                     -----------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents information for financial instruments at December 31, 1995:

                                                                             Carrying             Estimated
                                                                              Amount              Fair Value
                                                                         ---------------       ----------------
   Financial assets:
      Cash and cash equivalents                                          $     3,960,999       $      3,960,999
      Investment securities                                                   28,468,674             28,468,674

      Loans                                                                   20,021,281
      Allowance for loan losses                                                  318,506
                                                                         ---------------

         Net loans                                                            19,702,775            19,994,745
                                                                         ---------------            ----------

   Total financial assets                                                $    52,132,488       $    52,424,418
                                                                         ===============       ===============

   Total financial liabilities - Deposits                                $    44,523,307       $    44,636,862
                                                                         ===============       ===============

Limitations - Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                                                                       Exhibit A

                [Robert W. Baird & Co. Incorporated letterhead]



                                April ___, 1996


Board of Directors
Community State Bank
208 Steele Street
Algoma, Wisconsin  54201-1263

Members of the Board:

      Community State Bank (the "Bank") and F&M Bancorporation ("F&M") are about to enter into a Plan and Agreement of Merger and Reorganization (the "Agreement") pursuant to which Interim Bank, a bank to be organized as a wholly-owned subsidiary of F&M ("Subsidiary") will be merged with and into the Bank. Under the terms of the Agreement, the common stock of F&M ("F&M Common") will be exchanged for the common stock of the Bank ("Bank Stock") with the Exchange Ratio to be determined as follows:

      The Exchange Ratio shall be calculated by dividing the Value Per Bank Share, which will be equal to $12,500,000 (the aggregate price) divided by 46,000 (the number of Bank Shares outstanding) or $271.74 per share (subject to certain possible adjustments) by the F&M Per Price Share which shall mean the average closing price, as quoted on the NASDAQ National Market System for F&M Common for the 15 trading days on which F&M Common is actually traded, immediately preceding five calendar days prior to the closing date of the transaction, provided, however, that the F&M Per Share Price shall not be less than $21.50 or exceed $32.50.

      You have requested our opinion, as investment bankers, as to the fairness of the proposed terms of the Exchange Ratio to the Bank's shareholders from a financial point of view. Robert W. Baird & Co. Incorporated, as part of its investment banking business, is continually engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estates, corporate and other purposes. We are familiar with the markets for common stocks of publicly-traded Midwest-based banks and bank holding companies.

      In arriving at our opinion we have reviewed, studied, or considered, among other things, the following:

         A draft of the Agreement;

         Certain information concerning the Bank including the unaudited financial statements of the Bank for the five years ended December 31, 1995 as filed with bank regulatory authorities;

         Audited financial statements of F&M for the five years ended December 31, 1994 and certain publicly available information concerning F&M, including Annual Reports to Shareholders and Forms 10-K for the five years ended December 31, 1994 and a News Release dated January 23, 1996 containing unaudited financial statements and results for the year ended December 31, 1995;

         Various aspects of the Bank's and F&M's current operations and business histories;

        The market for common stock of Midwest-based banks and bank holding companies and the historical prices and trading activity for the Bank Stock and F&M Common;

        Discussions with management and legal counsel for the Bank and F&M;

        Certain publicly available information with respect to certain other banks and bank holding companies and the nature of terms of their merger and acquisition transactions that we consider similar;

        The pro forma effect of the merger on F&M's capitalization ratios, and earnings and book value per share; and

        Such other information as we deemed relevant to our analysis.

      In such review, we have not examined all the contracts entered into by the Bank or F&M; we have not made an independent evaluation of any of the assets of the Bank or F&M; nor did we make an inspection of any potential environmental issues liability, or of the properties or physical facilities of the Bank or F&M. Neither did we make inquiries of customers, competitors, regulatory bodies or others.

      We have relied upon and assumed without independent verification, the accuracy and completeness of the aforementioned publicly available information of the Bank and F&M and other information provided to us by the Bank and F&M.

      Based upon the foregoing and other matters that we deemed pertinent, and our general knowledge of the valuation of the businesses and their securities, it is our opinion that at the date hereof the consideration to be received by the shareholders of the Bank as set forth in the Agreement is fair to the Bank's shareholders from a financial point of view.

                                                   Very truly yours,

                                                   ROBERT W. BAIRD & CO.
                                                   Incorporated

                                                    draft

                                                   Bernard E. Adee
                                                   First Vice President

                                                                       Exhibit B

                         WIS. STATS. SECTION 221.25(1)

      221.25 CONSOLIDATION OF BANKS. (1) Any 2 or more banks may, with the approval of the commissioner of banking, consolidate into one bank under the charter of either existing bank on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each bank proposing to consolidate and be ratified and confirmed by the affirmative vote of the stockholders of each such bank owning at least two-thirds of its capital stock outstanding and at least two-thirds of any outstanding preferred stock having voting rights, at a meeting to be held on call of the directors, after sending notice of the time, place and object of the meeting to each shareholder of record by registered mail at least 30 days prior to said meeting; provided that the capital stock of such consolidated bank shall not be less than that required under existing law for the organization of a state bank in the place in which it is located. When such consolidation is approved by the commissioner, any shareholder of either of the banks so consolidated who has not voted for such consolidation shall be given notice of the approval by the bank in which the shareholder holds an interest and of the shareholder's right to receive the appraised value for the shareholder's shares. If within 20 days after the date that notice of approval is mailed or delivered to a shareholder the shareholder notifies the directors of the bank in which the shareholder is interested that the shareholder dissents from the plan of consolidation as adopted and approved and desires to withdraw from such bank, the shareholder shall be entitled to receive in cash the value of the shares so held by the shareholder, to be ascertained by an appraisal made by a committee of 3 persons, one to be selected by the shareholders, one by the directors, and the 3rd by the 2 so chosen; the expense of such appraisal shall be bourne by the bank; and in case the value so fixed shall not be satisfactory to the shareholder he or she may within 5 days after being notified of the appraisal appeal to the commissioner, who shall cause a reappraisal to be made by an appraiser or appraisers to be named by said commissioner, which appraisal shall be final and binding, and if said reappraisal shall exceed the value fixed by said committee the bank shall pay the expense of reappraisal, otherwise the shareholder shall pay said expense, and the value so ascertained and determined shall be deemed to be a debt due and be forthwith paid to said shareholder from said bank, and the share or shares so paid shall be surrendered and after such notice as the board of directors may provide, be sold at public auction within 30 days after the final appraisement provided for by this section.

                                                                       Exhibit C

                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION

      Plan and Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 22 day of February, 1996, by and between F & M Bancorporation, Inc., a Wisconsin corporation and Community State Bank, a Wisconsin banking corporation.

1.    Definitions.

      The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

      1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

      1.2 "BANK" shall mean Community State Bank, 208 Steele Street, Algoma, Wisconsin 54201.

      1.3 "BANK Stock" shall mean BANK's voting capital stock $10.00 par value.

      1.4 "BANK Shareholders" shall mean the shareholders of BANK shown in the Schedule previously delivered to F & M.

      1.5 "BANK Counsel" shall mean Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202-3590, Attn: James Sheriff, Esq.

      1.7 "Closing Date" shall mean the date set by mutual agreement of BANK and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

      1.8 "Effective Time" shall mean the date on which the Certificate of Consolidation issued by the State of Wisconsin Commissioner of Banking or the successor thereto (the "Commissioner") is recorded with the Kewaunee County Register of Deeds. The Certificate of Consolidation shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and BANK, but not prior to the Closing Date.

  1.9 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

      1.10 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

      1.11 "F & M Per Share Price" shall mean the average closing price, as quoted on the NASDAQ National Market System ("NASDAQ"), for F & M Common for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction, provided, however, that the F & M Per Share Price shall not be less than Twenty-one and 50/100 Dollars ($21.50) or exceed Thirty-two and 50/100 Dollars ($32.50).

      1.12 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.

      1.13 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

      1.14 "Subsidiary" shall mean F & M Interim Bank, One Bank Avenue, Kaukauna, Wisconsin 54130, a bank to be organized as a wholly-owned subsidiary of F & M for the purpose of this transaction.

      1.15 "Registration Statement" shall mean the Registration Statement of F & M pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of BANK to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

2.    Preamble.

      F & M is a multi-bank holding company with subsidiaries located in Wisconsin. BANK is a Wisconsin banking corporation with its main office in Algoma, Wisconsin and a branch in Forestville, Wisconsin. F & M and BANK, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M and BANK each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

      The parties have considered the proposed merger and believe that a merger between BANK and Subsidiary resulting in BANK becoming a subsidiary of F & M will be in the best interest of their respective corporations and shareholders. The merger of Subsidiary into BANK is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

      In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.    Merger of Subsidiary into BANK.

      3.1 Surviving Corporation. At the Effective Time of the merger, Subsidiary shall be merged into BANK in accordance with the laws of the State of Wisconsin. BANK shall be the surviving corporation and the separate corporate existence, identity, and the organization of Subsidiary, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, BANK shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of Subsidiary and shall be subject to all liabilities, obligations, limitations and duties of Subsidiary as described in this Agreement.

      3.2 Subsidiary Stock Subscription. Subject to the fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common as may be necessary to effect the merger, as described under paragraph 3.3 below.

      3.3 Exchange of BANK Stock. At the Effective Time, the shares of the BANK Stock shall be converted into shares of F & M Common as follows:

         (a) All BANK Shareholders will receive shares of F & M Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the Value Per BANK Share by the F & M Per Price Share. The Exchange Ratio shall be multiplied by the number of shares of BANK Stock held by each BANK Shareholder to determine the number of shares of F & M Common to be issued to that BANK Shareholder.

         (b) The Value Per BANK Share will be equal to Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (the aggregate price) divided by Forty-six Thousand (46,000) (the number of BANK Shares outstanding) or Two Hundred Seventy-one and 74/100 Dollars ($271.74) per share subject to adjustment under paragraph 3.4.

         (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Price Per Share.

      3.4 Adjustment of Value Per BANK Share. The Value Per BANK Share is subject to adjustment if any of the following occurs between the date of this Agreement and the Closing Date:

         (a) The BANK increases the number of outstanding shares of BANK Stock, or is obligated to do so which obligation is enforceable by its holder notwithstanding this Agreement or the BANK issues or agrees to issue any other class of stock or instrument convertible into stock. The actual number of shares of BANK Stock outstanding and any additional shares which BANK is obligated to issue as of the Closing Date shall be divided into the aggregate price to determine the Value Per BANK Share.

         (b) The dividends declared by BANK between January 1, 1996 and the Closing Date (regardless of when such dividends are payable) exceed Three Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00) or the expenses of this transaction [as set forth in paragraph 4.3(d)] exceed the limit established in paragraph 4.3(d), provided, however, that in the event dividends or expenses exceed their respective limits the Exchange Ratio shall be adjusted as follows:

                 (i) The total amount of such excess shall be multiplied by 1.35;

                 (ii) The product determined under sub-paragraph (i) above shall be deducted from Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the aggregate price) and any adjustment under paragraph 3.4(e) below to determine the "revised aggregate price;"

                 (iii) The revised aggregate price shall be used to determine the Exchange Ratio under paragraphs 3.3(a) and (b) above.

                 (iv) The excess amounts for dividends and transaction expenses shall be separately determined and no off-set shall be made if one amount exceeds its limitation and the other does not.

         (c) The actual earnings of BANK, determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, net of tax effect, but without deduction for the expense of this transaction itemized in paragraph 4.3(d) as of the end of the month prior to the month in which closing occurs (the "Actual Earnings") shall not be less than the amounts corresponding to such month end as shown on the attached Schedule A (the "Minimum Earnings"), provided, however, that if the Actual Earnings are less than the Minimum Earnings, the Exchange Ratio shall be adjusted as follows:

                 (i) The total amount of such difference shall be multiplied by 1.35;

                 (ii) The product determined under sub-paragraph (i) above shall be deducted from Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00) (the aggregate price) and any adjustment under paragraph 3.4(b) above to determine the "revised aggregate price;"

                 (iii) The revised aggregate price shall be used to determine the Exchange Ratio under paragraphs 3.3(a) and (b) above.

      3.5 Articles of Incorporation. The Articles of Incorporation of BANK in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

      3.6 Bylaws. The Bylaws of BANK in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

      3.7        Officers and Directors.   The officers and directors of BANK
at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation, provided, however, that nothing in this paragraph shall create any rights in favor of such officers and directors to continued status as such following the consummation of the merger.

4. Representations and Warranties of BANK. BANK, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M each of which is true and correct as of the date hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M:

      4.1 Ownership and Authority. The current BANK Shareholders are identified in the Schedules previously delivered to F & M, which BANK will update periodically as necessary.

      4.2        BANK Organization and Authority.

         (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK's main office is located in Algoma, Wisconsin and its only branch office is located in Forestville, Wisconsin. All necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing.

         (b) BANK is authorized to issue Forty-six Thousand (46,000) shares of BANK Stock, BANK's only class of stock. BANK has Forty-six Thousand (46,000) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable.

         (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

         (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under the mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

         (e) Algoma Investment Corporation ("AIC") is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to carry on its business as now being conducted. AIC is authorized to issue One Thousand (1000) shares of common stock, of which One Thousand (1000) shares legally and validly issued and fully paid nonassessable. BANK is the only shareholder of AIC. AIC has one employee in the State of Nevada.

      4.3        Financial Matters.

         (a) True copies of BANK's consolidated financial statements, consisting of consolidated balance sheets, consolidated statements of operations and consolidated statements of stockholders' equity as of the close of business on December 31, 1995, 1994, and 1993, have been delivered by BANK to F & M ("BANK's Financial Statements"). All of BANK's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of BANK as of their respective dates, and the earnings for the periods covered, all determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis.

         (b) BANK and AIC have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the BANK's Financial Statements as of December 31, 1995, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1996 which are not yet due and the One Hundred Thousand and 00/100 Dollars ($100,000.00) portion of a Five Hundred Thousand and 00/100 Dollars ($500,000.00) U.S. Treasury Note pledged to the Federal Reserve Bank of Chicago as collateral for the BANK's Treasury, Tax and Loan Account. AIC does not own any real property. BANK does not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by it. All real property owned, operated and leased by BANK is in full compliance in all material respects with all applicable federal, state and local statutes and regulations including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations and BANK has not received any citations, notices, charges or other complaints claiming a violation of the foregoing nor is BANK aware of any investigation of any alleged violation.

         (c) All property and assets owned or currently in use by BANK or AIC, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in their possession, are in good operating condition and repair subject only to normal wear and tear. Schedules of all real and personal property owned by BANK has previously been delivered by BANK
to F & M.   If BANK leases any real or personal property, a separate schedule clearly identifying such leased property will be included in the Schedules
delivered by BANK to F & M.   As of the Closing Date, all such property and
assets will be in the condition represented above.

         (d) For the period from October 1, 1995 to September 30, 1996, BANK has projected in good faith that its ordinary earnings determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, net of tax effect shall be Six Hundred Twenty-two Thousand Four Hundred Eighty and 00/100 Dollars ($622,480.00) but without reduction for the expenses of this transaction. The expenses of this transaction are those incurred by BANK for legal, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of BANK by F & M and will be reasonable and customary and will not in any event exceed One Hundred Forty-five Thousand and 00/100 Dollars ($145,000.00).

      4.4 Changes Since December 31, 1995. Since December 31, 1995, with respect to BANK there has not been:

         (a) Any loss, damage, destruction or failure to maintain the tangible assets of BANK (whether or not covered by insurance), or affecting its business or properties, which will materially adversely affect the financial condition or operations BANK.

         (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by BANK ineffective in whole or in part.

         (c) Any acquisition by BANK of a capital asset at a cost in excess of Five Thousand Dollars ($5,000.00) without prior approval of F & M, except for the renovation of Forestville station which will not exceed Fifteen Thousand and 00/100 Dollars ($15,000.00).

         (d)     Any amendment to their Articles of Incorporation or Bylaws.

         (e) Any change in accounting procedures, practices or methods from those used by BANK in prior years except as may be necessary to prepare BANK's 1995 Financial Statements in accordance with generally accepted auditing standards.

         (f) Any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA, or other compensation of any officers, directors, employees or agents of BANK, except that for 1996, BANK may grant wage and/or salary increases consistent with past practices which do not exceed, in the aggregate, four percent (4%) of the wages and salaries being paid as of December 31, 1995.

         (g) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of BANK Stock, any other class of stock, or other securities of BANK.

         (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to BANK's stock or any redemption, purchase or other acquisition by BANK of any stock or any other repayments to the shareholders of BANK provided, however, that for the period from January 1, 1996, to the Closing Date the dividends which are paid or are declared do not exceed in total Three Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00).

         (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases).

         (j) Any borrowings or other indebtedness (excluding deposit liabilities) in excess of the amounts disclosed by BANK's December 31, 1995 Financial Statements, provided, however, that BANK may periodically borrow Fed Funds provided that the total outstanding balances of such borrowing shall not exceed the total amount historically borrowed by BANK for similar purposes.

         (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of BANK in addition to those disclosed by BANK's December 31, 1995 Financial Statements.

         (l) Any sale, transfer or other disposition of assets of BANK except in the normal course of business and consistent with past practices, provided, however, that BANK may not dispose of any securities prior to maturity without the prior consent of F & M.

         (m) Any material change in the manner in which business was being conducted by BANK prior to December 31, 1995, or other material failure by BANK to use its best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

         (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1995, except to the extent such difference is in response to competitive conditions encountered by BANK.

         (o)  The statements made in paragraphs 4.4(a), (b), (c), (d), (e),
(i), (k), (l), (m) and (p) are true and correct if "AIC" is substituted for "BANK" in such paragraphs.

         (p) Any other materially adverse change in BANK's prospects, financial condition, assets, liabilities, properties or business.

      4.5        Liabilities.

         (a) Neither BANK nor AIC have any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving BANK or AIC or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the BANK's Financial Statements described above. To the best of its knowledge, after due and diligent inquiry, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of BANK or AIC.

         (b) To the best of its knowledge, all parties with whom BANK and AIC have contractual arrangements are in compliance therewith. Neither BANK nor AIC has declared, and is not prepared to declare, any such parties in default under any such contractual arrangements. Neither BANK nor AIC is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of BANK or result in the creation of a lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of BANK. None of the contracts to which BANK is a party will be adversely affected by the transaction contemplated by this Agreement.

         (c) To the best of its knowledge, BANK and AIC are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws. Neither BANK nor AIC has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

         (d) Except as disclosed in the Schedules previously furnished by BANK to F & M, no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of its knowledge, threatened against or involving BANK or AIC or affecting their assets, properties or business except as described in paragraph 4.3(b). BANK does not know, or have any grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

         (e) The assets and liabilities or potential liabilities of BANK and AIC are fully insured (except for the deductible thereunder), except for taxes, deposits, repurchase agreements or other similar deposit-type instruments, and any borrowing of Fed Funds and all policies of insurance carried by BANK or AIC are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of BANK or AIC required to be bonded. The limits of coverage, deductibles and other material provisions of such insurance and bonds are disclosed in the Schedules previously delivered by BANK to F & M. Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

      4.6 Taxes. BANK and AIC have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in BANK's Financial Statements and which will be provided for prior to the Closing Date will be adequate for the payment of any unpaid taxes as of such dates. BANK's federal income tax return has never been audited. Neither BANK nor AIC has waived any restrictions on the assessment or collection of taxes or consented to the extension of any statute of limitations relating to any tax liability. BANK has not determined or been advised that BANK may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by BANK or AIC.

      4.7 Contracts and Commitments. Neither BANK nor AIC have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of BANK.

      4.8 Reporting and Withholding on Payment of Interest. To the best of its knowledge, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of its knowledge, all reporting to the IRS required of BANK has been done in a timely manner via proper medium. BANK has not been advised of any violation or potential violation with respect to such reporting requirements.

      4.9        Employees and Employee Benefits.


         (a) BANK is not a party to or bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by the BANK without penalty, (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option employee pension benefit plan or employee welfare benefit plan except as set forth in the Schedules previously delivered by BANK to F & M as set forth in paragraphs 4.9(b) and 4.9(c) to this Agreement.

         (b) All pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") are included in the Schedules previously delivered by BANK to F & M and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To BANK's best knowledge, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

         (c) All employee welfare benefit plans of BANK (the "Welfare Plans") are included in the Schedules previously delivered by BANK to F & M and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

         (d) No person or governmental agency has made any claim against BANK or its directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached, (iii) a failure to comply with federal and state wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) that BANK has committed an unfair labor practice(s).

      4.10       Environmental Matters.

         (a) To the best knowledge of BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to BANK or, to the best of BANK's knowledge upon any real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

         (b) To the best of BANK's knowledge, there have been no such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.10(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by BANK, or which secures a loan made by BANK or may be acquired by BANK in foreclosure.

      4.11 Accuracy of All Statements. No representation or warranty by BANK in this Agreement or otherwise, in any of BANK's Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

      4.12 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which were provided or reviewed by the BANK with respect to BANK will not, at the date it is first mailed or delivered to the BANK's Shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the BANK makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

      4.13 Financial Adviser. Except for the services of Robert W. Baird & Co. Incorporated ("Baird"), BANK has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement. Any fees or expenses payable to Baird shall be paid by BANK.

      4.14 Schedules. The Schedules previously provided by BANK to F & M as itemized in the attached Exhibit 4.14 to this Agreement are true, complete and accurate copies of the documents contained therein. BANK will promptly notify F & M of any changes, amendments, or other modifications to the Schedules.

5.    Representations and Warranties of F & M.

      F & M, by its duly authorized officers, employees or other agents makes the following representations to BANK, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to BANK except as set forth herein.

      5.1        Organization and Authority.

         (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

         (b) Subsidiary will be organized as a banking corporation under the State of Wisconsin and upon organization will have all requisite banking and corporate power and authority to enter into and perform its obligations under this Agreement, upon receiving the approval of F & M and the federal and state regulatory authorities. Subsidiary will be a wholly-owned subsidiary of F & M.

         (c) F & M is authorized to issue Ten Million (10,000,000) shares of F & M Common and has Five Million Nine Hundred Fifty-five Thousand One Hundred Eight (5,955,108) shares issued and outstanding. F & M anticipates increasing its authorized shares to Twenty Million (20,000,000) at its annual shareholders meeting to be held April 23, 1996, and that additional shares of F & M Common may be issued by it prior to the Closing Date. F & M has not announced any other acquisition which will result in the issuance of any
additional shares of    F & M Common.  Additional shares of F & M Common may be
issued by F & M pursuant to its dividend reinvestment plan (up to a maximum of 150,000 shares) or pursuant to its 1993 Stock Option Plans (up to a maximum of 150,000 shares) or pursuant to stock options previously granted to John Johnson (up to a maximum of 14,455 shares) or in connection with the acquisitions of other business entities or their assets which are announced after the date of this Agreement. These outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b).

      5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M is a party, or by which F & M is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M is subject except as set forth in this Agreement.

      5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b).

      5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1994 and 1993, have been delivered by F & M to BANK (F & M's Financial Statements). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

      5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, either threatened, pending or outstanding against or involving F & M or its properties, or business, nor does F & M know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

      5.6        Directors, Officers and Employees of BANK.  Neither    F & M
nor their respective directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK, F & M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of BANK, except that John Meyer will continue in his current position as president of BANK until January 1, 1997 and that Sylven A. Konkel shall be employed pursuant to a written employment agreement with BANK for not less than twelve (12) months after the Closing Date.

      5.7 Accuracy of All Statements. No representation or warranty by F & M in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M pursuant to this Agreement, nor any document or certificate delivered to BANK pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

      5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to the BANK's shareholders, and will not, at the date or dates of the meeting of the BANK's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M make no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it describes the BANK.

      5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M with BANK without the intervention of any broker or third party on behalf of F & M. F & M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

6.    Covenants of BANK.

      BANK hereby covenants and agrees as follows:

      6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of BANK and BANK shall furnish or cause to be furnished to F & M and its authorized representative all information with respect to the affairs and business of BANK as F & M may reasonably request.

      6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, BANK:

         (a) Shall carry on its business diligently and substantially in the same manner as heretofore and BANK shall not engage in or institute any unusual or novel methods of doing business and shall use its best efforts to inform F & M in advance before either introducing any new products or services or modifying any existing products or services.

         (b) Shall not (i) grant any increase in the rates of pay, salary or compensation provided to its officers, directors or employees, which in combination with all increases granted since January 1, 1996 exceed in the aggregate four percent (4%) of the total compensation paid to the officers, directors or employees of BANK as of December 31, 1995, and (ii) shall not increase or decrease the benefits provided under, the contribution to, the cost sharing allocation expense or cost to BANK of any employee fringe benefit or of any of the benefit plans included in the Schedules described in paragraphs 4.9(b) and 4.9(c), except for normal adjustments imposed by third party providers.

         (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with BANK's past business practices.

         (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M or
(iii) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

         (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, option options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except that dividends may be paid by the BANK prior to the Closing Date provided that the total of all dividends paid between January 1, 1996, and the Closing Date shall not exceed Three Hundred Fourteen Thousand and 00/100 Dollars ($314,000.00).

         (f) Shall not amend its Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

         (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

         (h) Shall make adequate provision for any income tax which will be due with respect to any 1996 earnings and shall file all tax reports or returns and pay all income, franchise, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

         (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of BANK.

         (j) Shall use its best efforts (without making any commitments on behalf of F & M) to preserve its business organization intact, to keep available to F & M the present key officers and employees of BANK and to preserve for F & M the present relationships of BANK with its suppliers, customers and others having business relations with them.

         (k) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK prior to their normal maturity dates.

         (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of BANK.

         (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources. F & M and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

         (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop below eight percent (8%).

         (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Commissioner, the FDIC or any other regulatory agency having jurisdiction over BANK.

         (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to BANK, or its businesses or operations.

         (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

      6.3 Audited Financial Statements. BANK shall deliver audited financial statements to F & M for the period ended December 31, 1995 on or before March 31, 1996.

      6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of BANK, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders meeting.

7.    Covenants of F & M.  F & M hereby covenants and agrees as follows:

         (a) As promptly as practicable after the execution of this Agreement, F & M, with the cooperation of BANK, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M, with the cooperation of BANK, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M shall also use its best efforts to qualify under the blue sky laws of the various states in which common shareholders of BANK are located the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for BANK's Shareholders.

         (b) As promptly as practicable after the execution of this Agreement, F & M shall take action to organize Subsidiary, to capitalize Subsidiary and to take such other actions as may be necessary to cause Subsidiary to perform its obligations in connection with this transaction.

         (c) As promptly as practicable after the execution of that Agreement, F & M shall take action to obtain regulatory approval of this transaction.

         (d) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

         (e) F & M shall provide its proposed employment agreement with Sylven A. Konkel as soon as reasonably practical after this Agreement is signed. This employment agreement will provide that Sylven Konkel will remain in his current position and will become president of BANK when John Meyer no longer holds that office. The parties anticipate that Mr. Konkel will be nominated to a position on the BANK's Board of Directors after becoming president.

         (f) Within ten (10) days after its 1995 audited financial statements are in final form, F & M shall deliver a copy thereof to BANK.

         (g) Upon execution of this Agreement, F & M will investigate the availability of directors and officers' liability insurance coverage under its policy covering the directors and officers of F & M and its Subsidiaries and will promptly notify BANK of the availability and coverage under such insurance for BANK's directors and officers upon consummation of the acquisition.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

      8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

      8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, BANK shall have performed all of its obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by it from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

      8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

      8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by BANK's directors and shareholders in accordance with the laws of the State of Wisconsin, including but not limited to the provisions of Wis. Stats. Section 221.565.

      8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired.

      8.6 Accuracy of Financial Statements. In the event interim financial statements are provided to F & M by BANK, F & M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of BANK furnished to F & M and Subsidiary for periods ended after December 31, 1995.

      8.7 BANK Earnings. The Actual Earnings of BANK from October 1, 1995 through the month end prior to the month in which closing occurs, determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis shall not be less than the Minimum Earnings from October 1, 1995, through the month end prior to the month in which closing occurs.

      8.8 Legal Opinion. F & M shall have received the opinion of BANK Counsel referred to in subparagraph 10.3(e).

      8.9 Accountants' Letters. F & M and Subsidiary shall receive before the Closing Date the accountants' letters referred to in subparagraphs 10.3(d).

      8.10 Time Limit on Closing. Closing shall have taken place by October 15, 1996.

      8.11 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M may reasonably request shall have been delivered to F & M. BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

      8.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M shall have received all other federal or state securities permits exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the BANK Stock to consummate the merger.

      8.13 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

      8.14 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the BANK Shareholders shall have executed and delivered documents assigning their shares of BANK Stock to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

      8.15 Affiliates of BANK. Each person who shall be deemed to be an "affiliate" of BANK within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.1, dated as of the Effective Time.

      8.16 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method provided that this condition shall be deemed waived if the disqualification is the result of an omission by F & M.

      8.17 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the execution of this Agreement but prior to the Closing Date.

      8.18 Tax Status. No information has been discovered or made known to F & M to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

      8.19 Dissenters Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests, shall be paid in cash, including amounts paid for fractional shares and amounts paid to BANK Shareholders who exercise their dissenters rights under Wis. Stats. Section 221.25.

9.    Conditions Precedent to BANK's Obligations.

      Each and every obligation of BANK to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

      9.1 Truth of Representations and Warranties. The representations and warranties made by F & M in this Agreement or given on their behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

      9.2 F & M's Compliance. F & M shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or as of the Closing Date, including delivery of the closing documents.

      9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

      9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as BANK may reasonably request shall have been delivered to BANK. F & M shall have delivered certificates in such detail as BANK may reasonably request as to compliance with the conditions set forth in this Article 9.

      9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by BANK.

      9.6 Time Limit on Closing. Closing shall have taken place by October 15, 1996.

      9.7 Legal Opinion. BANK shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

      9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

      9.9 Tax Status. No information has been discovered or made known to BANK to indicate that the IRS has challenged or intends to challenge the status of this transaction as a tax-free reorganization.

      9.10 Tax Opinion. BANK Shareholders shall have received an opinion obtained by BANK at BANK's expense to the effect that the transaction contemplated by this Agreement shall be tax-free to those BANK Shareholders who receive F & M Common in exchange for their BANK Stock (excluding fractional or dissenting shares), provided that if BANK fails to deliver said opinion, F & M may, but is not required to, deliver such an opinion from legal counsel it selects in which case this condition shall be deemed satisfied. If BANK has not made a good faith effort to obtain this opinion from its counsel and such opinion is provided by F & M, the expense and cost of such opinion provided by F & M shall be multiplied by 1.35. This product shall be deducted from the aggregate price and the Exchange Ratio shall be recalculated after making such deduction. In connection with the rendering of the tax opinion referenced in this section, the BANK, F & M and Subsidiary agree to execute certificates in the form attached hereto as Exhibits 9.10 and 9.10(a).

      9.11 Fairness Opinion. BANK shall have obtained a fairness opinion from Robert W. Baird & Co., Incorporated indicating its opinion that the proposed transaction is fair from a financial point of view to the BANK Shareholders.

      9.12 Directors and Officers Liability Insurance. F & M shall furnish evidence to BANK that BANK's directors and officers are covered under the directors and officers liability insurance provided to the directors and officers of F & M and its subsidiaries, which coverage shall include coverage in accordance with the standard terms and conditions of such policy for claims based upon occurrences which occurred prior to F & M acquisition of BANK. In the event such coverage is not available, F & M may satisfy this condition by offering separate coverage to BANK's directors and officers which is substantially equivalent to the coverage carried by BANK as of the date of this Agreement.

10.   Closing.

      10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

      10.2 Rights of BANK Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of BANK Stock, each such outstanding certificate, which prior to the Effective Time represented shares of BANK Stock, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common into which such shares have been converted; provided, however, that unless and until any such certificates representing BANK Stock shall be so surrendered, the stock certificate representing the shares, any dividends or other distributions of any kind payable in respect of shares of F & M Common into which such BANK Stock has been converted, shall be withheld by F & M. Upon the subsequent surrender and exchange of such BANK Stock certificates, such holder of record of the certificates formerly representing shares of BANK Stock (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement to holders of record of shares of F & M Common on or after the Effective Time and prior to the surrender and exchange of the certificates. Delivery of certificates representing shares of F & M Common to former BANK Shareholders who have tendered their certificates for their shares of BANK Stock at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

      10.3 Documents to be Delivered by BANK. At the time of or prior to the closing, BANK shall deliver the following documents:

         (a) A certificate by the chairman, vice-chairman or president of BANK (i) that the representations and warranties made by BANK as the case may be in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that BANK has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, and (iii) that all Schedules and Exhibits delivered by BANK to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

         (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

         (c) Copies of the Articles of Incorporation and Bylaws of BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

         (d) A letter from BANK's certified public accountants, prepared in accordance with Statement on Auditing Standards 72, "Letters for Underwriters and Certain Other Requesting Parties", addressed to F & M dated as of the Closing Date to the effect that (i) the audited financial statements of BANK included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Exchange Act of 1934 and related published rules and regulations,
(ii) nothing came to their attention to cause them to believe that the unaudited condensed interim financial statements of BANK included in the Registration Statement do not conform in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and related published rules and regulations or that such unaudited condensed interim financial statements of BANK included in the Registration Statement require material modifications for them to be in conformity with generally accepted accounting principles, (iii) except as disclosed in the letter, nothing came to their attention to cause them to believe that as of the date not earlier than five (5) days prior to the Closing Date, there was any change from the unaudited condensed interim financial statements of BANK included in the Registration Statement in capital stock, increase in long-term debt or any decrease in stockholders' equity of BANK or there were any decreases for the period from the date of the unaudited condensed interim financial statements of BANK included in the Registration Statement to the date not earlier than five
(5) days prior to the Closing Date, as compared with the corresponding period in the preceding year, in net interest revenue or net income of BANK and that nothing came to their attention to indicate that the condition set forth in paragraph 8.7 had not been met. Such letter to F & M requires delivery of a representation letter to BANK's certified public accountants consistent with the requirements of Statement on Auditing Standards 72.

         (e) A written opinion from BANK counsel dated as of the Closing Date addressed to F & M and F & M Counsel, in form and substance substantially in the form attached hereto as Exhibit 10.3(e)

         (f) Certified copies of resolutions adopted by BANK's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin and of the action taken by the BANK's Shareholders to approve the merger and authorize the acquisition of 10% or more of BANK's Stock by F & M as provided by Wis. Stats.
Section 221.565.

         (g) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

      10.4 Documents to be Delivered by F & M and Subsidiary. At the closing F & M and Subsidiary shall deliver the following documents:

         (a)     Certificates for shares of F & M Common as determined under
Article 3 of this Agreement. Such certificates will be in the name of BANK Shareholders entitled to the same in accordance with their interest in BANK as of the Effective Time provided, however, that any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

         (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

         (c) A certificate by an officer of F & M that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their obligations which are to be performed or complied with by or prior to or as of the Closing Date and (iii) that all Schedules and Exhibits delivered by F & M to BANK are true, correct and complete as of the Closing Date.

         (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to BANK and BANK Counsel in form and substance substantially in the form attached hereto as Exhibit 10.4(d).

         (e) A written opinion from Securities Counsel dated as of the Effective Time addressed to F & M and BANK, reasonably satisfactory in form and substance to F & M Counsel, to the effect that the shares of F & M Common issuable in the transaction are the subject of an effective Registration Statement with the SEC, and that no stop order relating to such Registration Statement has been issued by the SEC and that, to the knowledge of such counsel, no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (f) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.   Law Governing.

      This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.   Assignment.

      This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.   Amendment and Modification.

      This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M and BANK.

14.   Abandonment.

      This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

         (a)     By mutual consent of F & M and BANK;

         (b) By F & M if (i) any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M, or (ii) the F & M Per Share Price is more than Thirty-two and 50/100 Dollars ($32.50) per share; or

         (c) By BANK if (i) any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by BANK, or (ii) the F & M Per Share Price is less than Twenty-one and 50/100 Dollars ($21.50) per share.

         (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the F & M Per Share Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder. In the event F & M declares a stock dividend or stock split, the maximum and minimum F & M Per Share set forth in subparagraphs (b) and (c), above, and in paragraph 1.11, shall be adjusted in proportionately and based upon the stock dividend or stock split.

15.   Notices.

      All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

         (a) If to BANK, to John Meyer, Community State Bank, 208 Steele Street, Algoma, Wisconsin 54201, FAX: 414-487-3642, with a copy to James Sheriff, Esq., Godfrey & Kahn, 780 North Water Street, Milwaukee, Wisconsin 53202-3590, FAX: 414-273-5198.

         (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 414-766-4756.

The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.   Entire Agreement.

      This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.   Counterparts.

      This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.   Binding Effect.

      This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19.   Headings.

      The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.   Confidentiality.

      Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and BANK.

21.   Further Documents.

      F & M, Subsidiary, and BANK agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

1.2. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                            F & M BANCORPORATION, INC. ("F & M")

                                            By:__/s/____________________________
                                                      Gail E. Janssen, President

                                                   ATTEST:

                                            By:__/s/____________________________
                                                       Janet M. Lakso, Secretary

                                                   COMMUNITY STATE BANK ("BANK")

                                          By:__/s/______________________________
                                           James L. Slaby, Chairman of the Board

                                                   ATTEST:

                                            By:__/s/____________________________
                                                           John Meyer, President

REVOCABLE PROXY               COMMUNITY STATE BANK

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                ON MAY __, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      KNOW ALL MEN BY THESE PRESENTS THAT, I, the undersigned do hereby appoint _______________ and ______________, and each of them, my true and lawful attorney, substitute, and proxy, with power of substitution, for me and in my name to vote at the Special Meeting of the Stockholders of Community State Bank (the "Bank"), to be held on the ____ day of May, 1996 at ____ p.m., or at any adjournment of said meeting, with all powers I should have if personally present, hereby revoking all proxies heretofore given:

      1. Approval of the transactions contemplated in an Agreement and Plan of Reorganization and Merger (the "Agreement") among F&M Bancorporation, Inc. ("F&M"), F&M Interim Bank and the Bank, including approval for F&M to acquire and hold up to all of the outstanding shares of the Bank and approval of the merger transaction contemplated in the Agreement in which shares of Bank Common Stock will be converted into shares of F&M Common Stock.

            [ ]  FOR           [ ]  AGAINST            [ ]  ABSTAIN

      2. In their discretion, on such other matters as may properly come before the meeting or any adjournments or postponements thereof;

all as described and set forth in the Notice and Prospectus/Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.


                     Dated: ______________________________________________, 1996


                     ___________________________________________________________
                            (Please sign exactly as name appears at left.)


                     ___________________________________________________________
                     (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY TO THE BANK PROMPTLY USING THE ENCLOSED POST-PAID ENVELOPE.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         F&M is incorporated under the Wisconsin Business Corporation Law (the "WBCL").

         Under Section 180.0851(1) of the WBCL, F&M is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of F&M. In all other cases, F&M is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of F&M, unless it is determined that he or she breached or failed to perform a duty owed to F&M and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with F&M or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under F&M's Articles of Incorporation, Bylaws, any written agreement or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(1) referred to above.

         Under Section 180.0833 of the WBCL, directors of F&M against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

         Article X of F&M's Bylaws provides that F&M will indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of F&M) by reason of the fact that he or she is or was a director or officer of F&M, against expenses reasonably incurred by such person if he or she acted in good faith and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Directors and officers are similarly identified under Article X for any action or suit by or in the right of F&M if they acted in good faith and have not been adjudged to be liable for misconduct in the performance of their duty to F&M. The Bylaws also provide that F&M shall have the power to purchase and maintain insurance on any director or officer for any liability asserted against him or her and incurred by such person arising out of his or her status as an officer or director, whether or not

F&M would have the power to indemnify such person against such liability under the Bylaws or the WBCL. F&M's Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of F&M pursuant to the foregoing provisions, or otherwise, F&M has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by F&M of expenses incurred or paid by a director, officer or controlling person of F&M in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, F&M will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits set forth on the Exhibit Index attached hereto, which is incorporated herein by reference, are filed as part of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                               Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)     The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (x) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KAUKAUNA, STATE OF WISCONSIN, ON APRIL 3, 1996.


                                 F&M BANCORPORATION, INC.


                                 By:  /s/ Gail E. Janssen
                                     -----------------------------------------
                                      Gail E. Janssen, Chairman of the Board
                                      and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gail E. Janssen and Daniel E. Voet, and either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                _______________

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.*

                              SIGNATURE AND TITLE


              /s/ Gail E. Janssen                             /s/ Douglas A. Martin
- ------------------------------------------------    --------------------------------------
        Gail E. Janssen, Chairman of the                  Douglas A. Martin, Director
        Board and Chief Executive Officer

               /s/ Daniel E. Voet                             /s/ Duane G. Peppler
- ------------------------------------------------    --------------------------------------
  Daniel E. Voet, Chief Financial Officer and              Duane G. Peppler, Director
 Treasurer (also, Principal Accounting Officer)

                /s/ Otto L. Cox
- ------------------------------------------------    --------------------------------------
             Otto L. Cox, Director                        Robert C. Safford, Director

               /s/ Paul J. Hernke
- ------------------------------------------------    --------------------------------------
            Paul J. Hernke, Director                      Glenn L. Schilling, Director


              /s/ John W. Johnson                             /s/ Joseph F. Walsh
- ------------------------------------------------    --------------------------------------
           John W. Johnson, Director                        Joseph F. Walsh, Director

_____________
*  Each of the above signatures is affixed as of April 3, 1996.

                            F&M BANCORPORATION, INC.
                               (THE "REGISTRANT")

                                 EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-4


Exhibit                                                   Incorporated Herein                     Filed
Number                       Description                      By Reference                      Herewith
- -------                      -----------                  --------------------                  --------
  2.1           Agreement and Plan of Merger and                                                    X (As
                Reorganization dated as of                                                        Exhibit C
                February 22, 1996, by and among the                                                to the
                Registrant, F&M Interim Bank and                                                 Prospectus/
                Community State Bank*                                                         Proxy Statement)

  5.1           Opinion of Quarles & Brady regarding                                                  X
                legality of securities being
                registered

  8.1           [Form of] Tax Opinion of Godfrey &                                                    X
                Kahn, S.C.

  10.1          Registrant's 1993 Incentive Stock           Exhibit A to Registrant's
                Option Plan                                 Proxy Statement for 1993
                                                            Annual Meeting of
                                                            Shareholders ("1993 Proxy
                                                            Statement")

  10.2          Registrant's 1993 Stock Option Plan         Exhibit B to 1993 Proxy
                for Non-Employee Directors                  Statement

  10.3          Registrant's Executive Bonus Plan           Description thereof under
                                                            "Compensation Committee
                                                            Report on Executive
                                                            Compensation" in 1996 Proxy
                                                            Statement

  10.4          Registrant's Deferred Compensation          Exhibit 10.6 to
                Agreements with:                            Registrant's Report on Form
                                                            10-K for the year ended
                                                            December 31, 1992
     (a)        Gail E. Janssen
     (b)        Duane G. Peppler

  10.5          Registrant's Executive Stock Purchase       Description thereof under
                Plan                                        "Stock Purchase Plan" in
                                                            1996 Proxy Statement

Exhibit                                                   Incorporated Herein                       Filed
Number                       Description                       By Reference                       Herewith
- -------                      -----------                   -------------------                    --------
 10.6          Noncompetition Agreement dated              Exhibit 10.1 to the
               February 11, 1994, between the              Registrant's Report on Form
               Registrant and Robert C. Safford            8-K dated February 11, 1994

 10.7          Agreement dated November 4, 1993,           Exhibit 10.1 to the
               between Pulaski Bank (n/k/a F&M Bank        Registrant's Report on Form
               Northeast) and John W. Johnson              8-K dated March 21, 1994
                                                           ("3/21/94 8-K")

 10.8          Option Agreement dated March 17, 1993,      Exhibit 10.2 to 3/21/94 8-K
               between Pulaski Bancshares, Inc. and
               John W. Johnson, together with the
               assumption thereof by the Registrant
               dated March 21, 1994

 10.9          Stock Exchange Agreement dated as of        Exhibit B to the definitive
               July 20, 1994, as amended October 31,       Prospectus/Proxy Statement
               1994, between the Registrant and Union      dated November 8, 1994,
               State Bank*                                 filed under Rule 424
                                                           pursuant to Registration
                                                           Statement 33-83632

 10.10(a)      Plan and Agreement of Merger and            Exhibit 2.1 to the
               Reorganization dated as of November 1,      Registrant's Report on Form
               1995 by and among the Registrant,           10-Q for the quarter ended
               Monycor Bancshares, Inc. and F&M            September 30, 1995
               Merger Corporation*

 10.10(b)      Amendment No. 1 thereto, dated              Exhibit 2.1(b) to the
               December 1, 1995                            Registrant's Report on Form
                                                           8-K dated February 5, 1996

 10.11         Plan and Agreement of Merger and            Exhibit 10.11 to the
               Reorganization dated as of January 11,      Registrant's Report on Form
               1996 by and between F&M Bank-Lakeland       10-K for the year ended
               and Bradley Bank*                           December 31, 1995 ("1995
                                                           10-K")

 10.12         Branch Purchase Agreement dated as of       Exhibit 10.12 to 1995 10-K
               January 15, 1996 by and between F&M
               Bank-Kaukauna and TCF Bank Wisconsin
               fsb*


Exhibit                                                   Incorporated Herein                       Filed
Number                       Description                       By Reference                       Herewith
- -------                      -----------                   -------------------                    --------

 23.1          Consent of Wipfli Ullrich Bertelson                                                   X
               CPAs.

 23.2          Consent of Quarles & Brady                                                            X
                                                                                               (included in
                                                                                               Exhibit 5.1)

 23.3          [Form of] Consent of Godfrey & Kahn,                                                  X
               S.C.                                                                             included in
                                                                                               Exhibit 8.1)

 23.4          [Form of] Consent of Robert W. Baird &                                                X
               Co. Incorporated

 24            Power of Attorney (contained on the                                                   X
               Signature Page)

__________________

* Excluding schedules and exhibits, which are identified in such documents. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.